   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1997

                                                      REGISTRATION NO. 333-36549

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                               AMENDMENT NO. 1 TO
                                    Form S-1

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------

                             PHILIP SERVICES CORP.
             (Exact name of Registrant as specified in its charter)
                                    ONTARIO
    (Province, state or other jurisdiction of incorporation or organization)
                                      4953
            (Primary Standard Industrial Classification Code Number)
                                 NOT APPLICABLE
                      (I.R.S. Employer Identification No.)

                   100 KING STREET WEST, P.O. BOX 2440, LCD1
                           HAMILTON, ONTARIO, CANADA
                                    L8N 4J6
                                 (905) 521-1600
  (Address (including postal or zip code) and telephone number (including area code)
                  of registrant's principal executive offices)

                      PHILIP ENVIRONMENTAL (NEW YORK) INC.
                           C/O CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10010
                                 (212) 664-1666
            (Name, address (including zip code) and telephone number
                  (including area code) of agent for service)
                      ------------------------------------

                                   COPIES TO:

            ROBERT M. CHILSTROM, ESQ.                            EDWIN L. MILLER, JR., ESQ.
    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                   TESTA, HURWITZ & THIBEAULT, LLP
                919 THIRD AVENUE                                       125 HIGH STREET
            NEW YORK, NEW YORK 10022                             BOSTON, MASSACHUSETTS 02110
                 (212) 735-3000                                        (617) 248-7000

                      ------------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM
   TITLE OF EACH CLASS                              PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
   OF SECURITIES TO BE           AMOUNT TO BE        OFFERING PRICE      OFFERING    REGISTRATION
        REGISTERED               REGISTERED(1)        PER UNIT(2)        PRICE(2)         FEE
--------------------------------------------------------------------------------------------------
  Common Shares, no par
  value...................     23,000,000 shares        US$19.29      US$443,670,000  US$134,446

--------------------------------------------------------------------------------
(1) Includes Common Shares that (i) are to be offered and sold in the United States, (ii) are to be offered outside the United States but that may be resold from time to time in the United States during the distribution and
    (iii) may be purchased by the Underwriters pursuant to over-allotment options and resold in the United States.

(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been fixed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             Subject to Completion
                               September 26, 1997
PROSPECTUS
                                                                          [LOGO]

20,000,000 SHARES

PHILIP SERVICES CORP.
COMMON SHARES
(NO PAR VALUE)

All of the common shares (the "Common Shares") offered hereby are being issued and sold by Philip Services Corp. ("Philip" or the "Company"). Of the Common
Shares offered,        Common Shares are being offered by the U.S. Underwriters
(as defined herein) in the United States (the "U.S. Offering") and        Common
Shares are being offered by the International Underwriters (as defined herein) in a concurrent offering outside the United States (the "International Offering" and, together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The public offering price and the underwriting commission per share will be identical for the U.S. Offering and the International Offering. The closing of each of the U.S. Offering and the International Offering is conditioned upon the other. See "Underwriting."

The outstanding Common Shares are listed on the New York Stock Exchange (the "NYSE"), The Toronto Stock Exchange (the "TSE") and the Montreal Exchange (the "ME") under the symbol "PHV." On September 23, 1997, the last reported sale price of the Common Shares on the NYSE, the TSE and the ME was US$19.31, Cdn$26.90 and Cdn$26.60, respectively. See "Price Range and Trading Volume of the Common Shares."

See "Risk Factors" commencing on page 14 for a discussion of certain factors that should be considered by potential investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                               PRICE TO                UNDERWRITING            PROCEEDS TO
                                               PUBLIC                  COMMISSION              COMPANY(1)
Per Share...................................   US$                     US$                     US$
Total(2)....................................   US$                     US$                     US$

--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at US$2,500,000.
(2) The Company has granted to the U.S. Underwriters and the International
    Underwriters 30-day options to purchase up to         and         additional
    Common Shares, respectively, at the Price to Public, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting Commission and Proceeds to Company
    will be US$      , US$      and US$      , respectively. See "Underwriting."

The Common Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Common Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through
the facilities of The Depository Trust Company, on or about       , 1997.

SALOMON BROTHERS INC                                         MERRILL LYNCH & CO.
The date of this Prospectus is       , 1997.

                               INSIDE FRONT COVER

                              [MAP OF FACILITIES]

[THE FOLLOWING NAMES APPEAR IN AN ORGANIZATIONAL CHART OF THE COMPANY'S BUSINESS
                                    UNITS:]

                             Philip Services Corp.
                Metals Recovery Group (Steel, Copper, Aluminum)
       Industrial Services Group (On-Site Services, By-Products Recovery,
                 Environmental Services, Utilities Management)

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF COMMON SHARES PRIOR TO THE PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON SHARES AND THE PURCHASE OF COMMON SHARES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                   GATEFOLD 1

 Photograph:   Shot of steel scrap bundles
     Caption   STEEL
               Philip's facilities can annually process over 4 million tons of ferrous scrap, a significant raw material in steel manufacturing.
 Photograph:   Cable and wire scrap being loaded onto conveyor by bobcat.
    Caption:   COPPER
               Philip is the largest processor of cable and wire scrap in North America, recovering copper, aluminum and plastics.
 Photograph:   Man in white hardhat ladling molten aluminum into ingots to produce deoxidizing products.
    Caption:   ALUMINUM
               Deoxidizing products processed from aluminum scrap are supplied to steel mills and are used to eliminate gas bubbles in molten steel.
 Photograph:   Worker welding pipes at refinery.
    Caption:   INDUSTRIAL SERVICES
               Philip provides integrated maintenance services for refineries, petrochemical facilities and power plants, including specialized welding services.
 Photograph:   Two men in yellow suits in front on CN train.
    Caption:   INDUSTRIAL SERVICES
               Philip provides single vendor on-site industrial cleaning and waste management services to CN Rail facilities.

                                   GATEFOLD 2

   [DESCRIPTION OF BACKGROUND FOR GATEFOLD SPREAD: THREE PHILIP EMPLOYEES IN
    COMPLETE PROTECTIVE CLOTHING LEANING ON SHOVELS AND STANDING IN FRONT OF
                      ELECTRIC ARC FURNACE AT STEEL MILL.]

                                                                   [PHILIP LOGO]

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     Philip is a corporation existing under the laws of the Province of Ontario, Canada. A majority of Philip's current directors and officers, and certain experts named herein, are residents of Canada, and all or a substantial portion of the assets of such persons and a substantial part of the assets of Philip are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on such persons, or to realize, in the United States, upon judgments rendered against Philip or such persons predicated upon the civil liability provisions of the U.S. Federal securities laws. In addition, there is substantial doubt as to the enforceability in Canada against Philip or such persons, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the U.S. Federal securities laws.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (1) heightened competition, including the intensification of price competition and the entry of new competitors; (2) adverse state, federal and Canadian legislation and regulation; (3) failure to obtain new customers or retain existing customers; (4) inability to carry out marketing and/or expansion plans; (5) failure to successfully integrate acquired businesses and/or to acquire additional businesses on favorable terms; (6) loss of key executives; (7) changes in interest rates; (8) general economic and business conditions which are less favorable than expected and (9) unanticipated changes in industry trends. See "Risk Factors."

                     PRESENTATION OF FINANCIAL INFORMATION

     The historical consolidated financial statements of Philip contained in this Prospectus are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). These principles conform in all material respects with accounting principles generally accepted in the United States ("U.S. GAAP"), except as described in Note 18 to the audited historical consolidated financial statements of Philip (the "Consolidated Financial Statements of the Company") included elsewhere in this Prospectus.

     Except for the Consolidated Financial Statements of the Company and except where otherwise indicated, all dollar amounts in this Prospectus are expressed in U.S. dollars. References to $ are to U.S. dollars, and references to Cdn$ are to Canadian dollars.

                           EXCHANGE RATE INFORMATION

     The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based on the inverse of the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"):

                        SIX MONTHS ENDED
                            JUNE 30,                          FISCAL YEARS ENDED DECEMBER 31,
                      --------------------      -----------------------------------------------------------
                       1997         1996         1996         1995         1994         1993         1992
                      -------      -------      -------      -------      -------      -------      -------
Low..............      0.7145       0.7235       0.7235       0.7023       0.7103       0.7439       0.7761
High.............      0.7487       0.7391       0.7513       0.7527       0.7632       0.8046       0.8757
End..............      0.7241       0.7322       0.7301       0.7323       0.7128       0.7544       0.7865
Average..........      0.7269       0.7310       0.7330       0.7307       0.7302       0.7733       0.8242

     On September 23, 1997, the inverse of the Noon Buying Rate was $0.7193 per Cdn$1.00.
                      ------------------------------------

     Fast Draw(R), Fast Clean(R), Life Guard(R), WeldSmart (R) and EPOC(R) are trademarks, trade names or servicemarks of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. In this Prospectus, the terms "Company" or "Philip" mean Philip Services Corp., its predecessors and its direct and indirect subsidiaries, unless the context otherwise indicates. Prospective investors should carefully consider the factors set forth herein under "Risk Factors" and are urged to read this Prospectus in its entirety. Unless otherwise specifically indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment options. All dollar references ($) in this Prospectus are to U.S. dollars unless otherwise specifically indicated. References to Cdn$ are to Canadian dollars.

                                  THE COMPANY

     The Company is one of North America's leading suppliers of resource recovery and industrial services. The Company has the largest integrated network of metals recovery and industrial services operations in North America, servicing over 50,000 industrial and commercial customers from over 300 locations. The Company applies proprietary technologies to reduce the cost and downtime associated with industrial cleaning and plant turnaround activities, and to recover value from industrial by-products and metal bearing residuals. The Company has achieved its leading position in the metals recovery and industrial services markets through internal growth and through the acquisition and integration of 40 companies since the beginning of 1996. As a result, the Company is viewed as a leading consolidator in the metals recovery and industrial services industries. The Company's primary base of operations is in the United States, with over 70% of the Company's worldwide revenue generated in U.S. dollars in the six months ended June 30, 1997. At September 23, 1997, the aggregate market value of the outstanding Common Shares was $1.974 billion.

     The Company's business is organized into two operating divisions -- the Metals Recovery Group and the Industrial Services Group. The Metals Recovery Group's three primary business operations are ferrous (steel), copper and aluminum processing and recycling. The ferrous metals operations include the collection and processing of ferrous scrap materials for shipment to steel mills and the provision of related mill services. Ferrous operations also include steel service centers that process and distribute structural steel products. Copper operations are comprised of cold process mechanical recovery facilities, scrap management, the management of material recycling centers for the telecommunications industry, and copper refining. The group's aluminum recycling operations process aluminum dross, a by-product of primary aluminum production, and produce aluminum deoxidizing products and alloys from aluminum scrap. Both the ferrous and non-ferrous operations of Philip provide significant brokerage capabilities for scrap materials and primary metals, including steel, copper, aluminum and tin. The Company services the steel, telecommunications, aluminum, wire and cable and automotive industries, as well as utilities. Major customers for the Company's ferrous processing operations include Armco, ASW, Copperweld, Dofasco, Republic Engineered Steels, Stelco and Timken. Major customers for the Company's non-ferrous processing operations include AK Steel, Bethlehem Steel, Chrysler Canada, Noranda and Southwire.

     The Industrial Services Group is the largest integrated provider of on-site industrial services, by-products recovery and environmental services in North America, with a network of over 250 facilities. The Industrial Services Group's operations are divided into four main activities: on-site industrial services, by-products recovery, environmental services and utilities management. On-site industrial services include industrial cleaning and maintenance, waste collection and transportation, container services and tank cleaning, turnaround and outage services, mechanical contracting and refractory services. By-products recovery includes distillation, engineered fuel blending, paint overspray recovery, organic and inorganic processing and polyurethane recycling. Environmental services include strategic resource management, decommissioning, remediation, environmental consulting and engineering, and analytical and emergency response services. Major clients include BASF, Boise Cascade, Chevron, Conoco, Dupont, Ford, General Electric, General Motors, Monsanto, PPG and Shell.

     According to industry sources, the North American market for resource recovery and industrial services is estimated to be a $50 billion market growing at over 10% annually. The market is driven by manufacturers' desire to increase efficiency and enhance competitiveness through increased outsourcing of non-core services, a reduction in the number of vendors from which outsourced services are purchased, and by maximizing resource recovery opportunities from waste and by-products streams. The market for industrial services and resource recovery is fragmented and primarily served by small, specialized regional service providers. Resource recovery and industrial services are prime candidates for outsourcing as neither are core activities and both benefit from the expertise and economies of scale an outside supplier can provide.

     The Company believes that it has developed a strategy to enhance its leadership position by capitalizing on these industry trends. Key elements of the Company's strategy include the following:

     -  Increase sales to existing customers by cross-selling services;

     - Pursue strategic acquisitions that will broaden the Company's services to existing customers or in key geographic regions with significant industrial activity;

     - Continue to vertically integrate its collection, processing and distribution network; and

     - Continue to develop and apply innovative process and service technologies.

                             COMPETITIVE STRENGTHS

     The Company believes the following competitive strengths enhance its leadership position in the resource recovery and industrial services sectors:

     Broadest Range of Integrated Services: Philip offers the broadest range of metals recovery, by-products recovery and industrial and environmental services in the industry. The Company believes it can better assist its clients achieve lower costs and improve operating efficiencies by providing single source solutions.

     Broad Geographic Network: The Company's broad geographic network, unlike its regional competitors, can support the requirements of its customers throughout North America. This network enables the Company to effectively package and cross-sell services to large North American accounts.

     Proprietary Technologies: The Company has developed a series of proprietary waste minimization, recovery and industrial cleaning and turnaround processes. These proprietary technologies enable the Company to recover a higher percentage of usable components and reduce both disposal costs and downtime associated with turnaround operations.

     Leading Consolidator: The industrial services sector is highly fragmented and is undergoing rapid consolidation in response to market demands for vendor reduction and broad geographic service capabilities. Philip is a leading consolidator in the industry as a result of its financial strength, focused strategy and multi-service capabilities.

                              RECENT ACQUISITIONS

     Over the past five years, the Company has focused on increasing its revenue base, its range of services and its geographic network of facilities throughout North America through a series of strategic acquisitions. The Company intends to continue to selectively pursue acquisitions in the United States and Canada in the resource recovery and industrial services industries. The Company also intends to pursue international markets by expanding its ferrous operations in the United Kingdom and by supporting the European operations of its North American clients. The following are the principal acquisitions completed by the Company since June 30, 1997. Since revenues reported by the acquired businesses were in certain instances prepared on a different basis of presentation than those of the Company, such reported revenues are not necessarily indicative of the revenues that would have been recognized by the Company on a pro forma basis or that will be recognized by the Company in future periods.

     METALS RECOVERY

     Intermetco. In August 1997, Philip completed the acquisition of Intermetco Limited ("Intermetco"), a Canadian corporation, for a total consideration of Cdn$66 million, including the assumption of Cdn$8 million in debt. The acquisition price was paid with Cdn$4.7 million in cash and by the issuance of approximately 2.7 million Common Shares. Intermetco is a scrap and recycling processor which also manufactures and distributes pipe and tubular products. Intermetco reported sales of Cdn$194.9 million for the fiscal year ended December 31, 1996. The acquisition enhances Philip's ability to supply its steel industry clients with fully integrated services, from raw materials to by-products processing and distribution services. The Company believes that significant synergies will be realized through the increased tonnage processed at the Company's existing facilities, and through the integration of Intermetco's pipe and tubular products operations into Philip's southwestern and southeastern steel processing and distribution networks.

     Roth. In July 1997, Philip purchased Roth Bros. Smelting Corp. ("Roth"), a private company based in Syracuse, New York, for a total consideration of approximately $52 million, including the assumption of $6.7 million in debt. The acquisition price was paid with $37.5 million in cash and by the issuance of approximately 422,000 Common Shares. Roth is a manufacturer of secondary aluminum alloy products for the automotive and other industrial manufacturing industries which recorded sales of approximately $94 million for the fiscal year ended December 31, 1996. The Company believes the acquisition of Roth expands its aluminum alloy operations and will result in greater market penetration of the automotive manufacturers that are heavily concentrated in the Great Lakes region.

     INDUSTRIAL SERVICES

     Allwaste. In July 1997, Philip acquired Allwaste, Inc. ("Allwaste") for a total consideration of $502 million, including the assumption of $142 million in debt. The acquisition price was paid by the issuance of approximately 23 million Common Shares. Allwaste is an integrated provider of industrial and environmental services which reported revenues of $382.2 million for the fiscal year ended August 31, 1996. The Company believes the acquisition of Allwaste significantly broadens the Company's service offerings, expands its geographical presence in the United States and significantly increases its customer list. In addition, Allwaste is expected to provide the Company with opportunities to rationalize operations, to enhance revenues through the cross-selling of services and to improve asset utilization.

     Serv-Tech. In July 1997, Philip completed the acquisition of Serv-Tech Inc. ("Serv-Tech") for a total consideration of $58 million, including the assumption of $15 million in debt. The acquisition price was paid by the issuance of approximately 2.7 million Common Shares. Serv-Tech is an integrated provider of specialty services and products, including turnaround project management services, electrical and instrumentation management services, and specialty chemicals products. Serv-Tech reported revenues of $142.4 million for the fiscal year ended December 31, 1996. The Company believes the acquisition will strengthen its position in industrial maintenance and turnaround services. In addition, the acquisition will broaden the Company's customer base in the petrochemical and oil and gas utility industries.

                                CREDIT FACILITY

     On August 11, 1997, the Company and Philip Environmental (Delaware) Inc. ("PEI"), a wholly owned subsidiary of the Company, entered into a Credit Agreement with a group of Canadian and United States financial institutions, providing for a revolving credit facility (the "Credit Facility") up to a maximum amount of $1.5 billion. The Credit Facility, which is secured by a pledge of all securities held by the Company and PEI in all of their material subsidiaries has a five-year term. Borrowings under the Credit Facility bear interest at varying rates, depending on the nature of the loan and the Company's compliance with certain financial ratios. See "Description of Certain Indebtedness -- Credit Facility."
                      ------------------------------------

     Philip is a corporation existing under the laws of the Province of Ontario. The Company's head office is located at 100 King Street West, P.O. Box 2440, LCD1, Hamilton, Ontario, Canada, L8N 4J6 and its telephone number is (905) 521-1600.

                                 THE OFFERINGS

COMMON SHARES OFFERED:
  U.S. OFFERING...............                Shares
  INTERNATIONAL OFFERING......                Shares
                                 -------------------
     TOTAL....................     20,000,000 Shares
                                 -------------------

COMMON SHARES TO BE
  OUTSTANDING AFTER THE
  OFFERINGS................  122,214,491 shares(1)

USE OF PROCEEDS............  Net proceeds of the Offerings in the amount of approximately $369.22 million will be used to repay indebtedness outstanding under the Company's Credit Facility. See "Use of Proceeds."

NYSE, TSE AND ME STOCK
  EXCHANGE SYMBOL..........  "PHV"
---------------

(1) Based on 102,214,491 Common Shares outstanding as of September 23, 1997. Excludes options outstanding at September 23, 1997 to purchase up to 9,198,690 Common Shares, of which options to acquire 4,232,871 Common Shares were then exercisable, at prices ranging from Cdn$6.75 to Cdn$26.75.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table presents summary historical consolidated financial data of Philip for the periods indicated, including the accounts of all companies acquired prior to the end of the respective reporting periods. These companies, all of which were acquired in transactions accounted for as purchases, are included from their respective dates of acquisition. The selected historical consolidated financial data for Philip as of and for the three years ended December 31, 1996 is derived from the audited Consolidated Financial Statements of Philip and as of and for the six months ended June 30, 1996 and 1997 is derived from the unaudited interim consolidated financial statements of Philip, which in the opinion of management include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. For all periods indicated, the selected historical consolidated financial data reflects Philip's former municipal and commercial solid waste operations, which were sold in August 1996, as a discontinued operation. Philip prepares its Consolidated Financial Statements in accordance with Canadian GAAP. The summary historical consolidated financial data set forth below is presented in both Canadian GAAP and U.S. GAAP. Canadian GAAP conforms in all material respects with U.S. GAAP, except as described in Note 18 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The selected historical consolidated financial data should be read in conjunction with the accompanying Consolidated Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus. Selected historical consolidated financial data of the Company presented in U.S. GAAP (in U.S. dollars) is disclosed in this Prospectus following the Consolidated Financial Statements of the Company. Philip did not pay any cash dividends during the periods set forth below.

                                                        SIX MONTHS ENDED JUNE 30,
                                                                                           FISCAL YEARS ENDED DECEMBER 31,
                                                        --------------------------    -----------------------------------------
                                                           1997           1996           1996           1995           1994
                                                        -----------    -----------    -----------    -----------    -----------
                                                                   (THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AND
                                                                                  PER SHARE AMOUNTS)
CANADIAN GAAP:
STATEMENTS OF EARNINGS DATA:
Revenue..............................................   $   856,629    $   323,397    $   802,490    $   648,311    $   489,740
Operating expenses...................................       701,300        251,586        615,462        489,569        366,649
Selling, general and administrative..................        63,461         33,445         78,053         66,563         51,216
Depreciation and amortization........................        24,148         15,438         33,966         25,510         21,354
                                                          ---------      ---------      ---------      ---------      ---------
Income from operations...............................        67,720         22,928         75,009         66,669         50,521
Interest expense.....................................        19,212         15,023         24,598         28,187         21,750
Other income and expense-net.........................        (5,522)        (2,459)        (4,782)        (3,689)        (2,122)
                                                          ---------      ---------      ---------      ---------      ---------
Earnings from continuing operations before tax.......        54,030         10,364         55,193         42,171         30,893
Income taxes.........................................        16,392          2,707         15,180         12,354          8,769
                                                          ---------      ---------      ---------      ---------      ---------
Earnings from continuing operations..................        37,638          7,657         40,013         29,817         22,124
Discontinued operations (net of tax).................            --          7,234         (1,005)         2,894          2,502
                                                          ---------      ---------      ---------      ---------      ---------
Net earnings.........................................   $    37,638    $    14,891    $    39,008    $    32,711    $    24,626
                                                          =========      =========      =========      =========      =========
Basic earnings per share:
  Continuing operations..............................   $      0.53    $      0.19    $      0.79    $      0.80    $      0.61
  Discontinued operations............................            --           0.18          (0.02)          0.08           0.07
                                                          ---------      ---------      ---------      ---------      ---------
                                                        $      0.53    $      0.37    $      0.77    $      0.88    $      0.68
                                                          =========      =========      =========      =========      =========
Fully diluted earnings per share:
  Continuing operations..............................   $      0.52    $      0.19    $      0.72    $      0.68    $      0.55
  Discontinued operations............................            --           0.14          (0.01)          0.05           0.05
                                                          ---------      ---------      ---------      ---------      ---------
                                                        $      0.52    $      0.33    $      0.71    $      0.73    $      0.60
                                                          =========      =========      =========      =========      =========
Weighted average number of common shares outstanding
  (000s).............................................        70,970         40,586         50,632         37,342         36,209
                                                          =========      =========      =========      =========      =========
BALANCE SHEET DATA (END OF PERIOD):

Working capital......................................   $   526,982    $   156,563    $   347,501    $   106,604    $    88,269
Total assets.........................................     1,694,437      1,030,988      1,345,719      1,002,912        860,583
Total debt(1)........................................       692,280        404,282        414,768        421,355        400,251
Shareholders' equity.................................       692,383        420,842        623,351        312,102        277,882
OTHER DATA:
Amortization.........................................   $     7,055    $     5,188    $    11,720    $     9,798    $     7,869
Depreciation.........................................        17,093         10,250         22,246         15,712         13,485
Additions to property, plant & equipment.............        44,539         22,810         59,847         37,016         29,910

                                                   SIX MONTHS ENDED JUNE 30,
                                                                                         FISCAL YEARS ENDED DECEMBER 31,
                                                  ----------------------------      -----------------------------------------
                                                     1997             1996             1996            1995           1994
                                                  -----------      -----------      -----------      ---------      ---------
                                                               (THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AND
                                                                              PER SHARE AMOUNTS)
U.S. GAAP:
STATEMENTS OF EARNINGS DATA:
Revenue.......................................    $   856,629      $   323,397      $   742,975      $ 648,311      $ 489,740
Operating expenses............................        701,300          251,586          563,393        489,569        366,649
Selling, general and administrative...........         63,461           33,445           75,674         66,563         51,216
Depreciation and amortization.................         24,148           15,438           33,006         25,510         21,354
                                                    ---------         --------        ---------      ---------       --------
Income from operations........................         67,720           22,928           70,902         66,669         50,521
Interest expense..............................         19,212           15,023           22,157         25,557         19,339
Other income and expense-net..................         (5,522)          (2,459)          (4,708)        (3,689)        (2,122)
                                                    ---------         --------        ---------      ---------       --------
Earnings from continuing operations before
  tax.........................................         54,030           10,364           53,453         44,801         33,304
Income taxes..................................         16,392            2,707           13,755         12,354          8,769
                                                    ---------         --------        ---------      ---------       --------
Earnings from continuing operations...........         37,638            7,657           39,698         32,447         24,535
Discontinued operations (net of tax)..........             --            7,234           (1,005)         2,894          2,502
                                                    ---------         --------        ---------      ---------       --------
Net earnings..................................    $    37,638      $    14,891      $    38,693      $  35,341      $  27,037
                                                    =========         ========        =========      =========       ========
Primary earnings per share:
  Continuing operations.......................    $      0.53      $      0.19      $      0.79      $    0.87      $    0.68
  Discontinued operations.....................             --             0.18            (0.02)          0.08           0.07
                                                    ---------         --------        ---------      ---------       --------
                                                  $      0.53      $      0.37      $      0.77      $    0.95      $    0.75
                                                    =========         ========        =========      =========       ========
Fully diluted earnings per share:
  Continuing operations.......................    $      0.52      $      0.19      $      0.69      $    0.68      $    0.55
  Discontinued operations.....................             --             0.14            (0.01)          0.05           0.02
                                                    ---------         --------        ---------      ---------       --------
                                                  $      0.52      $      0.33      $      0.68      $    0.73      $    0.57
                                                    =========         ========        =========      =========       ========
Weighted average number of common shares
  outstanding (000s)..........................         70,970           40,586           50,073         37,342         36,209
                                                    =========         ========        =========      =========       ========
BALANCE SHEET DATA (END OF PERIOD):
Working capital...............................    $   526,982      $   156,563      $   347,501      $ 106,604      $  88,269
Total assets..................................      1,687,430        1,026,211        1,338,692        998,135        855,681
Total debt(1).................................        692,280          418,645          414,768        437,100        419,082
Shareholders' equity..........................        685,376          401,702          616,324        291,580        254,150
OTHER DATA:
Amortization..................................    $     7,055      $     5,188      $    11,016      $   9,798      $   7,869
Depreciation..................................         17,093           10,250           21,990         15,712         13,485
Additions to property, plant and equipment....         44,539           22,810           59,847         37,016         29,910

---------------

(1) Total debt includes the current portion of long-term debt.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The summary unaudited pro forma consolidated financial data set forth below should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information and related Notes included elsewhere in this Prospectus. The summary unaudited pro forma financial information is presented as if the acquisitions of Allwaste (completed on July 31, 1997), Intsel Southwest Limited Partnership (completed on September 27, 1996) ("Intsel") and Luntz Corporation (completed on December 23, 1996) ("Luntz") had occurred on January 1, 1996 (for Statements of Earnings purposes) and as if the acquisition of Allwaste had occurred on June 30, 1997 (for Balance Sheet purposes). The summary unaudited pro forma statement of earnings data and balance sheet data do not take into consideration other acquisitions completed by Philip in 1996 and 1997, which acquisitions are not sufficiently material, either individually or in the aggregate, to require pro forma disclosure under applicable disclosure rules. The summary unaudited pro forma financial information is presented in U.S. dollars and on the basis of U.S. GAAP, and excludes Philip's former municipal and commercial solid waste operations and Allwaste's former glass recycling operations since they are discontinued operations. This pro forma financial information does not purport to represent what Philip's results of operations or financial position would have been had the acquisitions of Allwaste, Intsel and Luntz occurred on the dates indicated or for any future period or at any future date.

                                                                                  PRO FORMA
                                                            ------------------------------------------------------
                                                              SIX MONTHS
                                                                 ENDED                           FISCAL YEAR ENDED
                                                             JUNE 30, 1997                       DECEMBER 31, 1996
                                                            ---------------                      -----------------
                                                              (thousands of dollars, except share and per share
                                                                                   amounts)
U.S. GAAP
STATEMENTS OF EARNINGS DATA:
Revenue................................................        $ 817,843                            $ 1,162,306
Operating expenses.....................................          656,721                                907,915
Selling, general and administrative....................           66,536                                113,251
Depreciation and amortization..........................           37,003                                 67,740
                                                              ----------                             ----------
Income from operations.................................           57,583                                 73,400
Interest expense.......................................           18,926                                 32,479
Other income and expense-net...........................           (5,870)                                (6,765)
                                                              ----------                             ----------
Earnings from continuing operations before tax.........           44,527                                 47,686
Income taxes...........................................           16,071                                 18,193
                                                              ----------                             ----------
Minority interest......................................              138                                   (101)
                                                              ----------                             ----------
Earnings from continuing operations....................        $  28,318                            $    29,594
                                                              ==========                             ==========
Primary earnings per share.............................        $    0.30                            $      0.38
                                                              ----------                             ----------
Fully diluted earnings per share.......................        $    0.29                            $      0.36
                                                              ==========                             ==========
Weighted average number of common shares
  outstanding (000s)...................................           94,026                                 77,284
                                                              ==========                             ==========
OTHER DATA:
Amortization...........................................           10,655                                 15,795
Depreciation...........................................           26,348                                 51,945
Additions to property, plant and equipment.............           50,254                                 66,677

                                                                                              JUNE 30, 1997
                                                                                     -------------------------------
                                                                                                        PRO FORMA
                                                                                      PRO FORMA       AS ADJUSTED(1)
                                                                                     -----------      --------------
                                                                                         (thousands of dollars)
BALANCE SHEET DATA (END OF PERIOD):
Working capital.................................................................     $   364,424        $  364,424
Total assets....................................................................       1,886,500         1,886,500
Total debt(2)...................................................................         607,396           238,178
Shareholders' equity............................................................         888,617         1,257,835

---------------

(1) As adjusted for the Offerings and the application of the estimated net proceeds therefrom, at an assumed public offering price of $19.31 (based on the last reported sale price of the Common Shares on the NYSE on September 23, 1997). See "Use of Proceeds."

(2) Total debt includes the current portion of long-term debt.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Shares.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company's consolidation strategy depends on its ability to identify and acquire appropriate businesses for its industrial services and metals recovery operations and to integrate the acquired operations effectively. There can be no assurance that the Company will be able to locate acquisition candidates in markets or on terms the Company deems attractive or that any identified candidates will be acquired. The completion of acquisitions requires the expenditure of sizeable amounts of capital, and the competition among companies pursuing similar acquisition strategies may increase such capital requirements. In order to finance any such acquisitions, it may be necessary for the Company to raise additional funds either through public or private financings. Any necessary equity or debt financing, if available at all, may be on terms that are not favorable to the Company and may result in dilution to its shareholders.

     In connection with its acquisitions, there may be liabilities that the Company fails or is unable to discover, including liabilities arising from pollution of the environment or non-compliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. Indemnities and warranties for such liabilities from sellers, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

     Although the Company pursues its consolidation strategy with the expectation that its acquisitions will result in beneficial synergistic effects for the combined companies, there are significant uncertainties and risks relating to the integration of an acquired company's operations. Whether the anticipated benefits of the Company's acquisitions are ultimately achieved will depend on a number of factors, including the ability of the combined companies to achieve administrative cost savings, insurance and bonding cost reductions, general economies of scale and, generally, to capitalize on the combined asset base and strategic position of the combined companies. The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined companies following the acquisition will materially affect the operations of the combined companies. Given the range of potential outcomes arising from such decisions and the interrelationships among decisions to be made, it is difficult to quantify with precision the impact of such decisions on the results of operations and financial condition of the combined companies. There can be no assurance that any expected synergies will be realized or that the results of the combined operations will be improved in a timely manner, if at all. In addition, the process of integrating the acquired company's operations into those of the Company could cause the interruption of, or the loss of momentum in, the activities of either or both companies, which could have an adverse effect on the combined operations.

     The Company believes that consolidation within its industry will continue to occur and that, to be a leader, its strategy must take account of this trend. The Company expects to continue to evaluate acquisition opportunities on a regular basis, including opportunities involving companies offered for sale in a public auction process, and expects to pursue those situations which it believes are in its long term best interests. The Company is currently engaged in discussions concerning a number of possible acquisitions some of which, if they are completed, would have a significant impact on the financial position (including level of debt), results of operations and cash flows of the Company. The terms of the Company's Credit Facility may restrict the Company's ability to consummate certain acquisitions. There can be no assurance that any such discussions will result in definitive agreements or completed transactions.

COMPETITION

     The resource recovery and industrial services industries are highly competitive and require substantial capital resources. Competition is both national and regional in nature and the level of competition faced by the Company in its various lines of business is significant. Technology in the resource recovery and industrial services businesses is constantly changing. There can be no assurance that the Company will be able to keep pace with technological changes, that a competitor will not develop superior technology or that a well capitalized competitor will not enter or expand in the areas in which the Company competes.

     The Company's primary competitors in the metals recovery industry are other scrap processors in regions where its metals recovery operations are located. The Company faces competition both on the purchase and sales sides of its business; however, competition is particularly significant on the purchase side for access to scrap. The Metals Recovery Group competes on the basis of price, technological capability and service. The availability of scrap depends on a number of factors, including the general level of economic activity in the industries serviced by the Metals Recovery Group, many of which are cyclical in nature, and market prices for scrap. Competition for access to scrap may intensify during periods of scrap scarcity. There can be no assurance that the Company will continue to have adequate access to scrap supplies at economic prices.

     The industrial services sector is also highly competitive and fragmented. The Company competes with numerous local, regional and national companies of varying sizes and financial resources. Competition for industrial services is based primarily on hourly rates, productivity, safety, innovative approaches and quality of service. The hazardous waste management industry competes with the Company's industrial services operations by providing a price competitive disposal alternative to a number of the Company's waste management and by-products recovery services. The hazardous waste management industry currently has substantial excess capacity caused by overbuilding, continuing efforts by hazardous waste generators to reduce volume and to manage their waste on-site, and the uncertain regulatory environment regarding hazardous waste management and remediation requirements. These factors have led to downward pressure on pricing in a number of the markets served by the Company's industrial services operations. The Company expects these conditions to continue for the foreseeable future. Competition could have a material adverse effect on the Company's results of operations and financial condition by depressing prices or by causing waste to be diverted to competitors. In addition, such competition could materially affect the Company's ability to service its customers profitably, to attract new customers and to retain such customers upon the expiration of existing contracts.

DEPENDENCE ON OUTSOURCING AND VENDOR REDUCTION TRENDS

     The Company's growth is dependent on the continuation of outsourcing and vendor reduction trends within industrial enterprises. As these enterprises focus on their core business, they are increasingly outsourcing non-core, non-revenue generating activities in order to reduce costs. Such activities can generally be performed on a more cost effective basis by specialized industrial service and resource recovery companies which have greater expertise, technology advantages and economies of scale. In addition, industrial enterprises are evidencing a desire to reduce the number of vendors of industrial and resource recovery services by purchasing services only from those suppliers that can provide a "total service" solution, thereby providing further administrative and cost reductions. If the pace of either of these trends slows or reverses, it could have a material adverse effect on the Company's financial position and results of operations.

MANAGEMENT OF GROWTH

     The Company expects its business to continue to experience growth in revenues, employees and customers. This growth is expected to place significant and increasing demands on the Company's management and operational resources. The Company's future performance will depend, in part, on its ability to manage expanding operations. The failure of the Company to manage its growth could have a material adverse effect on the financial position and results of operations of the Company.

ENVIRONMENTAL AND REGULATORY RISKS

     Environmental Regulations. The Company's operations are subject to various comprehensive laws and regulations related to the protection of the environment. Such laws and regulations, among other things, (i) regulate the nature of the industrial by-products and wastes that the Company can accept for processing at its treatment, storage and disposal facilities, the nature of the treatment they can provide at such facilities and the location and expansion of such facilities; (ii) impose liability for remediation and clean-up of environmental contamination, both on-site and off-site, resulting from past and present operations at the Company's facilities; and (iii) may require financial assurance that funds will be available for the closure and post-closure care of sites, including acquired facilities. In addition, because the Company provides its customers with services designed to protect the environment by cleaning and removing materials or substances from their customers' equipment or sites that must be properly handled, recycled or removed for ultimate disposal, the Company's operations are subject to regulations which impose liability on persons involved in handling, processing, generating or transporting hazardous materials. These requirements may also be imposed as conditions of operating permits or licenses that are subject to renewal, modification or revocation. These laws and regulations have become and are likely to continue to become increasingly stringent. Existing laws and regulations, and new laws and regulations, may require the Company to modify, supplement, replace or curtail its operating methods, facilities or equipment at costs which may be substantial without any corresponding increase in revenues.

     Hazardous substances are present in some of the processing, transfer, storage, disposal and landfill facilities owned or used by the Company. Remediation will be required at these sites at substantial cost. For each of these sites, the Company, in conjunction with an environmental consultant, has developed or is developing cost estimates that are periodically reviewed and updated, and the Company maintains reserves for these matters based on such cost estimates. Estimates of the Company's liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. There can be no assurance that the ultimate cost and expense of corrective action will not substantially exceed such reserves and have a material adverse impact on the Company's operations or financial condition.

     In the normal course of its business, and as a result of the extensive governmental regulation of industrial and environmental services and resource recovery, the Company has been the subject of administrative and judicial proceedings by regulators and has been subject to requirements to remediate environmental contamination or to take corrective action. There will be administrative or court proceedings in the future in connection with the Company's present and future operations or the operations of acquired businesses. In such proceedings in the past, the Company has been subject to monetary fines and certain orders requiring the Company to take environmental remedial action. In the future, the Company may be subject to monetary fines, penalties, remediation, clean-up or stop orders, injunctions or orders to cease or suspend certain of its practices. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on the operations or financial condition of the Company.

     The Company's industrial services businesses are subject to extensive governmental regulation, and the complexity of such regulation makes consistent compliance with such laws and regulations extremely difficult. In addition, the demand for certain of the Company's services may be adversely affected by the amendment or repeal of federal, state, provincial, or foreign laws and regulations or by changes in the enforcement policies of the regulatory agencies concerning such laws and regulations.

     Public Concerns. There is a high level of public concern over industrial by-products recovery and waste management operations, including the siting and operation of transfer, processing, storage and disposal facilities and the collection, processing or handling of industrial by-products and waste materials, particularly hazardous materials. Zoning, permit and licensing applications and proceedings and regulatory enforcement proceedings are all matters open to public scrutiny and comment. As a result, from time to time, the Company has been, and may in the future be, subject to citizen opposition and publicity which may have a negative effect on its operations and delay or limit the expansion and development of operating properties and could have a material adverse effect on its operations or financial condition.

     Environmental Insurance Coverage. Consistent with industry trends, the Company may not be able to obtain adequate amounts of environmental impairment insurance at a reasonable premium to cover liability to third parties for environmental damages. Accordingly, if the Company were to incur liability for environmental damage either not provided for under such coverage or in excess of such coverage, the Company's financial position and results of operations could be materially and adversely affected.

     Jurisdictional Restrictions on Waste Transfers. In the past, various states, provinces, counties and municipalities have attempted to restrict the flow of waste across their borders, and various U.S. and Canadian federal, provincial, state, county and municipal governments may seek to do the same in the future. Any such border closing may result in the Company incurring increased third-party disposal costs in connection with alternate disposal arrangements.

     For a more detailed description of the impact of environmental and other governmental regulation upon the Company, see "The Company -- Government Regulation."

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the abilities, experience and efforts of its senior management. While the Company has entered into employment agreements with certain members of its senior management, should any of these persons be unable or unwilling to continue his employment with the Company, the business prospects of the Company could be materially and adversely affected.

COMMODITY PRICE AND CREDIT RISKS

     The Company is exposed to commodity price risk during the period that it has title to products that are held in inventory for processing and/or resale. Prices of commodities can be volatile due to numerous factors beyond the control of the Company, including general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates. In an increasing price environment, competitive conditions will determine how much of the commodity price increases can be passed on to the Company's customers. There can be no assurance that the Company will not have a significant net exposure due to significant price swings or failure of a counterparty to perform pursuant to the contract.

SEASONALITY AND FLUCTUATIONS IN FINANCIAL RESULTS

     The Company's Industrial Services Group tends to follow seasonal patterns, with higher levels of activity during the period from April through November and lower levels during the adverse weather conditions of winter and early spring. These operations are also affected by the spending decisions of the Company's customers, which in turn are influenced by general economic conditions and other factors. As a result of all these factors, the Company's financial performance can vary significantly from period to period.

ONGOING CAPITAL REQUIREMENTS AND LIQUIDITY

     It is likely that the Company will need access to greater amounts of financing or capital as its business continues to grow, particularly in connection with future acquisitions. There can be no assurance that the Company will be able to obtain additional financing when needed to develop further its business or fund its operations or that, if available, such financing would be on terms acceptable to it. Certain of the Company's loan agreements may restrict the Company's ability to finance such expansion and capital expenditures with borrowed funds.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT

     The Company uses a number of proprietary processes in its operations. The Company possesses a number of United States patents and various foreign counterparts of those patents. The Company relies primarily, however, on a combination of trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property rights. The Company's patents may be circumvented or invalidated and afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as confidential and proprietary, and there can be no assurance that the Company's means of protecting its proprietary rights will be adequate. The Company is not aware of any material claims that any of its intellectual property infringes on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company, which may be costly.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Common Shares offered hereby, estimated to be $369.22 million (or $424.98 million if the over-allotment options are exercised in full), assuming a public offering price of $19.31 per share (based on the last reported sale price of the Common Shares on the NYSE on September 23, 1997) and after deducting the estimated underwriting commission and estimated offering expenses payable by the Company, will be used to repay indebtedness outstanding under the Company's Credit Facility (described below), a substantial portion of which was incurred to retire an existing credit facility and repay approximately $130 million of the bank debt of Allwaste and Serv-Tech after consummation of the acquisition of each of these companies.

     The Company's Credit Facility provides for an aggregate maximum borrowing of up to $1.5 billion. Borrowings under the Credit Facility bear interest at varying rates, depending on the nature of the loan and the Company's compliance with certain financial ratios. From August 11, 1997 through September 23, 1997, interest rates under the Credit Facility ranged from prime plus 0.25% to prime plus 1.25%. The Credit Facility terminates on August 12, 2002. As of August 31, 1997, the Company had borrowed an aggregate of $817 million under the Credit Facility. See "Description of Certain Indebtedness -- Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

     The reduction in indebtedness will provide the Company with renewed borrowing capacity for capital expenditures, future acquisitions and general corporate purposes.

                           DIVIDEND POLICY AND RECORD

     The Company has not declared or paid cash dividends on its Common Shares during the last five years. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its Common Shares in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of the Company's Board of Directors and to applicable law and will depend upon the Company's results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by the Company's Board of Directors. The Company's Credit Facility restricts the payment of cash dividends.

              PRICE RANGE AND TRADING VOLUME OF THE COMMON SHARES

     The Company's Common Shares trade in the United States on the NYSE, and in Canada on the TSE and the ME, under the symbol "PHV." The Company's Common Shares traded in the United States on the Nasdaq National Market System ("Nasdaq") prior to April 30, 1996. The following tables set forth for the fiscal periods indicated (based on the fiscal year ending December 31) the high and low sale prices per share and trading volume of the Company's Common Shares as reported by the NYSE, Nasdaq and the TSE, the principal Canadian exchange for the trading of the Company's Common Shares. For current price information, shareholders are encouraged to consult publicly available sources.

                                          PRICE RANGE AND TRADING VOLUME OF THE COMMON SHARES
                                  --------------------------------------------------------------------
                                            NYSE & NASDAQ                            TSE
                                  ---------------------------------    -------------------------------
                                   HIGH        LOW        VOLUME        HIGH        LOW       VOLUME
                                  -------    -------    -----------    -------    -------    ---------
                                    (U.S. Dollars)                     (Canadian Dollars)
1995
First quarter..................   $  6.13    $  5.13         90,500    $  8.50    $  7.25    4,418,600
Second quarter.................      7.30       6.00         76,000      10.13       8.25    5,832,400
Third quarter..................      7.50       6.38         50,100      10.25       8.25    6,078,700
Fourth quarter.................      7.25       6.00      1,481,300       9.75       7.88    4,777,400
1996
First quarter..................   $  6.88    $  6.13        368,900    $  9.38    $  8.00    3,399,100
Second quarter.................      8.88       6.50     29,040,400      12.00       8.75    1,760,100
Third quarter..................      9.75       6.63      8,773,100      13.20       9.25    5,580,800
Fourth quarter.................     15.75       9.38     19,652,000      21.50      12.75    2,781,100
1997
First quarter..................   $ 18.38    $ 13.63     26,356,700    $ 24.75    $ 18.50    8,232,300
April..........................     15.75      12.25      8,234,400      21.50      17.25    1,304,700
May............................     15.88      12.38     15,886,900      22.00      17.15    4,340,000
June...........................     16.00      14.00     11,561,000      22.10      19.45    2,858,000
July...........................     15.88      14.38      9,147,200      21.90      19.95    2,918,868
August.........................     18.38      14.94     15,292,900      25.50      20.60    8,323,303
September (through September
  23, 1997)....................     19.94      17.81      6,450,700      27.90      24.65    4,333,208

     On September 23, 1997, the last reported sale price on the NYSE of the Common Shares was $19.31 and the last reported sales price on the TSE was Cdn$26.90. On September 23, 1997, there were 102,214,491 Common Shares issued and outstanding and held of record by approximately 2,333 shareholders.

                          CONSOLIDATED CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as at the dates indicated and as adjusted to give effect to the Offerings and the application of the net proceeds therefrom, assuming a public offering price of $19.31 per share in the Offerings (based on the last reported sale price of the Common Shares on the NYSE on September 23, 1997). See "Use of Proceeds." This table has been presented in U.S. dollars and in accordance with U.S. GAAP. This table should be read in conjunction with the Consolidated Financial Statements of the Company, the notes thereto and the other financial data included elsewhere in this Prospectus.

                                               JUNE 30, 1997                       AUGUST 31, 1997
                                  ----------------------------------------    --------------------------
                                                                PRO FORMA
                                   ACTUAL      PRO FORMA(1)    AS ADJUSTED      ACTUAL       AS ADJUSTED
                                  ---------    ------------    -----------    -----------    -----------
                                                          (thousands of dollars)
SHORT-TERM DEBT:
  Current portion of long-term
     debt......................   $   7,956    $    12,016     $    12,016    $    12,273    $    12,273
                                   ========       ========        ========
LONG-TERM DEBT:
  Bank debt and other long-term
     debt......................     493,948        675,268         306,050        764,279        395,061
                                   --------       --------        --------
SHAREHOLDERS' EQUITY:
  Common Shares(2)(3)..........     383,824        905,863       1,275,081        912,443      1,281,661
  Retained earnings(4).........     138,338        138,338         138,338        138,338        138,338
  Cumulative foreign currency
     translation account.......     (25,264)       (25,264)        (25,264)       (25,264)       (25,264)
                                   --------       --------        --------
  Total shareholders' equity...     496,898      1,018,937       1,388,155      1,025,517      1,394,735
                                   --------       --------        --------
  Total consolidated
     capitalization............   $ 990,846    $ 1,694,205     $ 1,694,205    $ 1,789,796    $ 1,789,796
                                   ========       ========        ========

---------------

(1) The pro forma column at June 30, 1997 is pro forma for the acquisitions of Allwaste and Serv-Tech in July 1997, in which an aggregate of 25,819,903 Common Shares were issued; completion of the takeover bid for Intermetco in August 1997 and subsequent compulsory acquisition in which an aggregate of 2,684,371 Common Shares were issued; completion of the acquisition of Roth in July 1997, in which an aggregate of 422,331 Common Shares were issued; and completion of the acquisition of D&L, Inc. in July 1997, in which an aggregate of 286,418 Common Shares were issued. All of such increases occurred prior to August 31, 1997. The pro forma number of Common Shares issued and outstanding at June 30, 1997 is 100,682,388.

(2) An unlimited number of Common Shares are authorized. There were 71,469,365 Common Shares issued and outstanding at June 30, 1997 and 101,603,942 Common Shares issued and outstanding at August 31, 1997.

(3) Excludes (i) options outstanding at June 30, 1997 to purchase up to 5,867,729 Common Shares, of which options to acquire 2,500,386 Common Shares were then exercisable, at prices ranging from Cdn$6.75 to Cdn$21.75, and
    (ii) options outstanding at August 31, 1997 to purchase up to 9,427,644 Common Shares, of which options to acquire 4,245,676 Common Shares were then exercisable, at prices ranging from Cdn$6.75 to Cdn$26.75.

(4) Retained earnings are stated as at June 30, 1997.

                        UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

     The accompanying unaudited pro forma consolidated balance sheet of Philip includes the June 30, 1997 historical consolidated balance sheet of Philip and the May 31, 1997 historical consolidated balance sheet of Allwaste as if the acquisition of Allwaste had been consummated on June 30, 1997. The unaudited pro forma combined statement of earnings of Philip for the fiscal year ended December 31, 1996 combines the historical consolidated statement of earnings of Philip for the fiscal year ended December 31, 1996 and the historical consolidated statement of operations of Allwaste for the twelve months ended November 30, 1996 as if the acquisition of Allwaste had occurred on January 1, 1996. The unaudited pro forma consolidated statement of earnings of Philip for the six months ended June 30, 1997 combines the historical consolidated statement of earnings of Philip for the six months ended June 30, 1997 and the historical consolidated statement of operations of Allwaste for the six months ended May 31, 1997 as if the acquisition of Allwaste had occurred on January 1, 1997. The financial information relating to Philip has been presented in U.S. dollars and in accordance with U.S. GAAP.

     The unaudited pro forma consolidated statement of earnings for the year ended December 31, 1996 also includes the pro forma effects of the acquisitions by Philip of Intsel (completed on September 27, 1996) and Luntz (completed on December 23, 1996) as if such acquisitions had occurred on January 1, 1996. The historical consolidated statements of earnings of Philip include operating results of such acquired businesses subsequent to the respective dates of their acquisitions. The unaudited pro forma consolidated statement of earnings for the year ended December 31, 1996 includes the historical operating results of such acquired businesses from January 1, 1996 to the respective dates of such acquisitions.

     The unaudited pro forma consolidated financial statements give effect to the acquisitions of Allwaste, Intsel and Luntz using the purchase method of accounting and include the adjustments described in the notes thereto. The unaudited pro forma consolidated financial statements also give effect to the issuance of Common Shares in exchange for the Allwaste common stock.

     The unaudited pro forma consolidated financial statements do not take into consideration other acquisitions completed by Philip in 1996 and 1997. See "Recent Acquisitions" and "Risk Factors -- Risks Associated with Acquisitions."

     The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to represent what Philip's results of operations or financial position would have been had the acquisitions of Allwaste, Intsel or Luntz occurred on the dates indicated or for any future period or at any future date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical consolidated financial statements of Philip and the historical consolidated financial statements of Allwaste, Intsel and Luntz contained elsewhere in this Prospectus.

                             PHILIP SERVICES CORP.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

           (thousands of dollars, except share and per share amounts)

                                                                                                 PRO FORMA AS
                                                                                                 ADJUSTED FOR
                          HISTORICAL                 RECLASSIFICATION                                 THE
                            PHILIP      ALLWASTE     ENTRIES (NOTE 4)    ADJUSTMENTS    NOTE    ALLWASTE MERGER
                          ----------    ---------    ----------------    -----------    ----    ---------------
Revenue................   $ 623,358     $ 194,485       $ --              $  --                    $ 817,843
Operating expenses.....     510,282       144,239            2,200           --                      656,721
Selling, general &
  administrative.......      46,254        37,945          (17,663)          --                       66,536
Depreciation and
  amortization.........      17,590        --               15,463            3,950       5           37,003
                           --------      --------         --------         --------                 --------
Income from
  operations...........      49,232        12,301         --                 (3,950)                  57,583
Interest expense.......      13,979         4,947         --                 --                       18,926
Other income and
  expense -- net.......      (4,051)       (1,819)        --                 --                       (5,870)
                           --------      --------         --------         --------                 --------
Earnings before tax....      39,304         9,173         --                 (3,950)                  44,527
Income taxes...........      11,923         4,148         --                 --                       16,071
Minority interest......      --               138         --                 --                          138
                           --------      --------         --------         --------                 --------
Net Earnings...........   $  27,381     $   4,887       $ --              $  (3,950)               $  28,318
                           ========      ========         ========         ========                 ========
Primary earnings per
  share................   $    0.39                                                                $    0.30
                           ========                                                                 ========
Fully diluted earnings
  per share............   $    0.38                                                                $    0.29
                           ========                                                                 ========
Weighted average number
  of common shares
  outstanding (000s)
  (Note 6).............      70,970                                                                   94,026
                           ========                                                                 ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                             PHILIP SERVICES CORP.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

           (thousands of dollars, except share and per share amounts)

                                                                                                       RECLASSIFICATION
                     HISTORICAL                                        NOTE    PRO FORMA                   ENTRIES
                       PHILIP       LUNTZ      INTSEL    ADJUSTMENTS     2      PHILIP     ALLWASTE        (NOTE 4)
                     ----------   ---------   --------   -----------   -----   ---------   ---------   ----------------
Revenue............  $ 545,344    $ 123,541   $ 99,014    $  11,133    a       $ 779,032   $ 383,274      $       --
Operating
 expenses..........    413,013      107,636     84,369       12,153    a,b,d     617,171     287,809           2,935
Selling, general &
 administrative....     56,063        8,649      5,485          585    a          70,782      76,200         (33,731)
Depreciation and
 amortization......     24,225        2,665        699        1,505    b          29,094          --          30,796
                     ----------   ---------   --------   -----------           ---------   ---------        --------
Income from
 operations........     52,043        4,591      8,461       (3,110)              61,985      19,265              --
Interest expense...     16,263          711         --        6,000    c          22,974       9,505              --
Other income and
 expense -- net....     (3,456)        (435)       332           --               (3,559)     (3,206)             --
                     ----------   ---------   --------   -----------           ---------   ---------        --------
Earnings (loss)
 from continuing
 operations before
 tax...............     39,236        4,315      8,129       (9,110)              42,570      12,966              --
Income taxes.......     10,098        1,796      2,800       (2,814)              11,880       6,313              --
Minority
 interest..........         --           --         --           --                   --        (101)             --
                     ----------   ---------   --------   -----------           ---------   ---------        --------
Earnings (loss)
 from continuing
 operations........  $  29,138    $   2,519   $  5,329    $  (6,296)           $  30,690   $   6,754      $       --
                     ===========  ==========  =========  ==============        ==========  ==========  ==================
Primary earnings
 per share.........  $    0.58
                     ===========
Fully diluted
 earnings per
 share.............  $    0.51
                     ===========
Weighted average
 number of common
 shares outstanding
 (000s) (Note 6)...     50,073
                     ===========

                                            PRO FORMA
                                           AS ADJUSTED
                                             FOR THE
                                            ALLWASTE
                     ADJUSTMENTS   NOTE      MERGER
                     -----------   -----   -----------
Revenue............   $      --            $ 1,162,306
Operating
 expenses..........                            907,915
Selling, general &
 administrative....                            113,251
Depreciation and
 amortization......       7,850      5          67,740
                     -----------           -----------
Income from
 operations........      (7,850)                73,400
Interest expense...          --                 32,479
Other income and
 expense -- net....          --                 (6,765)
                     -----------           -----------
Earnings (loss)
 from continuing
 operations before
 tax...............      (7,850)                47,686
Income taxes.......          --                 18,193
Minority
 interest..........          --                   (101)
                     -----------           -----------
Earnings (loss)
 from continuing
 operations........   $  (7,850)           $    29,594
                     ==============        ============
Primary earnings
 per share.........                        $      0.38
                                           ============
Fully diluted
 earnings per
 share.............                        $      0.36
                                           ============
Weighted average
 number of common
 shares outstanding
 (000s) (Note 6)...                             77,284
                                           ============

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                             PHILIP SERVICES CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS AT JUNE 30, 1997

                             (thousands of dollars)

                                                                                           PRO FORMA AS
                                                                                           ADJUSTED FOR
                                                                                                THE
                                        PHILIP       ALLWASTE     ADJUSTMENTS    NOTE     ALLWASTE MERGER
                                      -----------    ---------    -----------    -----    ---------------
ASSETS
Current assets
  Cash and equivalents...........     $     7,602    $   2,017     $      --                $     9,619
  Accounts receivable............         257,088       86,326            --                    343,414
  Inventory for resale...........         239,312           --            --                    239,312
  Other current assets...........          36,862       17,313            --                     54,175
                                      -----------    ---------    -----------             ---------------
                                          540,864      105,656            --                    646,520
Fixed assets, net................         341,494      126,056            --                    467,550
Goodwill.........................         261,929       85,529       301,843         3          649,301
Other assets.....................          79,100       32,029        12,000                    123,129
                                      -----------    ---------    -----------             ---------------
                                      $ 1,223,387    $ 349,270     $ 313,843                $ 1,886,500
                                       ==========    =========    ==========              =============
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities
  Accounts payable and accrued
     liabilities.................     $   150,846    $  59,070     $  61,777         3      $   271,693
  Current maturities of long-term
     debt........................           7,956        2,447            --                     10,403
                                      -----------    ---------    -----------             ---------------
                                          158,802       61,517        61,777                    282,096
Long-term debt...................         493,948      103,045            --                    596,993
Deferred income taxes............          33,714       12,090            --                     45,804
Other liabilities................          40,025          706            --                     40,731
Convertible subordinated debt....              --       32,259            --                     32,259
Shareholders' equity.............         496,898      139,653       252,066         3          888,617
                                      -----------    ---------    -----------             ---------------
                                      $ 1,223,387    $ 349,270     $ 313,843                $ 1,886,500
                                       ==========    =========    ==========              =============

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                             PHILIP SERVICES CORP.

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
           (THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

     The unaudited pro forma consolidated balance sheet and statement of earnings present the financial position of Philip as at June 30, 1997 and results of its operations for the six months ended June 30, 1997 and the year ended December 31, 1996, as if the acquisitions discussed in Notes 2 and 3 below had occurred at the beginning of the year ended December 31, 1996. These pro forma consolidated financial statements have been prepared on the basis of U.S. GAAP.

     The unaudited pro forma consolidated statement of earnings for the year ended December 31, 1996 was prepared by combining the following:

     - the unaudited pro forma consolidated statement of earnings of Philip, which includes the significant acquisitions completed during the fiscal year ended December 31, 1996 (Note 2), and

     - the unaudited consolidated statement of earnings for Allwaste for the twelve months ended November 30, 1996.

     The unaudited pro forma consolidated statement of earnings for the six months ended June 30, 1997 was prepared by combining the following:

     - the unaudited historical consolidated statement of earnings of Philip for the six months ended June 30, 1997.

     - the unaudited consolidated statement of earnings for Allwaste for the six months ended May 31, 1997.

     The unaudited pro forma consolidated balance sheet at June 30, 1997 was prepared by combining the unaudited balance sheet of Philip as at June 30, 1997 and the unaudited balance sheet of Allwaste as at May 31, 1997.

     The pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Philip, Allwaste, Intsel and Luntz included elsewhere in this Prospectus.

     Certain figures from the Allwaste, Intsel and Luntz consolidated financial statements have been reclassified to conform with the basis of presentation used by Philip in preparing Philip's Consolidated Financial Statements.

     The acquisition of Allwaste has been accounted for using the purchase method of accounting.

     The pro forma consolidated financial statements do not purport to be indicative of the financial position of Philip or the results of operations that might have occurred, had the acquisitions been concluded on January 1, 1996, nor are they necessarily indicative of future results.

2.  ACQUISITIONS PRIOR TO DECEMBER 31, 1996

     Statement of Earnings:

     The audited consolidated statement of earnings of Philip for the year ended December 31, 1996 as translated above, was adjusted to include the acquisitions of Intsel and Luntz as if they had occurred on January 1, 1996 as follows:

     (i) the results of operations of Luntz for the period from January 1, 1996 to the date of acquisition, which was December 23, 1996, have been included in the unaudited pro forma consolidated statement of earnings; and

                             PHILIP SERVICES CORP.

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS) -- (CONTINUED)

2.  ACQUISITIONS PRIOR TO DECEMBER 31, 1996 (CONTINUED)
     (ii) the results of operations for Intsel for the period from January 1, 1996 to the date of acquisition, which was September 27, 1996, have been included in the unaudited pro forma consolidated statement of earnings.

     The pro forma consolidated statement of earnings of Philip ("Pro Forma Philip") incorporates the following pro forma assumptions:

     (a) actual revenue and expenses for the month of December 1996 for Luntz have been recorded as an adjustment in order to reflect a full 12 month period in the pro forma consolidated statement of earnings. The effect of this adjustment is to record additional revenue of $11,133, operating expenses of $10,248, and selling, general and administrative expenses of $585;

     (b) the amortization of goodwill and other intangibles and the depreciation of the incremental fair market value increases relating to the acquisitions have been included in the pro forma consolidated statement of earnings from January 1, 1996 at rates consistent with those disclosed in Note 1 to the Consolidated Financial Statements of the Company. The amortization of goodwill was increased by approximately $1,500 and the operating expenses were increased by approximately $500 as a result of this adjustment;

     (c) interest on increased borrowings necessary to finance the acquisitions has been included from January 1, 1996 for the acquisitions of Intsel and Luntz. This adjustment increased interest expense by $6,000; and

     (d) inventory for resale is valued on the last-in-first-out or "LIFO" basis of accounting in the historical financial statements of Luntz. To be consistent with the accounting policies employed by Philip, the basis of accounting for inventory for resale has been adjusted to reflect the lower of average purchase cost and net realizable value. As a result, operating expenses have been increased by $1,388.

     Balance Sheet:

     The historical consolidated balance sheet for Philip includes the balance sheets of Intsel and Luntz as at June 30, 1997 and, therefore, separate balance sheets for these companies are not included.

3.  ACQUISITION OF ALLWASTE

     The acquisition of Allwaste has been accounted for using the purchase method of accounting. The pro forma consolidated statement of earnings of Allwaste for the twelve months ended November 30, 1996 used in the December 31, 1996 pro forma consolidated statement of earnings, was determined by subtracting the results for fiscal quarter ended November 30, 1995 from the annual audited financial statements of Allwaste for the fiscal year ended August 31, 1996 and adding the financial results for the fiscal quarter ended November 30, 1996.

                             PHILIP SERVICES CORP.

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS) -- (CONTINUED)

3.  ACQUISITION OF ALLWASTE (CONTINUED)
     The purchase price for the acquisition of Allwaste has been calculated as follows:

                                                                                          NOTE
                                                                                          ----
    Value of Philip common shares issued...................                 $360,388       3a
    Value of options issued by Philip......................                   31,331       3b
    Severance accruals.....................................                   16,500       3c
    Site rationalization accruals..........................                    6,800       3c
    Transaction bonuses....................................                    1,000        8
    Transaction costs......................................                   16,320       3c
    Costs for new signage and repainting equipment.........                    4,495       3c
    Other accruals.........................................                    6,941       3c
                                                                                 ---
                                                                             443,775
    Book value of net assets acquired -- May 31, 1997......   $139,653
    Adjust book value of net assets to July 31, 1997.......     (9,721)      129,932       3d
                                                              --------           ---
    Excess purchase price over book value..................                 $313,843
                                                                                 ===
    Allocated to:
         Investments.......................................                 $ 12,000       3d
         Goodwill..........................................                  301,843
                                                                                 ---
                                                                            $313,843
                                                                                 ===

     (a) The calculation of the value of Philip common shares is based on the following:

    Number of Allwaste common shares outstanding..............................        37,735
    Conversion ratio..........................................................         0.611
    Number of Philip common shares issued.....................................        23,056
    Adjusted weighted average market price of Philip common shares............     $  15.631
    Value of Philip common shares.............................................     $ 360,388

     The number of Philip common shares above issued in connection with the Merger was determined based upon the number of shares of Allwaste common stock outstanding as of July 30, 1997, the last business day preceding the effective time of the Allwaste Merger.

     The weighted average market price of Philip common shares above was determined based on the average trading activity of Philip common shares on the NYSE for the 10 day period before and after March 6, 1997, which was the date of the announcement of the acquisitions. The weighted average market price was then reduced for transaction costs that would have been incurred if these common shares had been issued for cash.

                             PHILIP SERVICES CORP.

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS) -- (CONTINUED)

3.  ACQUISITION OF ALLWASTE (CONTINUED)
     (b) Under the Allwaste Merger agreement, Philip assumed the employee stock options of Allwaste. The value of outstanding options as at July 30, 1997 for Allwaste is as follows:

    Allwaste options outstanding..............................................     4,388,063
                                                                                   =========
    Fair value of Philip options..............................................     $   11.69
    Exchange ratio............................................................         0.611
                                                                                   ---------
    Fair value of equivalent Philip options...................................     $    7.14
                                                                                   =========
    Fair value of options to be included in the purchase price................     $  31,331
                                                                                   =========

     The fair value of the options was determined using the Black-Scholes option valuation model with the following assumptions: (i) risk free rate of 6.96%, (ii) expected volatility of 32.74% for Philip, (iii) expected option life of ranging from 5 to 10 years for Philip and (iv) no annualized dividend yield.

     (c) Transaction costs such as fees for legal, accounting and other financial advisors, registration fees, printing and travel costs have been included in the purchase price and recorded in accounts payable and accrued liabilities in the Pro Forma Balance Sheet. Accruals for site rationalization costs of Allwaste facilities of $6,800, accruals for severance of Allwaste employees of $16,500, accruals for new signage and repainting of Allwaste equipment to reflect the name change of $4,495, and other accruals for unfavorable lease contracts, environmental liabilities, self-insurance reserves and income taxes of $6,941 have been included in the purchase price and recorded in accounts payable and accrued liabilities in the Pro Forma Balance Sheet.

     (d) The fair value of net assets acquired was determined as follows:

        (i) Receivables -- were recorded at amounts to be recovered less allowances for uncollectible amounts;

        (ii) Fixed assets -- were assessed to be recorded at current replacement costs since approximately 90% of the fixed assets were purchased in the last three years;

        (iii) Other assets (other than the investment in Safe Seal Company, Inc.) -- were recorded at cost; and

        (iv) Accounts payable and accrued liabilities and long-term debt -- were recorded at the present value of amounts to be paid.

     Allwaste has a 36.5% investment in Safe Seal Company, Inc. ("Safe Seal") with a book value of $7,000 at July 31, 1997. Safe Seal, along with six other arms-length companies have agreed to merge to form a company called Innovative Value Technologies, Inc., subject to the completion of an initial public offering (the "IPO"). The registration statement related thereto is currently under review by the Securities and Exchange Commission (the "Commission"). As a result of this pending transaction, the Allwaste investment has an estimated value of $19,000, and therefore, the value of the investment has been increased by $12,000. If the IPO is not successful or the value of the investment changes upon completion of the IPO, the amount allocated to the Safe Seal investment and goodwill will be adjusted accordingly.

     As a result of the Allwaste Merger, certain assets of Allwaste were determined to be redundant such as computer software and hardware and deferred financing costs and therefore were written off in the July 31, 1997 financial statements.

                             PHILIP SERVICES CORP.

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS) -- (CONTINUED)

3.  ACQUISITION OF ALLWASTE (CONTINUED)
     (e) The adjustment to record the purchase accounting of Allwaste as at June 30, 1997 is as follows:

                                                                                    DR (CR)
                                                                                   ---------
    Investment in Safe Seal...................................................     $  12,000
    Goodwill..................................................................       301,843
    Shareholders' equity......................................................       139,653
    Accounts payable and accrued liabilities..................................       (61,777)
    Share capital.............................................................      (391,719)
                                                                                     -------
                                                                                   $  --
                                                                                     =======

4.  RECLASSIFICATION ENTRIES

     Reclassification entries have been made to disclose information in the statement of earnings for Allwaste on a basis consistent with the historical Consolidated Financial Statements of the Company. Specifically, items such as supervisory wages and benefits, rent, utilities, business and realty taxes, and repairs of operating facilities which amounted to approximately $29,000 for the year ended December 31, 1996 and approximately $14,500 for the six months ended June 30, 1997, have been reclassified from selling, general and administrative expenses to operating expenses. Depreciation and amortization expenses amounting to $30,796 for the year ended December 31, 1996 and $15,463 for the six months ended June 30, 1997 have been reclassified from operating expenses and selling, general and administrative expenses to a separate line disclosure format, consistent with the Company's historical consolidated statement of earnings.

5.  PRO FORMA ADJUSTMENTS

     (a) Amortization of goodwill has been recorded in the pro forma statement of earnings based on the allocation of the purchase price as discussed in Note 3 above. Goodwill will be amortized on a straight-line basis over 40 years.

     (b) Depreciation expense in the pro forma statement of earnings is based on the following estimated useful lives:

        Buildings and Improvements...........................................     20-40 years
        Machinery and Equipment..............................................      3-20 years

        No adjustment to depreciation expense is required.

                             PHILIP SERVICES CORP.

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS) -- (CONTINUED)

6.  PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

     Pro Forma weighted average number of common shares outstanding has been computed as follows (in thousands):

    Year ended December 31, 1996:
    Historical Philip weighted average number of common shares outstanding.......     50,073
    Effect of recording the equity transactions at beginning of the period:
    Shares issued for acquisitions prior to December 31, 1996....................      2,222
    Shares issued for Allwaste (Note 3)..........................................     23,056
                                                                                      ------
    Pro forma weighted average number of common shares outstanding...............     75,351
                                                                                      ======
    Six months ended June 30, 1997:
    Historical Philip weighted average number of common shares outstanding.......     70,970
    Effect of recording the equity transactions at beginning of the period:
    Shares issued for Allwaste (Note 3)..........................................     23,056
                                                                                      ------
    Pro forma weighted average number of common shares outstanding...............     94,026
                                                                                      ======

7.  NON-RECURRING COSTS

     Philip expects that it will incur non-recurring costs relating to severance, relocation and other integration costs. These costs are not quantifiable at this time.

8.  RELATED PARTY TRANSACTIONS

     (a) Certain of the Allwaste executive officers are parties to executive severance agreements with Allwaste. Under these severance agreements, the executive officers were entitled to receive payment if they were employed by Allwaste on the effective date of the Allwaste Merger or if they were terminated. On the date of the Allwaste Merger and on the six month anniversary date of the Allwaste Merger, severance payments amounting to approximately $3.0 million are required; total severance is approximately $6.0 million. In addition, the Company will pay an additional $2.6 million to compensate the executive officers for related excise taxes.

        The severance agreements also provide that, in connection with the Allwaste Merger, certain accelerations will occur in the dates on which:
        (i) unexercised portions of an Allwaste executive officer's option granted would become vested and exercisable and (ii) the restrictions applicable to any restricted shares of Allwaste common stock issued to any Allwaste executive officer under any Allwaste stock plan would lapse or be deemed satisfied in full. If an Allwaste executive officer becomes entitled to any payment or benefit pursuant to the severance agreements which is subject to excise tax, Philip will pay the Allwaste executive officer an additional amount such that the net amount retained by the Allwaste executive officer will be equal to the severance payment. The amount of excise tax due under these amounts is approximately $3.0 million.

        The total of the amounts due to Allwaste executive officers is approximately $11.6 million, which was included in the severance accruals amount in the calculation of the purchase price.

     (b) Transaction Bonuses

        Pursuant to the Allwaste Merger Agreement, a retention bonus totalling $1.0 million will be paid to the Allwaste executive officers. Each Allwaste executive officer was entitled to receive one-half of the retention bonus payment on the effective date of the Allwaste Merger and will be entitled to the remaining portion on the three month anniversary of such date. These amounts have been included in the calculation of the purchase price.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table presents selected historical consolidated financial data of Philip for the periods indicated, including the accounts of all companies acquired prior to the end of the respective reporting periods. These companies, all of which were acquired in transactions accounted for as purchases during the past five years, are included from their respective dates of acquisition. The selected historical consolidated financial data for Philip as of and for the five years ended December 31, 1996 is derived from the audited Consolidated Financial Statements of Philip and as of and for the six months ended June 30, 1996 and 1997 is derived from the unaudited interim consolidated financial statements of Philip, which in the opinion of management include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. For all periods indicated, the selected historical consolidated financial data reflects Philip's former municipal and commercial solid waste operations, which were sold in August 1996, as a discontinued operation. Philip prepares its Consolidated Financial Statements in accordance with Canadian GAAP and the summary historical consolidated financial data set forth below is presented in Canadian GAAP. Canadian GAAP conforms in all material respects with U.S. GAAP, except as described in Note 18 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The selected historical consolidated financial data should be read in conjunction with the accompanying Consolidated Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus. Selected historical consolidated financial data of the Company presented in U.S. GAAP (in U.S. dollars) is disclosed in this Prospectus following the Consolidated Financial Statements of the Company. Philip did not pay any cash dividends during the periods set forth below.

                                        SIX MONTHS ENDED JUNE 30,
                                                                                   FISCAL YEARS ENDED DECEMBER 31,
                                        -------------------------    ------------------------------------------------------------
                                           1997          1996           1996          1995         1994        1993        1992
                                        -----------   -----------    -----------   -----------   ---------   ---------   --------
                                                   (THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CANADIAN GAAP:
STATEMENTS OF EARNINGS DATA:
Revenue...............................  $   856,629   $   323,397    $   802,490   $   648,311   $ 489,740   $ 170,283   $ 60,401
Operating expenses....................      701,300       251,586        615,462       489,569     366,649     108,331     27,165
Selling, general and administrative...       63,461        33,445         78,053        66,563      51,216      27,228     12,783
Depreciation and amortization.........       24,148        15,438         33,966        25,510      21,354      10,339      3,212
                                        -----------   -----------    -----------   -----------   ---------   ---------   --------
Income from operations................       67,720        22,928         75,009        66,669      50,521      24,385     17,241
Interest expense......................       19,212        15,023         24,598        28,187      21,750       9,092      2,197
Other income and expense-net..........       (5,522)       (2,459)        (4,782)       (3,689)     (2,122)     (1,888)      (491)
                                        -----------   -----------    -----------   -----------   ---------   ---------   --------
Earnings from continuing operations
  before tax..........................       54,030        10,364         55,193        42,171      30,893   17,181...     15,535
Income taxes..........................       16,392         2,707         15,180        12,354       8,769       1,689      6,191
                                        -----------   -----------    -----------   -----------   ---------   ---------   --------
Earnings from continuing operations...       37,638         7,657         40,013        29,817      22,124      15,492      9,344
Discontinued operations (net of
  tax)................................           --         7,234         (1,005)        2,894       2,502       3,780      8,929
                                        -----------   -----------    -----------   -----------   ---------   ---------   --------
Net earnings..........................  $    37,638   $    14,891    $    39,008   $    32,711   $  24,626   $  19,272   $ 18,273
                                         ==========    ==========     ==========    ==========   =========   =========   ========
Basic earnings per share:
  Continuing operations...............  $      0.53   $      0.19    $      0.79   $      0.80   $    0.61   $    0.47   $   0.31
  Discontinued operations.............           --          0.18          (0.02)         0.08        0.07        0.11       0.29
                                        -----------   -----------    -----------   -----------   ---------   ---------   --------
                                        $      0.53   $      0.37    $      0.77   $      0.88   $    0.68   $    0.58   $   0.60
                                         ==========    ==========     ==========    ==========   =========   =========   ========
Fully diluted earnings per share:
  Continuing operations...............  $      0.52   $      0.19    $      0.72   $      0.68   $    0.55   $    0.43   $   0.29
  Discontinued operations.............           --          0.14          (0.01)         0.05        0.05        0.09       0.28
                                        -----------   -----------    -----------   -----------   ---------   ---------   --------
                                        $      0.52   $      0.33    $      0.71   $      0.73   $    0.60   $    0.52   $   0.57
                                         ==========    ==========     ==========    ==========   =========   =========   ========
Weighted average number of common
  shares outstanding (000s)...........       70,970        40,586         50,632        37,342      36,209      32,827     30,377
                                         ==========    ==========     ==========    ==========   =========   =========   ========
BALANCE SHEET DATA (END OF PERIOD):
Working capital.......................  $   526,982   $   156,563    $   347,501   $   106,604   $  88,269   $  20,566   $  9,969
Total assets..........................    1,694,437     1,030,988      1,345,719     1,002,912     860,583     717,925    348,101
Total debt(1).........................      692,280       404,282        414,768       421,355     400,251     303,654    111,035
Shareholders' equity..................      692,383       420,842        623,351       312,102     277,882     243,675    171,008
OTHER DATA:
Amortization..........................  $     7,055   $     5,188    $    11,720   $     9,798   $   7,869   $   2,620   $  1,095
Depreciation..........................       17,093        10,250         22,246        15,712      13,485       7,719      2,117
Additions to property, plant &
  equipment...........................       44,539        22,810         59,847        37,016      29,910      31,320     14,329

                                                   SIX MONTHS ENDED JUNE 30,
                                                                                         FISCAL YEARS ENDED DECEMBER 31,
                                                  ----------------------------      -----------------------------------------
                                                     1997             1996             1996            1995           1994
                                                  -----------      -----------      -----------      ---------      ---------
                                                               (THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AND
                                                                              PER SHARE AMOUNTS)
U.S. GAAP:
STATEMENTS OF EARNINGS DATA:
Revenue.......................................    $   856,629      $   323,397      $   742,975      $ 648,311      $ 489,740
Operating expenses............................        701,300          251,586          563,393        489,569        366,649
Selling, general and administrative...........         63,461           33,445           75,674         66,563         51,216
Depreciation and amortization.................         24,148           15,438           33,006         25,510         21,354
                                                    ---------         --------        ---------      ---------       --------
Income from operations........................         67,720           22,928           70,902         66,669         50,521
Interest expense..............................         19,212           15,023           22,157         25,557         19,339
Other income and expense-net..................         (5,522)          (2,459)          (4,708)        (3,689)        (2,122)
                                                    ---------         --------        ---------      ---------       --------
Earnings from continuing operations before
  tax.........................................         54,030           10,364           53,453         44,801         33,304
Income taxes..................................         16,392            2,707           13,755         12,354          8,769
                                                    ---------         --------        ---------      ---------       --------
Earnings from continuing operations...........         37,638            7,657           39,698         32,447         24,535
Discontinued operations (net of tax)..........             --            7,234           (1,005)         2,894          2,502
                                                    ---------         --------        ---------      ---------       --------
Net earnings..................................    $    37,638      $    14,891      $    38,693      $  35,341      $  27,037
                                                    =========         ========        =========      =========       ========
Primary earnings per share:
  Continuing operations.......................    $      0.53      $      0.19      $      0.79      $    0.87      $    0.68
  Discontinued operations.....................             --             0.18            (0.02)          0.08           0.07
                                                    ---------         --------        ---------      ---------       --------
                                                  $      0.53      $      0.37      $      0.77      $    0.95      $    0.75
                                                    =========         ========        =========      =========       ========
Fully diluted earnings per share:
  Continuing operations.......................    $      0.52      $      0.19      $      0.69      $    0.68      $    0.55
  Discontinued operations.....................             --             0.14            (0.01)          0.05           0.02
                                                    ---------         --------        ---------      ---------       --------
                                                  $      0.52      $      0.33      $      0.68      $    0.73      $    0.57
                                                    =========         ========        =========      =========       ========
Weighted average number of common shares
  outstanding (000s)..........................         70,970           40,586           50,073         37,342         36,209
                                                    =========         ========        =========      =========       ========
BALANCE SHEET DATA (END OF PERIOD):
Working capital...............................    $   526,982      $   156,563      $   347,501      $ 106,604      $  88,269
Total assets..................................      1,687,430        1,026,211        1,338,692        998,135        855,681
Total debt(1).................................        692,280          418,645          414,768        437,100        419,082
Shareholders' equity..........................        685,376          401,702          616,324        291,580        254,150
OTHER DATA:
Amortization..................................    $     7,055      $     5,188      $    11,016      $   9,798      $   7,869
Depreciation..................................         17,093           10,250           21,990         15,712         13,485
Additions to property, plant & equipment......         44,539           22,810           59,847         37,016         29,910

---------------

(1) Total debt includes the current portion of long-term debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company is one of North America's leading suppliers of resource recovery and industrial services. The Company has an integrated network of metals recovery and industrial services operations in North America, servicing over 50,000 industrial and commercial customers from over 300 locations. The Company applies proprietary technologies to reduce the cost and downtime associated with industrial cleaning and turnaround activities, and to recover value from industrial by-products and metal bearing residuals. The Company's business is organized into two operating divisions -- the Metals Recovery Group and the Industrial Services Group. The Metals Recovery Group's three primary business operations are ferrous (steel), copper, and aluminum processing and recycling. The Industrial Services Group is a fully integrated provider of on-site industrial services, by-products recovery and environmental services in North America, with a network of over 250 facilities. The Industrial Services Group's operations are divided into four main activities: on-site industrial services, by-products recovery, environmental services and utilities management.

     The Company has, through acquisitions, as well as internal growth, substantially increased the revenue from its metals recovery and industrial services operations. In the metals recovery operations, the Company's acquisitions include Waxman Resources Inc. ("Waxman") in 1993, and Luntz Corporation ("Luntz") of Canton, Ohio, the aluminum alloy processing assets formerly owned by Alcan in Guelph, Ontario ("Alloys") and Intsel Southwest Limited Partnership ("Intsel") of Houston, Texas in 1996. Luntz is a provider of ferrous scrap and mill services in the United States. Alloys expands the Company's ability to recover and process aluminum and aluminum alloy products. Intsel is a distributor of a broad range of heavy carbon steel products. In 1997 the Company acquired Allied Metals Limited in the United Kingdom, the Reynolds Metals Bellwoods facility and Intermetco Limited, one of Canada's largest recyclers and processors of scrap metal products. Since the acquisition of Waxman in 1993, the Company has been able to renew many contracts with existing customers and enter into contracts with new customers for the processing of copper, aluminum and ferrous materials. This, together with acquisitions, has increased the annual revenue of the Company's metals recovery business from approximately Cdn$50 million in 1993 to approximately Cdn$634 million in the first six months of 1997. Industrial services acquisitions include Nortru, Inc. and Burlington Environmental in 1993, and RMF Global, Inc. and Serv-Tech Inc. in 1997. In July 1997, the Company also acquired Allwaste, Inc., which provides integrated industrial and environmental services and acts as an outsourcing provider of on-site facility processes and services, primarily in North America. Allwaste reported $382.2 million in revenues for the fiscal year ended August 31, 1996, and Serv-Tech reported revenues of $142.4 million for the fiscal year ended December 31, 1996. The annual revenue of Philip's industrial services business has grown from Cdn$160.1 million in the first six months of 1996 to Cdn$210 million in the first six months of 1997. As a result of the Company's significant expansion in recent years, the comparison set forth below may not be a meaningful indicator of the future growth or performance of the Company.

     In 1996, the Company disposed of its municipal and commercial solid waste business in Ontario, Quebec and Michigan. The Consolidated Financial Statements of the Company therefore disclose the results of this business as "discontinued operations". Management's discussion and analysis of financial condition and results of operations gives retroactive effect to discontinued operations as discussed in Note 4 to the Consolidated Financial Statements of the Company. Income from discontinued operations was Cdn$6.8 million in 1996, Cdn$2.9 million in 1995 and Cdn$2.5 million in 1994. Interest expense has been allocated to the municipal and commercial solid waste business segment based upon the relationship of the net assets of the solid waste business to the Company's consolidated net assets.

     The Company earns revenue from the delivery of on-site industrial services, the sale of recovered commodities and from fees charged to customers for by-product transfer and processing, collection and disposal services. The Company receives by-products and, after processing, disposes of the residuals at a cost lower than the fees charged to its customers. Other sources of revenue include fees charged for environmental consulting and engineering and other services, and revenue from the sale of steel products. In its metals recovery operations, the Company is exposed to commodity price risk during the period that it has title to products that are held in inventory for processing and/or resale. Depending on the commodity, the Company attempts to reduce its commodity price risk through various methods, including partially matching purchases of recoverable materials with current and future physical sales and the limited use of certain financial instruments.

     Revenue by geographic segment is as follows:

                           SIX MONTHS ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                      ------------------------------------    --------------------------------------------------------
                            1997                1996                1996                1995                1994
                      ----------------    ----------------    ----------------    ----------------    ----------------
                                                       (Canadian dollars in millions)
United States.......  $ 514.7     60.1%   $  99.4     30.7%   $ 373.4     46.5%   $ 213.4     32.9%   $ 166.7     34.0%
Canada..............    277.4     32.4      224.0     69.3      429.1     53.5      434.9     67.1      323.0     66.0
Other...............     64.5      7.5         --       --         --       --         --       --         --       --
                       ------   ------     ------   ------     ------   ------     ------   ------     ------   ------
                      $ 856.6    100.0%   $ 323.4    100.0%   $ 802.5    100.0%   $ 648.3    100.0%   $ 489.7    100.0%
                       ======   ======     ======   ======     ======   ======     ======   ======     ======   ======

     The increase in revenue generated in the United States is a direct result of the Company acquiring more businesses located in the United States and the continuing expansion of business by subsidiary companies located in the United States.

     In October 1996, Philip entered into an agreement with the Ontario Teachers' Pension Plan Board ("Teachers"'), whereby Teachers' acquired a 30% equity interest in Philip Utilities Management Corporation ("PUMC"). Effective from November 1, 1996, Philip's investment in PUMC has been recognized using the proportionate consolidation method. Therefore, Philip's share of PUMC revenue has been described as "utilities management" revenue.

     Operating expenses include direct and indirect labor and the related taxes and benefits, fuel, maintenance and repairs of equipment and facilities, depreciation, property taxes, and accruals for future closure costs.

     Selling, general and administrative expenses include management salaries, clerical and administrative costs, professional services, facility rentals and insurance costs, as well as costs related to the Company's marketing and sales force.

     The resource recovery and industrial services businesses are highly competitive. Price competition in the metals recovery and industrial services business is significant. Competition comes directly from companies in the recovery and recycling business and indirectly from waste disposal companies that charge competitive rates for disposal of waste products. The Company's industrial services business is also sensitive to a broad range of competition as customers seek out those firms with the reputation of having the best industrial cleaning, maintenance and turnaround services and the processing and transportation of industrial products and wastes. Competition could have a material adverse effect on the Company's results of operations and financial condition by depressing prices or by causing waste to be diverted to competitors. In addition, such competition could materially affect the Company's ability to service its customers profitably, to attract new customers and to retain such customers upon the expiration of existing contracts.

Impact of Inflation, Economic Conditions and Seasonality

     As a result of weather related circumstances during the winter months, and a general economic slowdown over the Christmas holiday period, the Company experiences lower levels of activity in December and during the first quarter of its fiscal year. Therefore, the first quarter results may not be indicative of the results that will be achieved during the entire year.

Impact of Political and Social Climate

     The Company believes that public awareness of the need to handle and dispose of by-product waste materials properly, and increasingly strict regulatory controls affecting the treatment and handling of such waste, affect the resource recovery and industrial services industry by increasing the demand for the

Company's services and reliance on experienced and licensed operators of transfer, processing and disposal facilities. In addition, since the Company places heavy emphasis on reuse and recycling as part of its overall operating strategy, the Company is benefiting and expects to continue to benefit from the increasing use of recycled products as raw materials. Nevertheless, the demand for certain of the Company's services may be adversely affected by the amendment or repeal of federal, state, provincial or foreign laws and regulations or by changes in the enforcement policies of the regulating agencies concerning such laws and regulations.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the results of operations and the percentage relationships which the various items in the Consolidated Statements of Earnings bear to the consolidated revenue from continuing operations:

                                  SIX MONTHS ENDED JUNE 30,                            YEAR ENDED DECEMBER 31,
                            -------------------------------------     ----------------------------------------------------------
                                  1997                 1996                 1996                 1995                 1994
                            ----------------     ----------------     ----------------     ----------------     ----------------
                                                               (Canadian dollars in millions)
Revenue
  Metals recovery.........  $ 634.4     74.1%    $ 163.3     50.5%    $ 452.4     56.4%    $ 308.8     47.6%    $ 217.5     44.4%
  Industrial services.....    210.4     24.5%      160.1     49.5%      348.3     43.4%      339.5     52.4%      272.2     55.6%
  Utilities management....     11.8      1.4%         --       --         1.8      0.2%         --       --          --       --
                             ------   ------      ------   ------      ------   ------      ------   ------      ------   ------
                              856.6    100.0%      323.4    100.0%      802.5    100.0%      648.3    100.0%      489.7    100.0%
Operating expenses........    701.3     81.9%      251.6     77.8%      615.5     76.7%      489.6     75.5%      366.6     74.8%
Selling, general and
  administrative..........     63.5      7.4%       33.5     10.3%       78.1      9.7%       66.5     10.3%       51.2     10.5%
Depreciation and
  amortization............     24.1      2.8%       15.4      4.8%       33.9      4.2%       25.5      3.9%       21.4      4.4%
                             ------   ------      ------   ------      ------   ------      ------   ------      ------   ------
Income from operations....     67.7      7.9%       22.9      7.1%       75.0      9.4%       66.7     10.3%       50.5     10.3%
Interest expense..........     19.2      2.2%       15.0      4.6%       24.6      3.1%       28.2      4.3%       21.7      4.4%
Other income and expense-
  net.....................     (5.5)    (0.6)%      (2.5)    (0.7)%      (4.8)    (0.6)%      (3.7)    (0.5)%      (2.1)    (0.4)%
                             ------   ------      ------   ------      ------   ------      ------   ------      ------   ------
Earnings from continuing
  operations before tax...     54.0      6.3%       10.4      3.2%       55.2      6.9%       42.2      6.5%       30.9      6.3%
Income taxes..............     16.4      1.9%        2.7      0.8%       15.2      1.9%       12.4      1.9%        8.8      1.8%
                             ------   ------      ------   ------      ------   ------      ------   ------      ------   ------
Earnings from continuing
  operations..............     37.6      4.4%        7.7      2.4%       40.0      5.0%       29.8      4.6%       22.1      4.5%
Discontinued operations
  (net of tax)............       --       --         7.2      2.2%       (1.0)    (0.1)%       2.9      0.4%        2.5      0.5%
                             ------   ------      ------   ------      ------   ------      ------   ------      ------   ------
Net earnings..............  $  37.6      4.4%    $  14.9      4.6%    $  39.0      4.9%    $  32.7      5.0%    $  24.6      5.0%
                             ======   ======      ======   ======      ======   ======      ======   ======      ======   ======

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Revenue. Consolidated revenue in the first half of 1997 of Cdn$856.6 million represented an increase of Cdn$533.2 million or 165% over the first half of 1996. The increase was attributable to internal growth in revenue of approximately Cdn$52.7 million and Cdn$480.5 million from acquisitions.

     The increase in metals recovery revenue in the first half of 1997 compared to the first half of 1996 was Cdn$471.2 million or 288.5%. The acquisition of two new businesses in the first half of 1997 and four new businesses in late 1996 in the metals recovery group contributed 94% of the increase. Industrial services revenue increased Cdn$50.2 million in the first half of 1997, or 31.4% over the first half of 1996. This increase was generally attributable to higher volumes of waste material being processed by Philip's by-products recovery facilities, although market prices for these services were generally flat compared to the prior year period, and the acquisition of one new environmental service business in the first half of 1997.

     Operating Expenses. Operating expenses for the first half of 1997 were Cdn$701.3 million, an increase of Cdn$449.7 million or 179% over the same period in 1996. The increase in costs is due mainly to the acquisition of new businesses in late 1996 and the first half of 1997, the results of which were consolidated with other Philip operations for the first time in the first half of 1997. As a percentage of revenues, operating expenses increased from 77.8% in the first half of 1996 to 81.9% in the first half of 1997. This increase is the result of newly acquired businesses in the Metals Recovery Group which generally have higher operating expense margins than other service categories. Approximately Cdn$480.5 million of Philip's revenue generated in the first half of 1997 came from these newly acquired businesses which had an operating margin of approximately 7.0%.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were Cdn$63.5 million for the first half of 1997, representing an increase of Cdn$30.0 million or 89.7% over the first half of 1996. The increase is attributable to the consolidation for the first time of selling, general and administrative expenses of companies acquired in late 1996 and in the first half of 1997 and to the addition of selling and corporate staff to manage the increased volume of business. However, as a percentage of revenue, selling, general and administrative expenses decreased to 7.4% of revenue in the first half of 1997 compared to 10.3% in the first half of 1996 because the selling, general and administrative costs associated with companies acquired, as a percentage of revenue, were lower than these same costs for existing businesses.

     Depreciation and Amortization. Depreciation and amortization of fixed assets in the first half of 1997 was Cdn$17.1 million, representing an increase of Cdn$6.8 million or 66.0% over the first half of 1996. This increase was due to acquisitions, to a continued high level of fixed asset additions, and to the full year effect of acquisitions completed by the Company in the prior year.

     Interest Expense. Interest expense for the first half of 1997 was Cdn$19.2 million, representing an increase of Cdn$4.2 million or 28% over the first half of 1996. This increase was primarily attributable to the increased borrowing to finance the Company's growth by acquisition and fixed asset expansion, together with working capital requirements to support the Company's increased revenue base.

     Other Income and Expense -- Net. Other income and expense -- net for the first half of 1997 included a Cdn$3.8 million gain before tax on the sale of USA Waste shares received as part of the proceeds on the sale of the municipal and commercial solid waste business. The shares, which were restricted at the time of receipt, were sold by Philip in February 1997 following the removal of the restriction.

     Income Taxes. Philip's effective income tax rate increased to 30.3% in the first half of 1997 from 26.0% in the first half of 1996, due to a shift in business to higher income tax rate jurisdictions. This effective income tax rate was lower than the Canadian statutory federal rate due to the effect of Philip's significant business in other jurisdictions where rates are generally lower than income tax rates in Canada.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenue. Consolidated revenue in 1996 of Cdn$802.5 million represented an increase of Cdn$154.2 million or 23.8% over 1995. The increase was attributable to internal growth of approximately Cdn$3.2 million and approximately Cdn$151.0 million from acquisitions.

     The increase in metals recovery revenue in 1996 was Cdn$143.6 million or 46.5%. The acquisition of four new businesses in the metals recovery group contributed approximately Cdn$127.8 million of the increase. The remainder of the increase, or approximately Cdn$15.8 million, came from new contracts or the renewal of existing contracts for the receipt and processing of additional materials.

     Industrial services revenue increased by approximately Cdn$8.8 million in 1996, or 2.6% over 1995 as a result of higher volumes of material processed by the industrial services group and the acquisition of two businesses that added Cdn$23.2 million compared to the prior year, offset by lower pricing levels generally for this group compared to the prior year and a decline in environmental services revenues of Cdn$15.1 million due to the closing of non-contributing offices in the United States. In addition, a delay in the licensing approval process for the continued use of the Taro landfill site resulted in a decrease in revenue of approximately Cdn$13 million from 1995 levels. The approval was received in the fourth quarter of 1996.

     Operating Expenses. Operating expenses in 1996 were Cdn$615.5 million, an increase of Cdn$125.9 million or 25.7% over 1995. These increased costs resulted from the increased level of business activity in 1996 and from acquisitions completed during the year. Operating expenses as a percentage of revenue increased to 76.7% in 1996 as compared to 75.5% in 1995. The higher operating expenses are a direct result of generally higher expenses in each of metals recovery and industrial services during 1996 and a further shift in the Company's business mix to include a higher percentage of metals recovery business which typically has higher operating expenses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1996 were Cdn$78.1 million, representing an increase of Cdn$11.5 million or 17.3% over 1995. The increase in 1996 is in part attributable to the addition of selling and administrative costs of companies acquired during the year and the full year effect of acquisitions completed in the prior year, as well as to an increase in the general sales staff and a general increase in costs over the prior year. As a percentage of revenue, selling, general and administrative expenses decreased to 9.7% in 1996, largely as a result of the increase in revenue.

     Depreciation and Amortization. Depreciation and amortization of fixed assets in 1996 was Cdn$22.2 million, representing an increase of Cdn$6.5 million or 42% over 1995. This increase was due to acquisitions, to a continued high level of fixed asset additions, and to the full year affect of acquisitions completed by the Company during the prior year.

     Interest Expense. Aggregate interest expense in 1996 was Cdn$24.6 million, representing a decrease of Cdn$3.6 million or 12.7% over 1995. In May of 1996, the Company issued common shares and used the proceeds to reduce the amount of long-term debt outstanding. In addition, in 1996, all the remaining 6% convertible subordinated debentures were converted into common shares of the Company, further reducing the Company's outstanding debt. Both these factors contributed to a lowering of interest expense in 1996.

     Income Taxes. For the year ended December 31, 1996, the effective income tax rate for the Company was approximately 28% as compared to an effective income tax rate of 29% in 1995. This effective income tax rate reflects the Company's significant business in other jurisdictions where rates are generally lower than income tax rates in Canada.

     Income from Discontinued Operations. Income from discontinued operations increased in 1996 to Cdn$6.8 million, principally as a result of the Company having been awarded several new contracts for municipal solid waste collection and disposal which commenced January 1,1996. In 1995, income from discontinued operations was Cdn$2.9 million, compared to the Cdn$2.5 million earned for the year ended December 31, 1994.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     Revenue. Consolidated revenue in 1995 of Cdn$648.3 million represented an increase of Cdn$158.6 million or 32.4% over 1994. The increase was attributable to internal growth in revenue of approximately Cdn$105.6 million and Cdn$53.0 million from acquisitions.

     The increase in metals recovery revenue in 1995 was Cdn$91.3 million or 42.0%. The acquisition of major new contracts for the receipt and processing of additional materials added approximately Cdn$66.0 million to 1995 revenue, by increasing the volume of copper and brass materials available for processing and sale. Approximately Cdn$10.0 million of the increased revenue was attributable to a 25% increase in production capacity which resulted from the Company opening a wire and cable processing plant in the United States in June 1995. Lastly, an increase in the volume of ferrous scrap sales produced Cdn$9.4 million in additional 1995 revenue.

     The increase in industrial services revenue in 1995 of Cdn$67.3 million was attributable in part to Cdn$52.0 million in revenue generated by four new businesses acquired in 1995 which were consolidated with the revenue of the Company for the first time. The remainder of the increase was attributable to the full year's consolidation of businesses acquired in the prior year, including Cdn$21.0 million of additional revenue generated by the Delsan group, a company acquired in late 1994, and the increased volume of materials handled by and the increased level of other business services provided by this group in 1995. Pricing levels for services rendered by this group were low throughout 1995 reflecting, in part, the over-capacity of processing facilities in the chemical waste disposal market throughout North America.

     Operating Expenses. Operating expenses in 1995 were Cdn$489.6 million, an increase of Cdn$122.9 million or 33.5% over 1994. These increased costs resulted from the increased level of business activity in 1995, from acquisitions completed in that year and the consolidation for a full year of acquisitions completed in 1994, as well as internal growth. Operating expenses as a percentage of revenue increased from 74.8% of revenue in 1994 to 75.5% of revenue in 1995, due in part to the higher percentage of metals recovery business and lower margins in industrial services than in the prior year.

     Selling General and Administrative Expenses. Selling general and administrative expenses in 1995 were Cdn$66.5 million, representing an increase of Cdn$15.4 million or 30.0% over 1994. The increase in 1995 is in part attributable to the addition of selling and administrative costs of companies acquired during the year and the full year effect of acquisitions completed in the prior year as well as to an increase in the general sales staff and a general increase in costs over the prior year. As a percentage of revenue, selling, general and administrative expenses decreased to 10.3% in 1995 from 10.5% in 1994, largely as a result of the increase in revenue.

     Depreciation and Amortization. Depreciation and amortization of fixed assets in 1995 was Cdn$15.7 million, representing an increase of Cdn$2.2 million or 16.5%. This increase was due to acquisitions, a continued high level of fixed asset additions, and to the full year effect of acquisitions completed by the Company during the prior year.

     Interest Expense. Aggregate interest expense in 1995 was Cdn$28.2 million, representing an increase of Cdn$6.4 million or 29.6% over 1994. This increase was primarily attributable to the increased level of borrowing to finance the Company's growth by acquisition and fixed asset expansion, together with working capital requirements to support the Company's increased revenue base.

     Income Taxes. For the year ended December 31, 1995, the effective income tax rate for the Company was approximately 29% as compared to an effective income tax rate of 28% in 1994. This effective income tax rate reflects the Company's significant business in other jurisdictions where rates are generally lower than income tax rates in Canada.

LIQUIDITY

     At June 30, 1997, Philip's working capital was Cdn$527.0 million, representing an increase of Cdn$179.5 million over December 31, 1996. Inventory for resale was a significant component of Philip's working capital at June 30, 1997 and increased Cdn$82.0 million over December 31, 1996. Of this increase, Cdn$47.0 million was added through companies acquired since December 31, 1996, Cdn$6.0 million was added by reason of new plant facilities opened since December 31, 1996 and the remainder resulted from inventories acquired in connection with new contracts or renewed contracts entered into by the Metals Recovery Group. In addition, accounts receivable at June 30, 1997 increased by Cdn$80.7 million from December 31, 1996. Accounts receivable acquired as part of new business acquisitions in the first half of 1997 were Cdn$93.3 million while accounts receivable for existing business have decreased due to collection efforts.

     At June 30, 1997, Philip had long-term debt outstanding of Cdn$692.3 million, which represented 50% of Philip's total capitalization. This compares to Cdn$414.8 million in long-term debt at December 31, 1996, which represented 40% of Philip's total capitalization. In August 1997 Philip entered into a credit facility with a syndicate of lenders which provides for aggregate borrowings of up to US$1.5 billion, which was used to retire an existing credit facility and repay approximately US$130 million of bank debt of Allwaste and Serv-Tech after consummation of the acquisition of each of these companies. As of August 31, 1997, a total of US$817 was drawn under this facility. The Company believes that cash generated from operations, together with amounts available under the Credit Facility will be adequate to meet its capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard.

     The Company's future operating performance will be subject to future economic conditions and to financial, business and other factors that are beyond the Company's control.

CAPITAL EXPENDITURES

     The following table describes the major components of the Company's capital expenditures:

                                                SIX MONTHS ENDED
                                                    JUNE 30,            YEAR ENDED DECEMBER 31,
                                               ------------------    -----------------------------
                                                1997       1996       1996       1995       1994
                                               -------    -------    -------    -------    -------
                                               (THOUSANDS OF CANADIAN DOLLARS)
Equipment additions and replacements........   $33,300    $18,300    $42,800    $28,300    $17,000
Facilities acquisitions.....................     7,500      1,700      3,200      3,600     10,000
Landfill....................................     3,700      2,800     13,800      5,100      2,900
                                               -------    -------    -------    -------    -------
                                               $44,500    $22,800    $59,800    $37,000    $29,900
                                               =======    =======    =======    =======    =======

     The Company's capital expenditure program for the second half of fiscal 1997 is expected to be approximately Cdn$30 million. The Company expects to fund these expenditures by utilizing cash flow generated from continuing operations or by drawing down more funds from the Company's Credit Facility.

                                    BUSINESS

INTRODUCTION

     The Company is one of North America's leading suppliers of resource recovery and industrial services. The Company has the largest integrated network of metals recovery and industrial services operations in North America, servicing over 50,000 industrial and commercial customers from over 300 locations. The Company applies proprietary technologies to reduce the cost and downtime associated with industrial cleaning and plant turnaround activities, and to recover value from industrial by-products and metal bearing residuals. The Company has achieved its leading position in the metals recovery and industrial services markets through internal growth and through the acquisition and integration of 40 companies since the beginning of 1996. As a result, the Company is viewed as a leading consolidator in the metals recovery and industrial services industries. The Company's primary base of operations is in the United States, with over 70% of the Company's worldwide revenue generated in U.S. dollars for the six months ended June 30, 1997. At September 23, 1997, the aggregate market value of the outstanding Common Shares was $1.974 billion.

     The Company's business is organized into two operating divisions -- the Metals Recovery Group and the Industrial Services Group. The Metals Recovery Group's three primary business operations are ferrous (steel), copper and aluminum processing and recycling. The ferrous metals operations include the collection and processing of ferrous scrap materials for shipment to steel mills and the provision of related mill services. Ferrous operations also include steel service centers that process and distribute structural steel products. Copper operations are comprised of cold process mechanical recovery facilities, scrap management, management of material recycling centers for the telecommunications industry, and copper refining. The group's aluminum recycling operations process aluminum dross, a by-product of primary aluminum production, and produce aluminum deoxidizing products and alloys from aluminum scrap. Both the non-ferrous and ferrous operations of Philip provide significant brokerage capabilities for scrap materials and primary metals, including steel, copper, aluminum and tin. The Company services the steel, telecommunications, aluminum, wire and cable and automotive industries, as well as utilities. Major customers for the Company's ferrous processing operations include Armco, ASW, Copperweld, Dofasco, Republic, Stelco and Timken. Major customers for the Company's non-ferrous processing operations include AK Steel, Bethlehem Steel, Chrysler Canada, Noranda and Southwire.

     The Industrial Services Group is the largest integrated provider of on-site industrial services, by-products recovery and environmental services in North America, with a network of over 250 facilities. The Industrial Services Group's operations are divided into four main activities: on-site industrial services, by-products recovery, environmental services and utilities management. On-site industrial services include industrial cleaning and maintenance, waste collection and transportation, container services and tank cleaning, turnaround and outage services, mechanical contracting and refractory services. By-products recovery includes distillation, engineered fuel blending, paint overspray recovery, organic and inorganic processing and polyurethane recycling. Environmental services include strategic resource management, decommissioning, remediation, environmental consulting and engineering, and analytical and emergency response services. Major clients include BASF, Boise Cascade, Chevron, Conoco, Dupont, Ford, General Electric, General Motors, Monsanto, PPG and Shell.

     For the six months ended June 30, 1997 and 1996 and each of the years in the three year period ended December 31, 1996, the Company's revenue from continuing operations by service category, as well as the percentage of total revenue, was as follows:

                           SIX MONTHS ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                       ---------------------------------   ---------------------------------------------------
                            1997              1996              1996              1995              1994
                       ---------------   ---------------   ---------------   ---------------   ---------------
                                                   (MILLIONS OF CANADIAN DOLLARS)
Metals Recovery......  $634.4    74.1%   $163.3    50.5%   $452.4    56.4%   $308.8    47.6%   $217.5    44.4%
Industrial
  Services(1)........   222.2     25.9    160.1     49.5    350.1     43.6    339.5     52.4    272.2     55.6
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                       $856.6   100.0%   $323.4   100.0%   $802.5   100.0%   $648.3   100.0%   $489.7   100.0%
                       ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

---------------

(1) Industrial Services revenues include utilities management revenues which, as a percentage of aggregate revenues were 1.4%, 0.0% and 0.2% for the six months ended June 30, 1997, the six months ended June 30, 1996 and the fiscal year ended December 31, 1996, respectively. No revenues were recorded in prior years.

INDUSTRY OVERVIEW

     Manufacturers are seeking to improve competitiveness by focusing on their core business and by reducing costs in non-core, non-revenue producing activities. Three key trends that have developed as a result are: (i) increased outsourcing of non-core services, (ii) a reduction by manufacturers in the number of vendors from which outsourced services are purchased and (iii) maximizing resource recovery opportunities from waste and by-product streams. The Company believes that the industrial services and resource recovery industries are positioned to benefit from these three major trends.

     Many non-core activities can be performed on a more cost effective basis by specialized industrial service and resource recovery providers that have greater expertise, technology advantages, access to markets for recovered materials and economies of scale. As a result, companies which outsource non-core activities are able to lower operating and capital costs, increase access to new technologies, enhance by-product recovery and reduce liabilities by redirecting accountability. In addition, by reducing the number of vendors from which outsourced activities are purchased, and acquiring services from those suppliers that can provide a "total service" solution on a national basis, manufacturers can further lower administrative costs, reduce management overhead, and increase supplier accountability while reducing potential liabilities. Recovery of resources from waste and by-product streams improves manufacturing efficiency by reducing and reusing manufacturing residuals and by-products, thereby lowering operating costs, including raw material costs, and reducing environmental liabilities.

     As industries continue to outsource additional non-core services and develop close relationships with outside service providers to deliver these on-site services, the result is often a seamless integration between customer and supplier. Companies which can deliver bundled services to these customers realize significant competitive advantages through economies of scale and the opportunity to share research and development and capital costs associated with by-product recovery and outsourcing.

     According to industry sources, the industrial services and resource recovery market in North America is estimated to be a $50 billion market growing at 10% annually. Metals recovery accounts for 44% of the services to this market, 38% for in-plant services, 10% for chemical recovery and 8% for disposal. The market is fragmented with industry participants ranging from several large companies to thousands of small local companies. Few competitors in the industry offer a full range of resource recovery and industrial services. Most of the almost 20,000 companies supplying this market are specialized regional service providers, often with limited financial resources. In response to the demand for integrated services, the industrial services and resource recovery industry is expected to consolidate rapidly over the next few years.

STRATEGY

     The Company's strategies to realize continued growth from the outsourcing, vendor reduction and resource recovery trends are as follows:

     Increase sales to existing customers by cross-selling services. The Company's customer base has grown significantly over the last few years, as a result of both internal growth and acquisitions. As a result, the Company possesses a large customer base across diverse industries. However, Philip's metals and by-products recovery operations have historically been concentrated in the steel, telecommunications, automotive, aluminum, chemical and paint industries, whereas many of its newer industrial services customers are in the refining, petrochemical, electric utility, pulp and paper and food processing industries. The Company believes significant growth can be achieved by realizing upon the resultant opportunities to cross-sell its additional service capabilities to its significantly expanded customer base. For instance, the Company foresees that its refinery turnaround services may be sold to the steel, chemical, paint and other process industries. Also, Philip has historically provided paint booth overspray recovery services to the automotive industry, whereas Allwaste provided paint booth cleaning and management services.

     Pursue strategic acquisitions that will broaden the Company's services to existing customers or in key geographic regions with significant industrial activity. The Company's geographic and service breadth strategy is designed not only to provide a broad range of services nationally, but also to establish a leadership position for certain areas of its business in key geographic markets. The Company intends to pursue strategic acquisitions to implement this strategy. For instance, the Company recently acquired Intermetco, the largest ferrous metals recycler in Canada. The acquisition enhances Philip's ability to meet its clients' raw material requirements and deliver additional industrial services and establishes Philip as the largest provider of ferrous scrap to the concentration of steel mills in the Great Lakes region.

     Continue to vertically integrate its collection, processing and distribution network. Through the acquisition and integration of new businesses, Philip is creating vertically integrated collection, processing and distribution networks in its Metals Recovery and Industrial Services Groups. Such vertical integration of services expands the Company's services package and provides multiple entry points for the sale of services to customers and results in expanded markets for sale of recovered or recycled products. For instance, the acquisitions of Luntz and Intsel added collection and processing of steel scrap, and processing and distribution of finished steel products. These activities add to the Company's integrated services package for the steel industry and provide additional sales entry points to customers. The Allwaste acquisition provides the Company's by-products recovery operations with additional waste and by-product streams that had previously been delivered to third parties for processing and disposal. Consequently, Allwaste can reduce disposal costs for its industrial cleaning and maintenance customers through by-products recovery and recycling. Another recently acquired company, Warrenton Resources Inc. ("Warrenton"), refines copper scrap produced by the Company, thereby enabling the Company to sell its processed scrap into the lower grade commodity markets or refine it and sell it into higher value added markets.

     Continue to develop and apply innovative process and service technologies. The Company will continue to work in partnership with its customers to develop and apply innovative applied technologies that minimize waste generation, maximize the value of industrial by-products generated and reduce the cost of services provided to customers. Examples of such innovative solutions include: the EPOC paint overspray recovery program for the automotive industry; cryogenic processing of polyvinyl chloride ("PVC") and polyethylene ("PE") plastic residue from cable and wire scrap for recycling; the polyurethane recycling facility developed in association with the BASF Corporation; and the Fast Draw and Fast Clean technologies, which provide remote control extraction and semi-robotic cleaning of heat exchanger bundles, thereby lowering cost and improving safety.

COMPETITIVE STRENGTHS

     The Company believes the following competitive strengths enhance its leadership position in the resource recovery and industrial services sectors:

     Broadest Range of Integrated Services: Philip offers the broadest range of metals recovery, by-products recovery and industrial and environmental services in the industry. The Company believes it can better assist its clients achieve lower costs and improve operating efficiencies by providing single source solutions.

     Broad Geographic Network: The Company's broad geographic network, unlike its regional competitors, can support the requirements of its customers throughout North America. This network enables the Company to effectively package and cross-sell services to large North American accounts.

     Proprietary Technologies: The Company has developed a series of proprietary waste minimization, recovery and industrial cleaning and turnaround processes. These proprietary technologies enable the Company to recover a higher percentage of usable components and reduce both disposal costs and downtime associated with turnaround operations.

     Leading Consolidator: The industrial services sector is highly fragmented and is undergoing rapid consolidation in response to market demands for vendor reduction and broad geographic service capabilities. Philip is a leading consolidator in the industry as a result of its financial strength, focused strategy and multi-service capabilities.

BUSINESS UNITS

     METALS RECOVERY

     The Company's Metals Recovery Group applies customized process technologies to recover metals from industrial by-products. The group's three primary businesses include ferrous (steel), copper and aluminum processing and recycling. The Company is North America's leading recycler of cable and wire scrap, is the most fully integrated provider of services to the steel industry in North America and is the largest producer of aluminum deoxidizing products, an essential element in the manufacture of steel, in the northeastern United States. The Company is also one of the largest ferrous scrap processors in the United Kingdom. The Metals Recovery Group has approximately 2,000 employees and is headquartered in Hamilton, Ontario.

     The ferrous metals operations include the collection and processing of ferrous scrap materials for shipment to steel mills and the provision of mill services. Ferrous operations also include steel service centers that process and distribute structural and flat rolled steel products. Copper operations are comprised of cold process mechanical recovery facilities, scrap management and copper refining. The group's aluminum recycling operations produce aluminum deoxidizing products and alloys from aluminum scrap and process aluminum dross, a by-product of primary aluminum production. Both the non-ferrous and ferrous operations of Philip provide significant brokerage capabilities for scrap materials and primary metals, including steel, copper, aluminum and tin. The Company services the steel, telecommunications, aluminum, wire and cable, and automotive industries, as well as utilities.

     The Company intends to become the North American market leader in delivering integrated metals recovery and related services through regional concentration of its services in areas of high industrial activity, through continued integration of its collection, processing and distribution capabilities and through the development and use of proprietary technology. Set forth below is a description of the operations of the Company's Metals Recovery Group.

     Ferrous Processing Operations. The Metals Recovery Group is a processor and broker of ferrous scrap to steel mills and foundries located in the lower Great Lakes region, the Pittsburgh-Ohio corridor and in the United Kingdom. As a result of recent acquisitions and capital improvements, the Company's processing capacity has grown from 450,000 tons annually in 1995 to more than four million tons annually. The Company is also the most fully integrated service provider to the North American steel industry, supplying scrap steel, deoxidizing product, electric arc furnace dust management and other services such as mill scale recovery, industrial vacuum, slag recovery, wastewater treatment, decommissioning, and analytical and emergency response services.

     Ferrous scrap is generated as a by-product of automotive stamping and fabrication and is also derived from post-consumer sources (cars, refrigerators, etc.). It is processed by baling, separation, or shredding during which time the material is graded and sorted. The primary consumer of ferrous scrap is the mini-mill steel industry, which uses electric arc furnace technology to reduce scrap to molten form to produce steel. Production capacity in the mini-mill steel industry is expected to continue to increase and to account for a rising share of overall steel production in North America. This is expected to result in increased demand for high quality ferrous scrap.

     The Company's operations are regionally concentrated close to industrial scrap producers and other suppliers and to local steel mills. Unlike many of the Company's competitors that secure their supply of ferrous scrap indirectly through ferrous scrap dealers, the Metals Recovery Group obtains most of its ferrous scrap directly from industrial scrap producers pursuant to long standing relationships. Accordingly, the Metals Recovery Group has access to consistent volumes of high quality ferrous scrap from which it can supply the necessary grades and mixtures required by the steel industry. As production capacity of the mini-mill industry continues to increase, the Company believes that its ability to consistently supply required volumes of quality scrap will make it the supplier of choice in the regions it serves, and that the resulting relationships will provide opportunities to sell additional services to such customers.

     The Metals Recovery Group also processes and distributes a broad range of heavy carbon steel products through distribution and processing facilities located in Houston, Texas, and five additional distribution centers located across the southwestern and southeastern United States. The Company is one of the largest distributors of structural steel products in these regions. Through its acquisition of Intermetco, the Company also provides processing of steel coils and produces spiral weld pipe. These operations enable the Company to provide further services to the steel industry through bulk purchases that are inventoried and further processed, cut or formed, for resale to steel purchasers. This service expands the Company's package of integrated services to the steel industry and provides the Company with another entry point through which to sell additional services.

     The Company has also established itself in the European scrap processing and mill services industry with its recent acquisition of Allied Metals Limited ("Allied Metals") from ASW Holdings PLC ("ASW"). Allied Metals is one of the largest steel scrap processing and mill services companies in the United Kingdom. Allied Metals' principal business involves the collection of post-consumer scrap and the sale of processed metal as a raw material to steel mills and foundries that use electric arc furnace technology. In 1996, Allied Metals processed approximately 670,000 tons of scrap steel. At its heavy media separation facility, Allied Metals uses a proprietary process to recover copper, aluminum and zinc from the residue of its auto shredding operations. Allied Metals' facilities are concentrated in Southwest England and South Wales, from which it supplies local steel mills and foundries and the export market through its two seaport facilities. Approximately two thirds of Allied Metals' sales are domestic and one third to foreign markets, primarily Europe and Asia. The Company also provides on-site slag management and electric arc furnace dust recycling at ASW's steel mill.

     The Metals Recovery Group sets and adjusts its prices for ferrous metals sold based upon prices set monthly by the major steel producers. The Company manages its commodity price risk by acquiring ferrous metal scrap as it is needed for its customers and maintaining relatively low inventories of scrap and processed metals.

     Copper Processing Operations. The Metals Recovery Group is North America's leading processor of wire and cable scrap, recycling over 400 million pounds annually. The primary metal recovered is copper. The wire and cable manufacturing industry is the largest generator of scrap wire and cable in North America. Other principal generators include the telecommunications industry (through the dismantling and regeneration of telecommunications lines), utilities and the automotive industry. The availability of wire and cable scrap depends upon a number of factors, including the general level of economic activity in the industries served by the Metals Recovery Group, many of which are cyclical in nature, and market prices for copper and the other metals recovered. The Metals Recovery Group has not historically had difficulties in obtaining volumes of wire and cable scrap. The Metals Recovery Group operates eleven wire and cable scrap processing lines located in Hamilton, Ontario (four lines), Kendallville, Indiana (two lines), Orangeburg, New York (two lines), Ashland Virginia (one line) and Phoenix, Arizona (two lines).

     Through a proprietary granulation and separation system, the Metals Recovery Group recovers copper and in some cases, aluminum, as well as PVC and PE plastics from wire and cable insulation. Scrap is first chopped into fine pieces and the metallic particles are physically separated from the plastic insulation through a mechanical density process and a proprietary second stage electrostatic separation system. The plastics are separated into PVC and PE polymer streams through water-based separation and a proprietary cryogenic process. The separate polymers are sold to plastic and resin manufacturers instead of being disposed of in landfills, thereby reducing the customer's disposal cost and risk. Through its use of proprietary technology and expertise, the Company believes that its Metals Recovery Group is able to recover more components and generate higher yields from wire and cable scrap than its competitors.

     Depending on the grade of the material, recovered copper is either sold as #1 or #2 scrap, or refined into prime ingots for sale to brass mills or rod mills, or to copper smelters throughout North America. The Metals Recovery Group also negotiates toll and conversion contracts for its wire and cable manufacturing customers through which scrap materials are exchanged for new raw materials. Under tolling contracts, the Metals Recovery Group receives a fee for processing scrap and returning the recovered metals to the customer. Under conversion contracts, the Metals Recovery Group acquires wire and cable scrap from the customer and delivers back, directly or through secondary metals processors, specified amounts of merchant copper and other metals. The Metals Recovery Group also enters into brokerage contracts to supply merchant copper and other metals to significant customers where quantities required exceed the amounts recovered from the scrap supplied. This service results in the customer having to deal with fewer suppliers.

     The Metals Recovery Group also manages recycling centers for four regional Bell operating companies under multi-year contracts. Under these contracts, the Company collects scrap from the dismantling and regeneration of telecommunications lines, categorizes it, and prepares the scrap for resale. In certain cases, the Company has the first right to purchase the wire and cable scrap, and in other cases the Company is paid a fee for collecting the material and may also bid for the scrap once it is collected.

     Through recently acquired Conversion Resources Inc. of Cleveland, Ohio ("Conversion Resources"), the Metals Recovery Group also provides resource recovery programs that separate and process copper, brass and aluminum from scrap produced by industrial clients. These metals are then sold to tube mills, brass mills, foundries, specialty consumers and copper refineries. Through recently acquired Warrenton Resources Inc. of Warrenton Missouri ("Warrenton"), the Metals Recovery Group refines copper scrap into copper ingots and other customer specified shapes and is the sole manufacturer of fire-refined copper ingot in North America. Warrenton uses #2 copper scrap as input for the production of its ingots, which is generated from the Company's copper cable and wire chopping operations. As a result of this acquisition, cable and wire scrap processing is vertically integrated to include collection, processing and refining. This integration permits the Company to maximize the value of recovered copper by enabling it to sell either into the lower grade commodity markets or into the higher value added refined copper markets, as market conditions vary.

     The Company is exposed to commodity price risk during the period that it has title to materials that are held in inventory for processing and/or resale. The Company attempts to reduce its commodity price risk through various methods, including partially matching purchases of recoverable materials with current and future physical sales and the limited use of certain financial instruments.

     Aluminum Processing Operations. Through its Guelph, Ontario and Syracuse, New York plants, the Company is a leading producer of aluminum alloys for the automotive industry situated in the Great Lakes region. The Company operates furnaces for the production of foundry alloys, primarily from aluminum scrap. The facilities have an annual capacity of 280 million pounds. The use of lightweight aluminum in automotive production continues to increase as manufacturers comply with increasingly stringent fuel consumption and air emission guidelines. The Company's alloys facilities also provide molten aluminum to its customers, primarily automotive parts manufacturers. The Company is one of a small number of molten aluminum suppliers, which requires the use of high cost "crucibles" and specialized vehicles to transport the molten aluminum. This also requires that the Company's facilities be close to those of its customers, which proximity provides a competitive advantage.

     The Company is also a major producer of aluminum deoxidizing product for the steel industry at facilities located in Painesville, Ohio and Richmond, Virginia. Aluminum deoxidizing product is used in the manufacture of steel to eliminate gas bubbles during the production process. The Company's aluminum deoxidizing product is marketed to over 30 major North American steel mills and provides another essential product offering to steel mills. Production of the aluminum deoxidizing product also supports the vertical integration of the Company's aluminum operations since aluminum recovered from dross provides a raw material for aluminum deoxidizing production.

     The Metals Recovery Group aluminum processing operations also recover aluminum from dross, a by-product formed in the primary smelting of aluminum. Aluminum producers deliver dross to the Company's rotary kiln furnaces where it is melted and processed to produce aluminum ingots that are returned to the customer for a tolling fee. The Metals Recovery Group operates three rotary kiln furnaces in two locations in the province of Quebec which service the major aluminum producers located within the province. Transportation costs associated with aluminum dross recycling require that the Metals

Recovery Group's recycling operations be located closely to the primary smelters served. The proximity of the Metals Recovery Group's Quebec operations to the aluminum smelters, in combination with its contractual relationships with the smelters, has resulted in the absence of significant competitors for the Metals Recovery Group's aluminum dross recycling operations. The Metals Recovery Group is the largest recycler of aluminum dross in Canada.

     INDUSTRIAL SERVICES

     Through its Industrial Services Group, the Company is the single largest integrated industrial services provider in North America with over 250 locations, over 9,000 employees and a wide range of services geared towards the industrial customer. The Company is the leading provider of on-site industrial services and operates the largest network of solid and liquid industrial by-product recovery facilities. The Industrial Services Group is headquartered in Houston, Texas.

     The increasing focus by industrial enterprises on their core competencies has led to greater outsourcing of non-core, non-revenue generating activities in order to reduce costs. Such activities can generally be performed on a more cost effective basis by specialized industrial service companies which have greater expertise, technology advantages and economies of scale. Such activities include industrial cleaning and maintenance, waste management and transportation, demolition and remediation, and resource recovery. In addition, industrial customers are evidencing a desire to reduce the number vendors of industrial services and to acquire services from those suppliers that can provide a "total service" solution on a national basis, thereby providing further administrative and cost reductions.

     The Company has expanded rapidly through acquisitions to provide it with the range of products and services and the geographic coverage necessary to respond to these trends. The acquisitions of Allwaste and Serv-Tech have resulted in a significant expansion of Philip's historical by-products recovery and environmental services businesses by adding industrial cleaning and maintenance, container services, waste transportation, refinery turnaround and refactory services. This broader range of services better positions the Company to take advantage of the vendor reduction trend. It has also provided the Company with significant cross selling opportunities to the customer base of each company, since Philip has historically been strong in the steel, telecommunications, automotive, aluminum, chemical and paint industries, whereas Allwaste and Serv-Tech serve the refining, petrochemical, electric utility, pulp and paper and food processing industries. In addition, Allwaste and Serv-Tech were previously reliant upon third parties for processing and disposal of wastes generated from their industrial cleaning and turnaround projects. These waste streams may now be processed at Philip's network of by-product recovery facilities. This integration of on-site cleaning and maintenance with transportation, processing and disposal allows the Company to provide to its customers single source environmental accountability and competitive pricing.

     The acquisitions of Allwaste and Serv-Tech have also given the Company a significant presence in the heavily industrialized regions of the Gulf coast and southeastern and southwestern United States, which complements Philip's concentration in the Great Lakes and industrial northeast regions. The Industrial Services Group is now organized into five operating regions: Central, Midwest, Northeast, Southeast and Western, each with a mandate to provide the complement of industrial services to customers in that region. In addition, many of the Company's specialized services are marketed across all regions by specialized groups through the coordination of sales, analysis, delivery and execution, and technical support. These specialized services include demolition and decommissioning services, turnaround services, chemical services and products, analytical laboratories, container services and tank cleaning.

     The Industrial Services Group is divided into four principal segments: on-site industrial services, by-products recovery operations; environmental services and utilities management.

     On-Site Industrial Services. The Industrial Services Group is a leading provider of on-site industrial services throughout North America. Industries served include the refining, petrochemical, oil and gas, electric utility, pulp and paper, automotive, food processing, paint and coatings, and transportation industries. The Industrial Services Group provides industrial and commercial customers with a range of industrial and environmental services, including on-site industrial cleaning and maintenance (including hydroblasting, gritblasting, air-moving and liquid vacuuming and container services, and tank cleaning); waste collection and transportation; turnaround and outage services; refactory services; project management services; inspection and analysis services; electrical and instrumentation; and other general plant support services.

     Hydroblasting is performed using high pressure pumps to remove hard deposits from surfaces, such as heat exchangers, boilers, aboveground storage tanks and pipelines, that may be unsuitable for other conventional cleaning techniques. Gritblasting utilizes both abrasive and non-abrasive media to clean surfaces on electrostatic precipitators and boilers and to prepare metal surfaces for protective coatings and non-destructive testing. Air-moving and liquid vacuuming remove and handle industrial wastes or salvageable materials contained in customers' tanks, containers or other process configurations. Container services include cleaning, inspection and repair of highway tank-trailers, railcar tanks, intermodal containers and intermediate bulk containers. The Industrial Services Group also inspects all cleaned containers, in accordance with applicable governmental regulations, to ensure no product or moisture remains in the cleaned container. The Company believes that its container cleaning and repair service business is the largest noncarrier operation in the industry in terms of total revenues and number of containers serviced. Tank cleaning involves the removal of sludge and residual products from the interior of storage tanks to allow inspection, repair and/or product changeover. The Industrial Services Group is the largest cleaner of above ground storage tanks in North America. The Company believes that the Industrial Services Group has the most comprehensive mix of tank cleaning technologies and service capabilities of any contractor in North America.

     Waste collection and transportation services provide comprehensive on-site by-product and waste management programs for facility waste streams. Waste is tested and classified in order to determine the recyclability of the material and third party disposal requirements. Manifests and other shipping documentation are prepared and the waste material is sent to the Company's recycling and reclamation facilities wherever possible, or to contracted third party treatment and disposal facilities. The Industrial Services Group operates a large fleet of collection vehicles.

     Turnaround and outage services provide customers in refineries, petrochemical facilities and power plants a single source integrated package of turnaround maintenance services and other specialty services for the scheduled maintenance, repair or replacement of process equipment, operating machinery and piping systems. Sophisticated maintenance programs play an increasingly important role in the continuous improvement of performance in plant operations. Services provided include project management, planning and scheduling, decontamination, heat exchange maintenance, refactory services and heat treating services. The Company is a North American leader in providing turnaround services to the petrochemical industry. This is largely due to its patented technologies that reduce labor costs and turnaround costs, including those associated with the cost of down-time. These technologies also significantly reduce the safety risks associated with heat bundle extraction and cleaning. The Company intends to expand the application of these technologies to other key industry sectors, including steel, chemicals and utilities.

     By-Products Recovery. The Industrial Services Group's by-products recovery operations apply customized process technologies to recover or create useable products from liquid and solid industrial by-products (primarily hazardous and non-hazardous chemical waste) and thereby reduce the cost and quantity of materials destined for final disposal. The Industrial Services Group collects organic industrial by-products which are processed into engineered fuels or distilled into solvents and also provides on-site waste minimization and inorganic waste processing.

     Producing engineered fuels involves the blending of liquid and solid industrial by-products into a customized fuel for use in industrial furnaces, principally cement kilns. Distillation of spent solvents occurs through both simple and fractional methods with recovered solvents either returned to the generator or sold to the automotive aftermarket. Inorganic processing capabilities include the treatment of waste waters and cyanide residuals, and the recovery of metals from sludges, slags and foundry sands. The Industrial Services Group also provides wastewater treatment, sludge management and paint overspray recovery services to automotive and parts manufacturers that use paint spray booth systems.

     The revenue of the by-products recovery operations is derived from the fees paid to the Company by generators of industrial by-products or waste, from the sale of recovered materials or from tolling fees charged to customers for services rendered. The operations provide services to in excess of 15,000 customers, primarily from the automotive, petrochemical, paint and coatings and aviation industries and the military. Company activities include the following:

INDUSTRY SERVED       BY-PRODUCT               KEY REUSABLE PRODUCT    REUSE APPLICATION
-------------------   ----------------------   ---------------------   ------------------------------
Air pollution         Baghouse dust            Iron, calcium           Cement component
  control..........
After-automotive      Oil filters and oily     Oil, steel, metals      Fuel supplement; oil recovery;
  and industrial      water                                            secondary metals recovery;
  markets..........                                                    steel production
Automotive            Grinding swarf           Steel                   Steel production
                      Paint overspray          Solvents, resin         Adhesives; fuel
                      recovery
                      Polyurethane             Polyols                 Automotive parts
                      scrap
Automotive,           Solvent-laden            Solvents/high           Engineered fuel
  chemical            sludges and              BTU material            supplement; solvent recovery
  industries and      solids
  small quantity
  generators
Chemical industry     Off-spec carbon          Carbon black            Fuel supplement; reducing
                      black                                            agent for pyrol processing
Commercial and        Spent chlorinated        Solvents                Commercial and industrial
  industrial          solvents                                         cleaning; cement component
  cleaning
Plating industry      Inorganic sludges        Zinc phosphate,         Fertilizer; secondary metals
                                               non-ferrous             recovery
                                               metals
Steel industry        Steel sludges,           Ferrous metal, iron,    Steel production; cement and
                      mill scale,                silica, brass         aggregate component
                      foundry sands

     The Company's network of facilities and application of proprietary technologies enables Philip to process higher volumes of by-products at reduced cost. By developing new technologies or customizing available technologies, the Company has achieved competitive processing and recovery efficiencies. For example, the Company has developed a container processing system which enables it to handle large volumes of drummed by-products quickly and effectively. The system operates in an inert atmosphere using automatic control and video monitoring to empty or shred drummed by-products, which are then transferred to feed storage tanks where product separation is controlled. Supplemental fuels can then be blended from this material. By using this technology, the by-products recovery facilities in Detroit and South Carolina can each process approximately 15,000 drums of material per month. Philip has also established an engineered fuel processing system ("Super Blender"), which emulsifies solids with liquid chemical by-products and suspends these solids in a supplemental fuel for industrial use. Through this process, the Company produces a supplemental fuel that contains up to 50% solids by weight, providing its customers a more environmentally suitable and lower cost alternative to the disposal of solid hazardous waste. Super Blenders are located at the Company's Detroit, Kansas City and South Carolina facilities.

     Solid and liquid chemical and industrial waste residues constitute the bulk of materials managed by the by-products recovery operations. The hazardous waste management industry, which provides disposal services, including incineration and hazardous waste landfills, is a significant competitor to the Company for by-product waste streams. As a result of overbuilding and the success of its customer's waste minimization efforts, significant excess capacity has developed in the hazardous waste management industry, leading to downward pricing pressures in the markets served by the Company's by-products operations. To counter this situation, the Company continues to develop and employ innovative technologies that minimize on-site waste generation for its customers and maximize the value and reuse opportunities for industrial by-products. By developing increasingly value-added applications for the materials it manages, in partnership with its key industrial customers, the Company maximizes its margins and differentiates itself from conventional disposal alternatives. Examples of this strategy include the patented Emulsion for Paint Overspray Control ("EPOC") system installed at automotive and equipment manufacturing facilities. In consultation with automotive manufacturers, the Industrial Services Group developed the EPOC system for paint overspray recovery. This technology eliminates the need to landfill paint sludge, a significant waste stream and production bottleneck in automotive manufacturing. The system captures paint overspray in an emulsion and then recovers for reuse the active ingredient in the emulsion, together with the residual paint, at the Company's dedicated processing facility. The EPOC system improves the efficiency of the painting process and reduces costs by eliminating build up in the paint booth and decreasing paint usage. The EPOC system is used in over 20 parts manufacturing and automotive assembly plants throughout the United States, including automotive production facilities where the Company provides on-site operating personnel.

     A further example is the Company's association with BASF Corporation ("BASF") to recycle rigid polyurethane for the automotive sector. Approximately
2.5 million tons of polyurethanes are produced annually in North America. The majority are used in flexible foam systems of which approximately 800 million pounds are recycled. Molded parts made from rigid polyurethanes such as bumpers, interior panels and steering wheels are not recycled and are disposed of in landfills. Philip has been chosen by BASF to build and operate the first polyurethane recycling facility in North America, using BASF technology. This Detroit based facility has an initial processing capacity of 10 million pounds per year. At the facility, polyurethane scrap is ground, chopped and added to a reactor containing solvents such as glycol, catalysts and other ingredients. It is then thermally treated and cooled to ambient temperature. The polyol produced from this process can be used as a virgin material in rigid polyurethane applications.

     Philip also owns a rock quarry covering approximately 190 acres in Stoney Creek, Ontario ("Taro-East"). Philip has received regulatory authority to utilize the Taro-East site as an industrial non-hazardous landfill with a total capacity of 11 million tons and an annual fill rate of 825,000 tons. The site is used for the disposal of solid non-hazardous residuals from the Company's by-products management and recovery operations located in Hamilton, Ontario.

     Environmental Services. The Company's environmental services operations include a broad range of remediation and environmental services, including strategic resource management, site remediation, decommissioning and investment recovery, abatement, environmental consulting and engineering, and analytical and emergency response services.

     Site remediation includes project management, risk assessment, demolition, on-site treatment and transportation services to address environmental contamination problems. Remediation can range from simple soil excavation and disposal to complex programs that in some cases involve assumption by the Company of management of all aspects of its customers' environmental and regulatory programs. Combined with investment recovery, the Industrial Services Group's site remediation services not only address environmental problems and support the closure and decommissioning of facilities, they can generate revenue for customers.

     Decommissioning involves the closing down of operations, removal of process equipment, buildings and structures and site cleanup and remediation. The Industrial Services Group provides project planning and management, including design, planning and control, health and safety, waste reduction, demolition, and final site rehabilitation. All decommission projects start with an investment recovery audit. The

Company's extensive resource and by-products recovery capabilities enables it to recover value from process equipment, building components, and ferrous and non ferrous metals. Proceeds from the sale of these materials reduce the cost of demolition and decommissioning for its customers.

     The Industrial Services Group operates the largest network of environmental laboratories in Canada, from which it provides analytical testing for its customers across North America and from as far away as Japan. The Company provides advanced air quality analysis and dioxin testing. The Industrial Services Group also provides emergency response services, including containment, clean-up, remediation and disposal of material resulting from the inadvertent release of dangerous goods, hazardous materials, wastes or spills of material that are unusual to the environment in quantity or quality. The Company is the largest emergency response provider in Canada and is the designated responder for its U.S. customers which bring material into Canada for processing disposal.

     The competitive strengths of the Company's environmental services operations include its ability to provide integrated cost competitive "back end" solutions, such as decommissioning, remediation and investment recovery, to problems identified through the risk assessment and consulting services phase of the contract. Remediation services focus on proven technical solutions, such as the treatment of solvent contamination by methane injection, and other acquired or developed technologies.

     Utilities Management. The Company provides turnkey wastewater treatment at customers' facilities, including design, procurement, installation, start-up and operation. The Company is able to design and construct economical and efficient treatment systems and provide a guarantee of performance and assurance of operability. The Company has operational responsibility for over 30 industrial wastewater treatment facilities.

     A portion of the Company's utilities management business is operated through 70%-owned Philip Utilities Management Corporation ("PUMC"), which designs, builds, operates and manages municipal water and wastewater treatment facilities. PUMC has contracts with eight Ontario municipalities to operate and manage their water and wastewater treatment facilities. PUMC has a 51% interest in Southwest Utilities Inc., the sole provider of water services to a number of communities located within a 75-mile radius of Houston, Texas, and an operator of two wastewater treatment plants. PUMC also designs and installs supervisory control and data acquisition systems which increase operating efficiencies of water and wastewater treatment plants and reduce emergency maintenance and overtime costs.

     The Company also specializes in water and sewer pipeline rehabilitation and maintenance and services the rapidly growing North American market for trenchless technologies. Trenchless technologies allow pipeline repairs to take place through entry and exit points, rather than excavation of entire pipelines. This results in lower costs and reduces interruption of services. The Company holds eight trenchless technology licenses that cover locations throughout North America. The Company also cleans commercial and industrial pipelines using high-pressure water systems and provides pipeline inspection, survey and mapping services using closed-circuit television and licensed asset management software.

     CDM Philip, a joint venture owned 80% by PUMC and 20% by Camp Dresser & McKee Inc., a large U.S. engineering firm, recently announced that it had signed a twenty-five year contract to design, build and operate a water treatment facility for the city of Seattle. The Seattle contract is the largest water treatment design, build and operate contract in North America. The design and build component of the project is valued at $68 million and is expected to take three years to complete.

PROPRIETARY TECHNOLOGY

     The Company develops and applies proprietary technologies to provide on-site waste minimization, by-products recovery and industrial services that reduce customer costs, safety risks and potential environmental liabilities.

     In its Metals Recovery Group, the Company applies proprietary technology to obtain better yields from scrap and by-products and to develop further uses for material that would otherwise be landfilled. Development and use of this technology increases margins, reduces environmental risk for the Company and its customers and adds to the integrated package of services provided by the Company, making it more attractive as a single source vendor. For example, the Company's second stage electrostatic separator used in its copper recovery operations increases the percentage of copper or aluminum recovered from cable and wire scrap. This results in a higher yield of both the metal and plastics streams. The Company's cryogenic process for separating plastics resins is also proprietary and further increases margins. As this material is regulated as a hazardous waste in the United States, the reduction of landfill volumes also represents a reduction of the disposal cost and liability for the generator. Through a joint venture with Harbison Walker Refactories, the Company has developed a technology to process the residual material from its dross operations into calcium aluminate, which acts as a slag conditioner in steel production. This process increases yield and margin from the dross operations, provides an alternative to disposal for its customers in the aluminum industry and adds to the Company's integrated steel services portfolio.

     The Company's Industrial Services Group applies proprietary technologies to minimize waste, increase recovery and reuse of industrial by-products and provide on-site industrial services that minimize downtime and costs associated with industrial cleaning, maintenance and turnaround projects. These technologies include engineered fuel blending, using a "Super Blender" to emulsify solid and liquid chemical by-products into a fuel for cement kilns; the EPOC paint overspray recovery system that reduces paint usage and eliminates the landfilling of paint sludge; and the Company's association with BASF to recycle rigid polyurethane, primarily generated from automotive production and automotive scrap, into polyols for reuse in polyurethane applications. Turnaround technologies primarily for the petrochemical and oil and gas industries include Fast Draw, a remote control heat exchanger bundle extraction technology; Fast Clean, a semi-robotic heat exchanger bundle cleaning process, and Life Guard, a technology for decontaminating hydrocarbons in refinery towers and vessels to reduce potential health and safety impacts during cleaning and maintenance activities.

     The following table outlines certain of the Company's proprietary technologies.

     TECHNOLOGY              APPLICATION          COMPETITIVE ADVANTAGE        INDUSTRY SERVED
---------------------    --------------------    -----------------------    ----------------------
Fast Draw                Remote control          Reduced turnaround         Petrochemical;
                         extraction of heat      time and labor;            Hydrocarbon
                         exchanger bundles       Enhanced safety            processing
Fast Clean               Semi-robotic            Reduced turnaround         Petrochemical;
                         cleaning                time and labor;            Hydrocarbon
                         of heat exchanger       Enhanced safety            processing
                         bundles
Life Guard               Decontamination of      Elimination of personal    Petrochemical;
                         hydrocarbons in         safety risks;              Hydrocarbon
                         refinery towers and     Improved heat transfer     processing
                         vessels                 performance
WeldSmart                Welding;                Reduces energy             All welding
                         Heat treatment          consumption and            applications
                                                 increases
                                                 productivity
EPOC                     Paint overspray         Reduces paint usage        Automotive and
                         capture and             and eliminates             equipment
                         recovery                landfilling of paint       manufacturers
                                                 sludge
Super Blender            Processing of solid     Reduces disposal costs     Petrochemical;
                         and liquid by-          and eliminates             Paint;
                         products into           landfilling;               Automotive;
                         engineered fuels        Low cost fuel to cement    Cement
                                                 industry
Plastics Recycling       Cryogenic processing    Alternative to disposal    Cable and wire;
                         to separate PVC         of cable and wire          Telecommunications
                         and PE polymer          insulation
                         streams
Calcium Aluminate        Processes aluminum      Eliminates landfilling;    Aluminum;
  Recovery               dross residuals for     Raw material for steel     Steel
                         reuse                   manufacturing
Electric Arc Furnace     Thermal treatment of    Eliminates landfilling     Steel
  ("EAF") Dust           EAF to produce          and reduces disposal
  Recycling              zinc concentrate        costs
Rigid Polyurethane       Thermal/chemical        Eliminates landfilling;    Automotive;
  Recycling              processing of rigid     Supports "recyclable       Polyurethane
                         polyurethane            car" objective of          applications
                         automotive parts        automotive
                         into virgin polyols     manufacturers

     Although the Company possesses patents for certain of the above technologies, it relies primarily on trade secret protection and confidentiality to protect its proprietary technology. While the time and capital investment associated with these technologies provide a barrier to entry, there can be no assurance that the Company will be able to maintain the confidentiality of this technology.

SALES AND MARKETING

     The Company's sales and marketing strategy is focused on establishing close working relationships with customers, developing a thorough understanding of their business, working jointly on research and development to achieve waste reduction and by-products recovery efficiency, and bundling services to achieve maximum efficiencies and cost reductions for customers. Philip strives to become an integral part of its customers business through redesigning process technologies, operating resource recovery facilities and delivering a broad range of industrial outsourcing services.

     The Company's relationship managers, who are assigned to industrial accounts, are critical to the success of the sales and marketing program. These individuals are responsible for managing all aspects of service delivery to that customer, ensuring the customer has one point of contact for information, service and accountability. This individual then consults other Company specialists drawing upon their expertise as required to provide information and implement a broad range of services.

     The Company places less emphasis on traditional sales approaches, and more on cross selling a broad range of services to its existing large industrial customer base. Through its acquisition program, the Company has established a large customer base in all key industrial sectors. Through the integration process, the Company identifies services it is providing these customers and opportunities for additional cross-selling. This process is carried out in conjunction with the sales or operating personnel in the acquired company who have relationships with these customers.

     The Company also participates in competitive bidding processes to obtain contracts granted by municipalities, local governments or private enterprises for services such as site redemption and decommissioning contract services. Contracts are generally awarded on the basis of sealed bids submitted by interested bidders, and competition for these contracts is generally intense.

CUSTOMERS

     Philip provides a broad range of metals recovery and industrial services to major industry sectors including aluminum, automotive, chemical, food and beverage, oil and gas, paint and coatings, petrochemical, pulp and paper, steel, telecommunications, transportation, utilities, and wire and cable.

     The Company's steel scrap processing and mill services operations serve customers in the steel industry, while the processing and distribution operations primarily serve industrial and commercial construction clients and manufacturing industries such as barge and ship building; copper processing operations purchase materials from the cable and wire, automotive and telecommunications sectors and provide processed copper and materials management services to brass and copper mills, and the cable and wire, automotive and telecommunications industries; and aluminum processing operations purchase materials from primary smelters and industrial aluminum scrap generators and supply aluminum deoxidizing product, secondary aluminum alloys and recovered aluminum ingots to the steel, automotive and aluminum industries, respectively. The Company's industrial services cross a number of industry sectors, primarily automotive, refining and petrochemical, oil and gas, pulp and paper, steel, transportation and utilities.

     Major clients for the Company's ferrous processing operations include Armco, ASW, Copperweld, Dofasco, Republic Engineered Steels, Stelco and Timken. Major customers for the Company's non-ferrous processing operations include AK Steel, Bethlehem Steel, Chrysler Canada, Noranda and Southwire. Major customers for the Company's industrial services include BASF, Boise Cascade, Chevron, Conoco, Dupont, Ford, General Electric, General Motors, Monsanto and Shell. No customer accounts for more than 5% of the Company's consolidated revenue.

     Philip seeks to enter into Master Service Agreements with large customers to establish the Company as an approved vendor. Master Service Agreements are a primary vehicle for large companies to reduce their suppliers, while concurrently establishing high standards of service delivery with fewer suppliers which can provide more services, and which are financially strong and geographically diverse. In some cases, these agreements approve less than three suppliers in the area of resource recovery and industrial services, providing the Company with a strong competitive advantage. In other cases, a number of suppliers are approved and the Master Service Agreement serves only to assist the Company in selling its services on a plant by plant basis. Philip has entered into twenty-four national Master Service Agreements to date with such companies as ARCO, BASF, Canadian National Railways, Dupont, General Electric, Northrop-Grumman, Valspar and Weyerhauser. These Master Service Agreements provide the Company with significant opportunity to package and cross-sell a number of services to large national accounts.

COMPETITION

     The resource recovery and industrial services industries are highly competitive and require substantial capital resources. Competition is both national and regional in nature and the level of competition faced by the Company in its various lines of business is significant. Potential customers of the Company typically evaluate a number of criteria, including price, service, reliability, prior experience, financial capability and liability management. In servicing its customers, the Company believes its primary competitive strengths are: (i) that it offers the broadest range of metals recovery, by-products recovery and industrial and environmental services in the industry; (ii) its broad geographic network; (iii) its proprietary technologies; and (iv) the fact that it is a leading consolidator in the industry due to its financial strength, focused strategy, and multi-service capabilities. Although the Company believes it is the leading integrated provider of metals recovery and industrial services in North America, it competes with a variety of companies that may be larger in particular business lines in which the Company operates.

     The primary competitors of the Metals Recovery Group are other scrap processors in regions where the Metals Recovery Group operates. Although the Metals Recovery Group competes in both the purchase and sale sides of its businesses, competition is primarily on the purchase side for access to scrap, which may become more intense during times of scrap scarcity. Availability depends upon the level of economic activity in the industries from which the Company acquires its scrap, and market prices. The Company believes that its longstanding relationship with generators of metal bearing scrap give it an advantage over its competitors, a majority of which purchase scrap from dealers. In its ferrous metals processing operations, the Company competes for access to scrap with a small number of larger regional operators as well as a large number of smaller operators. In its copper operations the Metals Recovery Group competes for scrap with a limited number of regional competitors in the regions that it serves. The Company enhances its competitive position through the use of proprietary technology to separate and recycle the polymer streams, thereby providing additional service and reducing landfilling costs and liability for the scrap producing customer. The Company's aluminum dross recycling operations face limited competition due to their geographic proximity to the primary aluminum refiners. In its aluminum alloys business, the Company faces substantial competition for aluminum scrap from a number of larger competitors, including primary refiners. One advantage the Company has is that it generates substantial amounts of aluminum scrap internally through its ferrous operations (e.g., automobile engine blocks). In the Company's aluminum deoxidizing product business, the Company competes for scrap supply with a number of smaller regional competitors.

     On the sales side of the Metals Recovery Group, the Company seeks to enhance its competitive position by enhancing the efficiency of its operations through economies of scale and increased recovery rates, thereby lowering its costs, which increase margins and give it pricing flexibility. The Company also accompanies its product sales with a broad range of services, or vertically integrates its operations to gain access to multiple markets. In its ferrous operations, the Company's acquisitions have resulted in economies of scale that generate efficiencies in its delivery capabilities. The Company has constructed a shredder with an annual capacity of 750,000 tons in Hamilton, Ontario which enables the Company to process volumes faster and process especially heavy steel that traditional shredders cannot handle. The Metals Recovery Group also competes on the sale side by offering a more secure supply of high quality scrap than a majority of its competitors and by providing a broad range of additional mill services. In its copper operations, the Metals Recovery Group's products are generally sold into commodity markets where prices are set by the marketplace. However, the Company competes through its use of proprietary technology to maximize yield and margins. In addition, through the recent acquisition of Warrenton, the Company now has the alternative of selling its processed scrap into the lower grade commodity markets or refining it and selling it into the higher value added markets, as market conditions vary. In the Company's alloys business, the Company competes against two competitors whose alloy operations are larger than those of the Company. The Company differentiates itself through its ability to supply molten aluminum and a broad range of alloy types. In the aluminum deox business, the Company competes against a number of smaller regional competitors. The Company believes that the size of its operations and the broad range of aluminum deoxidizing products it supplies provide it with a competitive advantage.

     The industrial services sector is also highly competitive and fragmented. The Company competes with numerous local, regional and national companies of varying sizes and financial resources. Competition for industrial services is based primarily on hourly rates, productivity, safety, innovative approaches and quality of service. The hazardous waste management industry competes with the Company's industrial services operations by providing a price competitive disposal alternative to a number of the Company's waste management and by-products recovery services. The hazardous waste management industry currently has substantial excess capacity caused by overbuilding, continuing efforts by hazardous waste generators to reduce volumes and to manage their waste on-site, and the uncertain regulatory environment regarding hazardous waste management and remediation requirements. These factors have led to downward pressure on pricing in a number of the markets served by the Company's industrial services operations. The Company expects these conditions to continue for the foreseeable future. The Company competes by developing and employing innovative technologies that minimize on-site waste generation for its customers and maximize the value and reuse opportunities for the industrial by-products. Through developing increasingly value-added applications for the materials it manages, in partnership with its key industrial customers, the Company maximizes its margins and differentiates itself from conventional disposal alternatives. Examples of this strategy include the patented EPOC system installed at automotive and equipment manufacturing facilities, and the Company's association with BASF to recycle rigid polyurethane for the automotive sector.

GOVERNMENT REGULATION

     The Company is subject to government regulation including stringent environmental laws and regulations. Among other things, these laws and regulations impose requirements to control air, soil and water pollution, and regulate health, safety, zoning, land use and the handling and transportation of industrial by-products and waste materials. This regulatory framework imposes compliance burdens and costs on the Company. Notwithstanding the burdens of this compliance, the Company believes that its business prospects are enhanced by the enforcement of laws and regulations by government agencies.

     Applicable federal and state or provincial laws and regulations regulate many aspects of the resource recovery and industrial services industry. Laws and regulations typically provide operating standards for treatment, storage, management and disposal facilities and monitoring and spill containment requirements and set limits on the release of contaminants into the environment. Such laws and regulations, among other things, (i) regulate the nature of the industrial by-products and wastes that the Company can accept for processing at its treatment, storage and disposal facilities, and the nature of the treatment they can provide at such facilities and the location and expansion of such facilities; (ii) impose liability for remediation and clean-up of environmental contamination, both on-site and off-site, resulting from past and present operations at the Company's facilities; and (iii) may require financial assurance that funds will be available for the closure and post-closure care of sites. Such laws and regulations also require manifests to be completed and delivered in connection with any shipment of prescribed materials so that the movement and disposal of such material can be traced and the persons responsible for any mishandling of such material identified.

     In particular, the regulatory process requires the Company to obtain and retain numerous governmental approvals, licenses and permits to conduct its operations, any of which may be subject to revocation, modification or denial. Operating permits need to be renewed periodically and may be subject to revocation, modification, denial or non-renewal for various reasons, including failure of the Company to satisfy regulatory concerns. Adverse decisions by governmental authorities on permit applications submitted by the Company may result in abandonment or delay of projects, premature closure of facilities or restriction of operations, all of which could have a material adverse effect on the Company's earnings for one or more fiscal quarters or years.

     Federal, state, provincial, local and foreign governments have also from time to time proposed or adopted other types of laws, regulations or initiatives with respect to the resource recovery and industrial services industry. Included among them are laws, regulations and initiatives to ban or restrict the international, interprovincial, intraprovincial, interstate or intrastate shipment of wastes, impose higher taxes on out-of-state-waste shipments than in-state shipments, reclassify certain categories of non-hazardous wastes as hazardous and regulate disposal facilities as public utilities. Certain state and local governments have promulgated "flow control" regulations, which attempt to require that all waste generated within the state or local jurisdiction must go to certain disposal sites. From time to time legislation is considered that would enable or facilitate such laws, regulations or initiatives. Due to the complexity of regulation of the industry and to public pressure, implementation of existing or future laws, regulations or initiatives by different levels of governments may be inconsistent and are difficult to foresee.

     Also subject to regulation are spills of certain industrial by-products and waste materials. While the specific provisions of spills related laws and regulations vary among jurisdictions, such laws and regulations typically require that the relevant authorities be notified promptly, that the spill be cleaned up promptly and that remedial action be taken by the responsible party to restore the environment to its pre-spill condition. Generally, the governmental authorities are empowered to act to clean up and remediate spills and environmental damage and to charge the costs of such clean-up to one or more of the owners of the property, the person responsible for the spill, the generator of the contaminant and certain other parties. Such authorities may also impose a tax or other liens to secure such parties' reimbursement obligations.

     The Company's facilities are subject to periodic unannounced inspection by federal, provincial, state and local authorities to ensure compliance with license terms and applicable laws and regulations. The Company works with the authorities to remedy any deficiencies found during such inspections. If serious violations are found or deficiencies, if any, are not remedied, the Company could incur substantial fines and could be required to close a site. See "Business -- Legal Proceedings."

     Environmental laws and regulations impose strict operational requirements on the performance of certain aspects of hazardous substances remedial work. These requirements specify complex methods for identification, storage, treatment and disposal of waste materials managed during a project. Failure to meet these requirements could result in termination of contracts, substantial fines and other penalties.

     Governmental authorities have a variety of administrative enforcement and remedial orders available to them to cause compliance with environmental laws or remedy or punish violations of such laws. Such orders may be directed to various parties, including present or former owners or operators of the concerned sites, or parties that have or had control over the sites. In certain instances, fines may be imposed.

     In the event that administrative actions fail to cure the perceived problem or where the relevant regulatory agency so desires, an injunction or temporary restraining order or damages may be sought in a court proceeding. In addition, public interest groups, local citizens, local municipalities and other persons or organizations may have a right to seek relief from court for purported violations of law. In some jurisdictions recourse to the courts for individuals under common law principles such as nuisance have been or may be enhanced by legislation providing members of the public with statutory rights of action to protect the environment. In such cases, even if an industrial by-products or waste materials treatment, storage or disposal facility is operated in full compliance with applicable laws and regulations, local citizens and other persons and organizations may seek compensation for damages caused by the operation of the facility.

     While, in general, the Company's businesses have benefited substantially from increased governmental regulation, the resource recovery and industrial services industry in North America has become subject to extensive and evolving regulation. The Company makes a continuing effort to anticipate relevant material regulatory, political and legal developments, but it cannot predict the extent to which any future legislation or regulation may affect its operations. The Company believes that with heightened legal, political and citizen awareness and concerns, all companies in the resource recovery and industrial services industry may be faced, in the normal course of operating their businesses, with fines and penalties and the need to expend funds for capital projects, remedial work and operating activities, such as environmental contamination monitoring, and related activities. Regulatory or technological developments relating to the environment may require companies engaged in the industrial services and resource recovery industry to modify, supplement or replace equipment and facilities at costs which may be substantial. Because the businesses in which the Company is engaged are intrinsically connected with the protection of the environment and the potential discharge of materials into the environment, a substantial portion of the Company's capital expenditures is expected to relate, directly or indirectly, to such equipment and facilities. Moreover, it is possible that future developments, such as increasingly strict requirements of environmental laws and regulations, and enforcement policies thereunder, could affect the manner in which the Company operates its projects and conducts its business, including the handling, processing or disposal of the industrial by-products and waste materials generated thereby.

     HAZARDOUS SUBSTANCES LIABILITY

     Canadian and U.S. laws impose liability on the present or former owners or operators of facilities which release hazardous substances into the environment. Furthermore, companies may be required by law to provide financial assurances for operating facilities in order to ensure their performance of obligations complies with applicable laws and regulations. Similar liability may be imposed upon the generators and transporters of waste which contain hazardous substances. All such persons may be liable for waste site investigation costs, waste site clean-up costs and natural resource damages, regardless of fault, the exercise of due care or compliance with relevant laws and regulations; such costs and damages can be substantial.

     In the United States, such liability stems primarily from CERCLA and its state equivalents (collectively, "Superfund") and RCRA and similar state statutes. CERCLA imposes joint and several liability for the costs of remediation and natural resource damages on the owner or operator of a facility from which there is a release or a threat of a release of a hazardous substance into the environment and on the generators and transporters of those hazardous substances. Under RCRA and equivalent state laws, regulatory authorities may require, pursuant to administrative order or as a condition of an operating permit, that the owner or operator of a regulated facility take corrective action with respect to contamination resulting from past or present operations. Such laws also require that the owner or operator of regulated facilities provide assurance that funds will be available for the closure and post-closure care of its facilities. Since the Company has operations in, and has shipped and continues to ship hazardous waste to disposal sites in the United States, the Company is exposed to potential liability in the United States under RCRA, CERCLA and their state law equivalents resulting from the handling and transportation of such wastes and for alleged environmental damage associated with past, present and future waste disposal practices.

     The Company is aware that hazardous substances are present in some of the landfills and transfer, storage processing and disposal facilities used by it. Certain of these sites have experienced environmental problems and clean-up and remediation is required. The Company has grown in the past (and expects to continue to grow in part in the future) by acquiring other businesses. As a result, the Company has acquired, or may in the future acquire, landfills and other transfer and processing sites which contain hazardous substances or which have other potential environmental problems and related liabilities, and may acquire businesses which may in the future incur substantial liabilities arising out of their respective past practices, including past disposal practices.

     Certain of Philip's and its U.S. subsidiaries' transfer, storage, processing and disposal facilities are contaminated as a result of operating practices at the sites, and remediation will be required at a substantial cost. Investigations of these sites have characterized to varying degrees the nature and extent of the contamination. Philip and these subsidiaries, in conjunction with environmental regulatory agencies, have in some instances commenced to remediate the sites in accordance with approved corrective action plans, pursuant to permits or other agreements with regulatory authorities.

     For each of these sites, the Company, in conjunction with an environmental consultant, has developed or is developing cost estimates that are periodically reviewed and updated. Estimated remediation costs, for individual sites and in the aggregate, are substantial. While the Company maintains reserves for these matters based upon cost estimates, there can be no assurance that the ultimate cost and expense of corrective action will not exceed such reserves and have a material adverse impact on the Company's operations or financial condition.

     The Company is required under certain U.S. and Canadian laws and regulations to demonstrate financial responsibility for possible bodily injury and property damage to third parties caused by both sudden and non-sudden occurrences. The Company is also required to provide financial assurance that funds will be available when needed for closure and post-closure care at certain of its treatment, storage and disposal facilities, the costs of which could be substantial. Such laws and regulations allow the financial assurance requirements to be satisfied by various means, including letters of credit, surety bonds, trust funds, a financial (net worth) test and a guarantee by a parent corporation. In the United States, a company must pay the closure costs for a waste treatment, storage or disposal facility owned by it upon the closure of the facility and thereafter pay post-closure care costs. There can be no certainty that these costs will not materially exceed the amounts provided pursuant to financial assurance requirements. In addition, if such a facility is closed prior to its originally anticipated time, it is unlikely that sufficient funds will have been accrued over the life of the facility to fund such costs, and the owner of the facility could suffer a material adverse impact as a result. Consequently, it may be difficult to close such facilities to reduce operating costs at times when, as is currently the case in the hazardous waste services industry, excess treatment, storage or disposal capacity exists.

     Subsidiaries acquired by Philip have been named as potentially responsible or liable parties ("PRPs") under U.S. federal and state Superfund laws, with respect to several sites. These proceedings are based principally on allegations that subsidiaries of Philip (or their predecessors) disposed of hazardous substances at the sites in question. The Company routinely reviews and evaluates its potential liability at third-party sites based upon its judgment and experience at similar sites and the advice of environmental consultants and maintains reserves based upon such review and evaluation. There can be no assurance that the Company will not subsequently incur liabilities at such sites or at additional sites that materially exceed the amounts reserved.

     Estimates of the Company's liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult, and the ultimate outcome may differ from current estimates. As additional information becomes available, estimates are adjusted. While the Company does not anticipate that any such adjustment would be material to its financial statements, it is possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could alter this expectation and necessitate the recording of additional liabilities which could be material. Moreover, because the Philip and various of its subsidiaries have disposed of waste materials at more than 200 third-party disposal facilities, it is possible that Philip and its subsidiaries will be identified as PRPs at additional sites. The impact of such future events cannot be estimated at the current time.

     The Company may also be required to indemnify customers who incur liability in connection with the foregoing pursuant to the terms of contracts between such customers and the subsidiaries involved.

EMPLOYEES

     As of August 31, 1997, Philip employed over 11,000 people, approximately 1,400 of whom are unionized. Of such employees, over 2,000 work in the Metals Recovery Group, over 9,000 work in the Industrial Services Group and approximately 120 work in the Company's corporate office.

PROPERTIES

     The Company currently operates approximately 300 facilities throughout North America, South America and Western Europe. The Company believes that its primary existing facilities are effectively utilized, well maintained, and in good condition. The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as required.

LEGAL PROCEEDINGS

     From time to time, the Company is named a defendant in legal actions arising out of the normal course of business. The Company is not a party to any pending legal proceeding the resolution of which the management of the Company believes will have a material adverse effect on the Company's results of operations or financial condition or to any other pending legal proceedings other than ordinary, routine litigation incidental to its business. The Company maintains liability insurance against risks arising out of the normal course of business.

     In January 1997, the State of Missouri brought an enforcement action against Solvent Recovery Corporation and the Company in state court alleging numerous violations of hazardous waste regulations at the Company's Kansas City, Missouri facility. Included were allegations that alterations or additions to the facility's operations had been implemented without required modification of the facility's hazardous waste permit as well as allegations of numerous deficiencies under regulations and the permit in the accumulation, record keeping, inspection, labeling, transportation and handling of such waste. Through subsequent meetings and correspondence, the state has required (1) submittal of a comprehensive application for permit modification; (2) submittal of a plan for achieving and maintaining compliance with respect to operations; and (3) payment of a penalty of approximately $560,000. The Company has submitted permit application documents and a compliance plan and is negotiating with the State for resolution of this matter. While settlement may require payment of a substantial penalty, the Company does not expect that the matter will have a material adverse effect on the Company's results of operations or financial position.

                              RECENT ACQUISITIONS

     Over the past five years, the Company has focused on increasing its revenue base, its range of services and its geographic network of facilities throughout North America through a series of strategic acquisitions. The Company intends to continue to selectively pursue acquisitions in the United States and Canada in the resource recovery and industrial services industries. The Company also intends to pursue international markets through its expanding ferrous operations in the United Kingdom and by supporting the European operations of its North American clients. The following table sets forth acquisitions since January 1996 for which the purchase price, including debt assumed, was in excess of $10 million.

                                        COMPANY OR
          CLOSING DATE               ASSETS ACQUIRED       PRIMARY LOCATION        BUSINESS UNIT
--------------------------------   --------------------   -------------------   --------------------
August 1997.....................   Intermetco Limited     Hamilton, Ontario     Metals Recovery
                                                                                (Ferrous)
July 1997.......................   Allwaste, Inc.         Houston, Texas        Industrial Services
July 1997.......................   Serv-Tech, Inc.        Houston, Texas        Industrial Services
July 1997.......................   Roth Bros. Smelting    Syracuse, New York    Metals Recovery
                                   Corp.                                        (Aluminum)
July 1997.......................   21st Century           Providence, Rhode     Industrial Services
                                   Environmental          Island
                                   Management Inc.
July 1997.......................   International          Hatfield,             Industrial Services
                                   Alliance               Pennsylvania
                                   Services, Inc.
May 1997........................   Reynolds Metals'       Bellwood, Virginia    Metals Recovery
                                   Bellwood, Virginia                           (Aluminum)
                                   facility
February 1997...................   RMF Global, Inc.       Toledo, Ohio          Industrial Services
February 1997...................   Conversion             Cleveland, Ohio       Metals Recovery
                                   Resources, Inc.                              (Copper)
February 1997...................   Warrenton              Warrenton, Missouri   Metals Recovery
                                   Resources, Inc.                              (Copper)
January 1997....................   Allied Metals          Great Britain         Metals Recovery
                                   Limited                                      (Ferrous)
January 1997....................   Luntz Corporation      Canton, Ohio          Metals Recovery
                                                                                (Ferrous)
December 1996...................   Alcan Aluminum's       Guelph, Ontario       Metals Recovery
                                   Guelph Alloy Plant                           (Aluminum)
September 1996..................   Reclaimers Inc.        Kendalville,          Metals Recovery
                                                          Indiana               (Copper)
September 1996..................   Intsel Southwest LP    Houston, Texas        Metals Recovery
                                                                                (Ferrous)

     The following are the principal acquisitions completed by the Company since June 30, 1997. Since revenues reported by the acquired businesses were in certain instances prepared on a different basis of presentation than those of the Company, such reported revenues are not necessarily indicative of the revenues that would have been recognized by the Company on a pro forma basis or that will be recognized by the Company in future periods.

     Intermetco. In August 1997, Philip completed the acquisition of the outstanding shares of Intermetco, a Canadian corporation, for a total consideration of Cdn$66 million, including the assumption of Cdn$8 million in debt. The acquisition price was paid with Cdn$4.7 million in cash and by the issuance of approximately 2.7 million Common Shares. In addition to its core recycling and scrap processing operations, Intermetco is also a manufacturer and distributor of pipe and tubular products. Intermetco employs approximately 250 people at its 12 North American facilities. For the fiscal year ended December 31, 1996, Intermetco reported Cdn$194.9 million in revenues. The acquisition enhances Philip's ability to supply its steel industry clients with fully integrated services, from raw materials to by-product processing and distribution services. The Company believes that synergies will be realized through the increased tonnage processed at the Company's existing facilities, and through the integration of Intermetco's pipe and tubular products operations into Philip's southwestern and southeastern steel processing and distribution networks.

     Allwaste. In July 1997, Philip acquired Allwaste in a stock-for-stock transaction for a total consideration of $502 million, including the assumption of $142 million in debt. The acquisition price was paid by the issuance of approximately 23 million Common Shares. Allwaste is an integrated provider of industrial and environmental services and acts as an outsourcing provider of on-site facility processes and services primarily in the United States, Canada, and Mexico. Allwaste operates 180 facilities throughout North America and has approximately 3,800 employees. For the fiscal year ended August 31, 1996, Allwaste reported $382.2 million in revenues. The acquisition of Allwaste significantly broadens the Company's industrial service offerings, expands its geographical presence in the United States and significantly increases its customer base. In addition, Allwaste is expected to provide the Company with opportunities to rationalize operations, to enhance revenues through the cross-selling of services and to improve asset utilization.

     Serv-Tech. In July 1997, Philip acquired Serv-Tech in a stock-for-stock transaction for a total consideration of $58 million, including the assumption of $15 million in debt. The acquisition price was paid by the issuance of approximately 2.7 million Common Shares. Serv-Tech is an integrated provider of specialty services and products, including turnaround project management services, electrical and instrumentation management services, and specialty chemicals products primarily to the refinery and petrochemical industries. As of December 31, 1996, the Company had 969 full-time employees and a total of 23 operating facilities located in California, Georgia, Louisiana and Texas. For the fiscal year ended December 31, 1996, Serv-Tech reported $142.4 million in revenues. The Company believes the acquisition will strengthen its position in industrial maintenance and turnaround services. In addition, the acquisition broadens the Company's customer base in the petrochemical and oil and gas utility industries.

     Roth. In July 1997, Philip acquired Roth, a private company based in Syracuse, New York, for a total consideration of approximately $52 million, including the assumption of $6.7 million in debt. The acquisition price was paid with $37.5 million in cash and by the issuance of approximately 422,000 Common Shares. Roth is a manufacturer of secondary aluminum alloy products for the automotive and other industrial manufacturing industries which recorded sales of approximately $94 million for the fiscal year ended December 31, 1996. The Company believes the acquisition of Roth expands its aluminum alloy operations and will result in greater market penetration of the automotive manufacturers that are heavily concentrated in the Great Lakes region.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The name, age and position of each of the directors and executive officers of Philip as of September 23, 1997, are as follows:

NAME AND MUNICIPALITY OF
RESIDENCE                             AGE      POSITION WITH PHILIP
---------------------------------     ----     ------------------------------------------------
ALLEN FRACASSI...................     44       President, Chief Executive Officer and Director
Ancaster, Ontario
PHILIP FRACASSI..................     38       Executive Vice-President, Chief Operating
Ancaster, Ontario                              Officer and Director
HOWARD BECK......................     64       Chairman and Director
Toronto, Ontario
ROY CAIRNS.......................     72       Director
St-Catharines, Ontario
DERRICK ROLFE....................     43       Director
Toronto, Ontario
NORMAN FOSTER....................     59       Director
Bloomfield Hills, Michigan
FELIX PARDO......................     60       Director
Cambridge, Massachusetts
HERMAN TURKSTRA..................     63       Director
Hamilton, Ontario
WILLIAM E. HAYNES................     54       Director
Houston, Texas
ROBERT L. KNAUSS.................     66       Director
Hanover, New Hampshire
ROBERT WAXMAN....................     42       President, Metals Recovery Group and Director
Ancaster, Ontario
MARVIN BOUGHTON..................     57       Executive Vice-President and Chief Financial
Burlington, Ontario                            Officer
ROBERT M. CHISTE.................     50       President, Industrial Services Group
Houston, Texas
PETER CHODOS.....................     46       Executive Vice-President, Corporate Development
Toronto, Ontario
ANTONIO PINGUE...................     48       Executive Vice-President, Corporate & Government
Niagara Falls, Ontario                         Affairs
COLIN SOULE......................     41       Executive Vice-President, General Counsel and
Toronto, Ontario                               Corporate Secretary
JOHN WOODCROFT...................     38       Executive Vice-President, Operations
Dundas, Ontario

     MR. ALLEN FRACASSI has been the President, Chief Executive Officer and a director of Philip since December 1990. Allen Fracassi and Philip Fracassi, the founders of the Company, are brothers.

     MR. PHILIP FRACASSI has been the Executive Vice-President, Chief Operating Officer and a director of Philip since December 1990. Philip Fracassi and Allen Fracassi, the founders of the Company, are brothers.

     MR. BECK was appointed Chairman of Philip on March 9, 1994 and has been a director of Philip since December 1990. From 1991 to 1993, he was Vice-Chairman of Barrick Gold Corporation (formerly American Barrick Gold Corporation), an integrated gold mining company, and of The Horsham Corporation, a holding company.

     MR. CAIRNS has been a director of Philip since December 1990. Mr. Cairns has been counsel to, and was previously a partner with, Chown, Cairns, a law firm.

     MR. ROLFE has been a director of Philip since January 1991. Since 1992, Mr. Rolfe has been the President and Chief Executive Officer of RM Capital Corporation, an investment company.

     MR. FOSTER has been a director of Philip since January 1994. Mr. Foster was the President, By-Products Recovery Group, of Philip from February 1996 to July 1997. Mr. Foster was President and Chief Executive Officer of Nortru, Inc. from prior to 1991 to July 1997 and President and Chief Executive Officer of Burlington Environmental Inc. from December 1993 to July 1997.

     MR. PARDO has been a director of Philip since March 1994. Since May 1993, Mr. Pardo has been President and Chief Executive Officer of Ruhr-American Coal Corporation. From 1992, Mr. Pardo was Chairman of Newalta Corporation, an oil field waste management company and a partner and director of Quorum Funding, an investment company.

     MR. TURKSTRA has been a member of Turkstra, Mazza, Shinehoft, Mihailovich, Associates, a law firm, since 1959.

     MR. HAYNES has been a director of Philip since August 6, 1997, and until July 31, 1997 was a director of Allwaste from June 1996. He is the Chairman, President and Chief Executive Officer of Innovative Valve Technologies, Inc., an industrial valve repair and distribution company in which Philip owns a minority equity interest. He served as the President and Chief Executive Officer of LYONDELL-CITGO Refining Company Ltd. from July 1992 to December 1995.

     MR. KNAUSS has been a director of Philip since August 6, 1997, and until July 31, 1997 was a director of Allwaste from March 1988. He is the President and Chief Executive Officer of Baltic International U.S.A., Inc., an aviation investment company, and a director of the Mexico Fund, Inc., an investment fund based in Mexico City, and Equus II, Inc., an investment fund based in Houston, Texas. Mr. Knauss served for 12 years as the Dean and Distinguished University Professor of the University of Houston Law Center.

     MR. WAXMAN has been a director of Philip since January 1994. Mr. Waxman has been the President, Metals Recovery Group, since February 28, 1996. Since September 1993, Mr. Waxman has been President and Chief Executive Officer of Waxman Resources Inc. From 1989 to 1993, Mr. Waxman was Chief Operating Officer of I. Waxman & Sons Limited.

     MR. BOUGHTON has been the Executive Vice-President and Chief Financial Officer of Philip since January 1994 and May 1992, respectively. He was Vice-President, Finance of Philip from September 1991 to December 1993.

     MR. CHISTE became President of the Company's Industrial Services Group upon completion of the Allwaste Merger. Prior to that he was President and Chief Executive Officer of Allwaste from 1994. Prior to that he was Chief Executive Officer of American National Power, Inc., a successor to Transco Energy Company focused on the power generation business in North and South America, from 1984 to 1986.

     MR. CHODOS has been Executive Vice-President, Corporate Development, of Philip since June 1996. Prior to that time, he was Vice President and Director of BZW Canada, an investment bank, from May 1992 to June 1996 and was Managing Partner of Loewen, Ondaatje, McCutcheon & Company Limited, an investment bank, from May 1983 to April 1992.

     MR. PINGUE has been Executive Vice-President, Corporate and Government Affairs since May 1997. Prior to that he was Senior Vice-President, Corporate & Government Affairs, of Philip from March 1995. Prior to that, he was Senior-Vice President, Environmental Services and Regulatory Affairs of the Company from January 1994, and was Vice-President, Environmental and Regulatory Affairs, of the Company from 1991 to December 1993.

     MR. SOULE has been the General Counsel of Philip since October 1991, was appointed Corporate Secretary of Philip in January 1992, was appointed Senior Vice-President of Philip in May 1994 and Executive Vice-President of Philip in May 1997.

     MR. WOODCROFT has been Executive Vice-President, Operations since May 1997. Prior to that he was Senior Vice President, Operations, of Philip from January 1994 and was Vice-President, Acquisitions and Development, of Philip from May 1991 to December 1993.

     The Directors of Philip are elected annually by the shareholders and serve until the next annual meeting.

DIRECTORS' COMPENSATION

     Each director of the Company who is not a salaried officer or employee of the Company is paid an annual fee of Cdn$25,000 and a fee of Cdn$1,000 per meeting (including committee meetings) attended, and receives a one time award of 20,000 options to acquire common shares of the Company. The options are granted at an exercise price equal to the closing price of the Common Shares on The Toronto Stock Exchange on the last trading day preceding the date of the grant and vest over a period of three years from the date of the grant.

EXECUTIVE COMPENSATION

     The table below sets forth the compensation in respect of each of the last three fiscal years earned by the President and Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                               LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION               -------------------------------
                             -------------------------------------------    SECURITIES
                                                          OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS    COMPENSATION(2)    OPTIONS/SARS   COMPENSATION(4)
---------------------------  ----   -------   -------   ----------------   ------------   ----------------
                                      ($)       ($)           ($)              (#)              ($)
ALLEN FRACASSI.............  1996   366,757   586,800        32,743(3)        75,000            3,484
President and                1995   364,299   404,007        45,285(3)            --            5,100
Chief Executive Officer      1994   366,300   401,099        34,733(3)            --            5,128
PHILIP FRACASSI............  1996   293,406   440,100              --         75,000            4,309
Executive Vice-President
  and......................  1995   291,439   312,113              --             --            5,282
Chief Operating Officer      1994   293,040   309,982              --             --            4,945
JOHN WOODCROFT.............  1996   201,716   330,075              --         60,000            5,043
Executive Vice-President,    1995   163,934    98,361              --         30,000            4,918
Operations                   1994   135,531    33,883              --         30,000            4,066
MARVIN BOUGHTON............  1996   194,381   256,725              --         60,000            4,520
Executive Vice-President
  and......................  1995   193,078    96,539              --         30,000            5,255
Chief Financial Officer      1994   194,139    87,363              --         30,000            4,945
COLIN SOULE................  1996   154,038   220,050              --         60,000            4,621
Executive
  Vice-President,..........  1995   145,719    72,860              --         30,000            4,372
General Counsel &            1994   135,531    33,883              --         30,000            4,066
Corporate Secretary

---------------

(1) All amounts have been converted to U.S. dollars based upon average exchange rates of Canadian dollars per $1.00 of 1.3633, 1.3725 and 1.3650 for 1996, 1995, and 1994, respectively.

(2) Except as noted, perquisites and other personal benefits do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officers.

(3) Represents imputed interest benefit on housing loan.

(4) Represents Company's contribution to a retirement savings plan.

STOCK OPTIONS

     The table below sets forth the options granted to the Named Executive Officers under the Company's stock option plans during the fiscal year ended December 31, 1996.

            OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1996(1)

                                                                               POTENTIAL
                                            % OF                          REALIZABLE VALUE AT
                                        TOTAL OPTIONS                        ASSUMED ANNUAL
                        SECURITIES       GRANTED TO         EXERCISE         RATES OF STOCK
                       UNDER OPTIONS    EMPLOYEES IN           OR          PRICE APPRECIATION
        NAME              GRANTED      FISCAL YEAR(2)    BASE PRICE(3)      FOR OPTION TERM      EXPIRATION DATE
---------------------  -------------   ---------------   --------------   --------------------   ---------------
                            (#)                            ($/Share)       5% ($)     10% ($)
Allen Fracassi.......      75,000             6%              8.00        377,337     956,245     August 6, 2006
Philip Fracassi......      75,000             6%              8.00        377,337     956,245     August 6, 2006
John Woodcroft.......      60,000             5%              8.00        301,869     764,996     August 6, 2006
Marvin Boughton......      60,000             5%              8.00        301,869     764,996     August 6, 2006
Colin Soule..........      60,000             5%              8.00        301,869     764,996     August 6, 2006

---------------

(1) The Company's employee stock option plans provide for the granting of stock options to purchase common shares of the Company to employees and directors of the Company at the discretion of the Board of Directors. All options are subject to certain conditions of service and the provision of a non-competition agreement. Options granted to Named Executive Officers in fiscal 1996 vest in equal monthly amounts over 36 months from the date they were granted.

(2) A total of 1,220,000 options were granted under the Company's employee stock option plans during the fiscal year ending December 31, 1996.

(3) Amounts have been converted to U.S. dollars based upon an average exchange rate of Canadian dollars per $1.00 of 1.3633.

     The table below sets forth each exercise of options during the fiscal year ended December 31, 1996 by the Named Executive Officers.

               AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR
                  ENDED DECEMBER 31, 1996 AND FISCAL YEAR-END
                                 OPTION VALUES

                                                           NUMBER OF SECURITIES                VALUE OF
                                                                UNDERLYING                   UNEXERCISED
                                                               UNEXERCISED                   IN-THE-MONEY
                            SECURITIES     AGGREGATE            OPTIONS AT                    OPTIONS AT
                             ACQUIRED        VALUE          DECEMBER 31, 1996             DECEMBER 31, 1996
          NAME              ON EXERCISE    REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------------   -----------    ---------    --------------------------    --------------------------
                                (#)           ($)                  (#)                           ($)
Allen Fracassi(1)........          --            --            18,320/66,680                430,743/139,512
Philip Fracassi(2).......          --            --            18,320/66,680                430,743/139,512
John Woodcroft...........      27,500       111,740            55,552/74,448                429,474/502,826
Marvin Boughton..........      20,000        47,850            65,552/74,448                515,240/502,826
Colin Soule..............       7,500        30,750            75,552/74,448                583,671/502,826

---------------

(1) Allen Fracassi holds an additional 389,031 exercisable options to acquire Common Shares which were granted to him in connection with his sale to the Company in 1990 of his interest in Philip Environmental Corporation.

(2) Philip Fracassi holds an additional 387,355 exercisable options to acquire Common Shares which were granted to him in connection with his sale to the Company in 1990 of his interest in Philip Environmental Corporation.

(3) The closing price of the Common Shares on The Toronto Stock Exchange on December 31, 1996 was Cdn$19.75. All amounts have been converted to U.S. dollars based upon an exchange rate of Canadian dollars per $1.00 of 1.3700 as of December 31, 1996.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the Named Executive Officers. The agreements set forth the benefits to which a Named Executive Officer would be entitled in the event of termination without cause before or after an event which gives rise to a change of control of the Company or in the event of a change in the executive's responsibilities, title, authority or compensation after an event which gives rise to a change of control of the Company. In the event of termination without cause prior to a change of control, a Named Executive Officer would be entitled to a severance payment equal to two times his base salary plus two times the annual average bonus and cash value of benefits earned by the Named Executive Officer in the previous two years. In the event of termination without cause after a change of control or in the event of a change in the executive's responsibilities, title, authority or compensation within two years of a change in control, a Named Executive Officer would be entitled to a severance payment equal to three times his base salary plus three times the annual average of the bonus and cash value of benefits earned by the Named Executive Officer in the previous two years. In addition, stock options granted to the Named Executive Officer will fully vest on termination and will remain exercisable until the expiry of the original term of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has a Compensation Committee comprised of Howard L. Beck, Derrick Rolfe and Roy Cairns, all of whom are outside directors. The Compensation Committee meets as required to consider the compensation packages of the President and Chief Executive Officer, the Executive Vice Presidents and the Chief Operating Officer. The Compensation Committee also makes recommendations to the full Board of Directors with respect to the remuneration of directors.

                              CERTAIN TRANSACTIONS

     In connection with the December 1993 acquisition of Nortru, Inc. ("Nortru") from Norman Foster, the Company guaranteed a $5,950,000 note payable by a wholly-owned subsidiary of the Company to Mr. Foster. The note, which was unsecured, bore interest at U.S. prime plus 2% and was payable in equal monthly installments of $165,000 plus interest maturing on May 20, 1997. The outstanding balance of the note was paid in full by the Company on May 21, 1997. Upon consummation of the acquisition of Nortru, Mr. Foster became a director of the Company.

     In addition, the Company entered into a non-competition and retention agreement with Mr. Foster, pursuant to which the Company agreed to pay Mr. Foster an aggregate of $7 million in consideration for certain non-compete and employment covenants from Mr. Foster. Payments of $1.4 million are due under this agreement on December 31, 1997 and 1998.

     As at September 23, 1997, the aggregate amount of indebtedness due to the Company from all current or former officers, directors and employees was Cdn$737,200, consisting of the outstanding balance of a loan made to Allen Fracassi, the President and Chief Executive Officer of the Company, for the purpose of purchasing a home. The loan is unsecured, non-interest bearing and matures on September 30, 1997. The largest aggregate amount outstanding under the loan during the fiscal year ended December 31, 1996 was Cdn$787,200.

     The law firm of Turkstra, Mazza, Shinehoft, Mihailovich Associates, of which Herman Turkstra is of counsel, provided services to the Company in 1995, 1996 and 1997. Fees paid to Mr. Turkstra's firm in 1995, 1996 and through September 23, 1997 totalled Cdn$769,160, Cdn$921,456 and Cdn$516,713, respectively.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     According to information supplied to the Company by the beneficial owner listed below, the following person beneficially owned more than 5% of the outstanding Common Shares as of December 31, 1996:

                                                                                PERCENTAGE OF SHARES
                                                                                BENEFICIALLY OWNED(2)
                                                                               -----------------------
                                                        NUMBER OF SHARES       PRIOR TO        AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIALLY OWNED      OFFERING       OFFERING
--------------------------------------------------     ------------------      --------       --------
Denver Investment Advisors LLC(1)                           5,356,275             5.24           4.38
  1225 17th Street, 26th Floor
  Denver, Colorado 80202

---------------

(1) As reported in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") in February 1997.

(2) At September 23, 1997.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of September 23, 1997 by (i) each director of the Company, (ii) the Named Executive Officers, and (iii) all current directors and executive officers of the Company as a group.

                                                                                 PERCENTAGE OF SHARES
                                                                                  BENEFICIALLY OWNED
                                                                                ----------------------
                                                         NUMBER OF SHARES       PRIOR TO       AFTER
        DIRECTORS AND EXECUTIVE OFFICERS(1)             BENEFICIALLY OWNED      OFFERING      OFFERING
---------------------------------------------------     ------------------      --------      --------
Allen Fracassi(2)(3)...............................          2,348,597             2.30          1.92
Philip Fracassi(2)(4)..............................          2,026,572             1.98          1.66
John Woodcroft(2)(5)...............................            100,827             *             *
Marvin Boughton(2)(6)..............................            120,827             *             *
Colin Soule(2)(7)..................................             95,827             *             *
Howard Beck(2)(8)..................................            423,336             *             *
Roy Cairns(2)(9)...................................            923,336             *             *
Derrick Rolfe(2)(10)...............................             23,336             *             *
Norman Foster(2)(11)...............................            272,088             *             *
Felix Pardo(2)(12).................................              7,336             *             *
Herman Turkstra(2)(13).............................             27,446             *             *
William E. Haynes(2)(14)...........................              3,824             *             *
Robert L. Knauss(2)(15)............................              3,824             *             *
Robert Waxman(2)(16)...............................             87,990             *             *
Peter Chodos (2)(17)...............................             52,768             *             *
Robert M. Chiste(2)(18)............................            567,114             *             *
Antonio Pingue(2)(19)..............................            130,827             *             *
All Directors and Executive Officers as a Group (17          7,215,875             7.06          5.90
  persons).........................................

---------------

* Indicates less than 1.0%.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from September 23, 1997, whether pursuant to the exercise of options, conversion of securities or otherwise. Each beneficial owner's percentage of ownership is determined by assuming that options to purchase Common Shares that are held by such person and which are exercisable within 60 days of September 23, 1997 have been exercised. Unless otherwise noted in the footnotes below, the Company believes all persons named in the table have sole voting power and investment power with respect to all Common Shares beneficially owned by them. Options to acquire Common Shares which vest after 60 days after September 23, 1997 are indicated separately in the notes that follow.

(2) The address of each of the directors and Named Executive Officers is 100 King Street West, P.O. Box 2440 LCD1, Hamilton, Ontario, Canada L8N 4J6.

(3) Includes 496,942 Common Shares issuable upon the exercise of employee stock options. Does not include 377,089 Common Shares subject to options which are not exercisable within 60 days.

(4) Includes 478,608 Common Shares issuable upon the exercise of employee stock options. Does not include 293,757 Common Shares subject to options which are not exercisable within 60 days.

(5) Includes 100,827 Common Shares issuable upon the exercise of employee stock options. Does not include 249,173 Common Shares subject to options which are not exercisable within 60 days.

(6) Includes 119,827 Common Shares issuable upon the exercise of employee stock options. Does not include 249,173 Common Shares subject to options which are not exercisable within 60 days.

(7) Includes 95,827 Common Shares issuable upon the exercise of employee stock options. Does not include 249,173 Common Shares subject to options which are not exercisable within 60 days.

(8) Includes 423,336 Common Shares issuable upon the exercise of employee stock options. Does not include 16,664 Common Shares subject to options which are not exercisable within 60 days.

(9) Includes 23,336 Common Shares issuable upon the exercise of employee stock options. Does not include 16,664 Common Shares subject to options which are not exercisable within 60 days.

(10) Includes 23,336 Common Shares issuable upon the exercise of employee stock options. Does not include 16,664 Common Shares subject to options which are not exercisable within 60 days.

(11) Includes 100,000 Common Shares issuable upon the exercise of employee stock options. Does not include 100,000 Common Shares subject to options which are not exercisable within 60 days.

(12) Includes 3,336 Common Shares issuable upon the exercise of employee stock options. Does not include 31,664 Common Shares subject to options which are not exercisable within 60 days.

(13) Includes 11,120 Common Shares issuable upon the exercise of employee stock options. Does not include 28,880 Common Shares subject to options which are not exercisable within 60 days.

(14) Includes 1,668 Common Shares issuable upon the exercise of employee stock options. Does not include 18,332 Common Shares subject to options which are not exercisable within 60 days.

(15) Includes 1,668 Common Shares issuable upon the exercise of employee stock options. Does not include 65,681 Common Shares subject to options which are not exercisable within 60 days.

(16) Includes 84,990 Common Shares issuable upon the exercise of employee stock options. Does not include 245,010 Common Shares subject to options which are not exercisable within 60 days.

(17) Includes 52,768 Common Shares issuable upon the exercise of employee stock options. Does not include 222,232 Common Shares subject to options which are not exercisable within 60 days.

(18) Includes 411,554 Common Shares issuable upon the exercise of employee stock options. Does not include 137,185 Common Shares subject to options which are not exercisable within 60 days.

(19) Includes 130,827 Common Shares issuable upon the exercise of employee stock options. Does not include 249,173 Common Shares subject to options which are not exercisable within 60 days.

                          SHARE CAPITAL OF THE COMPANY

     The Company's authorized capital consists of an unlimited number of Common Shares, 102,214,491 of which were issued and outstanding as of September 23, 1997. In addition, options to acquire a further 9,198,690 Common Shares were outstanding on September 23, 1997.

     The holders of Common Shares are entitled to receive dividends when, if and as declared by the directors and, on liquidation, dissolution or winding up, to receive pro rata the remaining property of the Company available for distribution after the payment of the Company's creditors. The holders of Common Shares are entitled to receive notice of and to attend meetings of shareholders, and to vote on the basis of one vote per Common Share held. Holders of the Common Shares of the Company have no pre-emptive, subscription, redemption or conversion rights. All outstanding shares are fully paid and non-assessable.

     The Board of Directors of the Company adopted a Shareholder Rights Plan (the "Plan") on April 11, 1995. The Plan was amended by the Board of Directors on May 19, 1995 and approved by the shareholders of the Company on May 24, 1995. Under the Plan, the Board of Directors declared a dividend distribution of one right (a "Right") for each Common Share to holders of record. The Plan does not affect the acquisition of up to 20% of the issued and outstanding Common Shares and other voting shares ("Voting Shares") of the Company. If a person acquires 20% or more of the Voting Shares of the Company other than by means of a Permitted Bid or Competing Bid without the approval of the Board of Directors, holders of Rights other than the acquiror may acquire Common Shares at a significant discount to prevailing market prices. Accordingly, in such a case, the Rights will cause significant dilution to an acquiror other than through a Permitted Bid, a Competing Bid or on terms approved by the Board of Directors. Under the Plan, as amended, a "Permitted Bid" is a take-over bid which provides for a minimum deposit period of at least 60 days that is made to the holders of all Voting Shares of the Company. A Permitted Bid must satisfy certain conditions provided for in the Plan including that the bid be accepted by holders independent of the bidder depositing at least 50% of their shares in acceptance of the bid, in which case the bid must then be extended for a further period of 10 business days. The Plan, as amended, is operative for a three year period expiring June 30, 1998.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     The Company and Philip Environmental (Delaware) Inc. ("PEI"), a wholly-owned subsidiary of the Company, entered into a Credit Agreement, dated August 11, 1997, with a syndicate of lenders composed of Canadian and United States financial institutions. The Company's Credit Facility provides for an aggregate maximum borrowing amount of up to $1.5 billion available in seven tranches, each tranche differentiated by the aggregate maximum amount of available credit, the applicable group of lenders and the eligible borrowers. Borrowings under the Credit Facility bear interest at varying rates, depending on the nature of the loan and the Company's compliance with certain financial ratios. From August 11, 1997 through September 23, 1997, interest rates under the Credit Facility ranged from prime plus 0.25% to prime plus 1.25%. The Company's and PEI's obligations under the Credit Facility are secured by a pledge of all of the issued and outstanding securities held by the Company or PEI in all of their material subsidiaries. The Credit Facility terminates and all unpaid principal, interest, fees and other amounts are due on August 12, 2002.

     The terms of the Credit Agreement restrict the payment of cash dividends to stockholders and require the Company to comply with a number of financial covenants, including the maintenance of specified financial ratios. As of August 31, 1997, the Company was in compliance with these covenants. As of August 31, 1997, the Company had borrowed an aggregate of $817 million under the Credit Facility.

ALLWASTE 7 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2014

     In connection with the acquisition of Allwaste, Philip assumed and became co-obligor of, by supplemental indenture (the "Supplemental Indenture"), the due and punctual performance and observance of all the covenants and conditions to be performed by Allwaste under the indenture (the "Indenture") with respect to Allwaste's 7 1/4% Convertible Subordinated Debentures Due 2014 (the "Allwaste Debentures"). The Supplemental Indenture provides that at any time up to and including June 1, 2014, the holder of any Allwaste Debenture will have the right to convert the principal amount of such Allwaste Debenture (or any portion thereof equal to $1,000 or an integral multiple thereof) into Common Shares equal to the principal amount of the Allwaste Debentures surrendered for conversion divided by $19.5376; provided, however, that if such Allwaste Debenture or any portion thereof is called for redemption prior to June 1, 2014, then the right of such holder to convert such Allwaste Debenture into Common Shares will terminate after the close of business on the fifth day prior to the redemption date. As of September 23, 1997, there were outstanding $28.9 million aggregate principal amount of Allwaste Debentures. If all Allwaste Debentures outstanding on that date were converted, the Company would be required to issue approximately 1.48 million Common Shares.

     The Company's acquisition of Allwaste constituted a "Redemption Event" pursuant to the Indenture. Accordingly, each holder of Allwaste Debentures has the right to require Allwaste to redeem all or any portion (equal to $1,000 or any integral multiple thereof) of such holder's Allwaste Debentures for cash at the principal amount thereof, together with accrued interest thereon to the 90th day following the acquisition; provided, however, that Allwaste is not obligated to redeem any Allwaste Debenture at any time when the subordination provisions of the Allwaste Debentures would not permit Allwaste to make a payment of principal, premium or interest on the Allwaste Debentures.

                       MATERIAL INCOME TAX CONSIDERATIONS

     The following discussion is not intended to be, nor should it be construed to be, legal or tax advice to any particular prospective purchaser. This discussion does not purport to deal with all aspects of Canadian and United States federal income taxation that may be relevant to prospective purchasers of Common Shares and does not take into account Canadian provincial or territorial tax laws, United States state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. The following discussion is based upon the tax laws of Canada and the United States as in effect on the date of this Prospectus, which are subject to change. Prospective purchasers should consult their own tax advisors with respect to their particular circumstances.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following sets forth the opinion of Stikeman, Elliott, Canadian counsel to the Company, as to the material Canadian federal income tax considerations generally applicable to a person who acquires

Common Shares pursuant to this Prospectus and who for the purposes of the Income Tax Act (Canada) (the "Act") and the Canada-United States Income Tax Convention, 1980 (the "Convention") (i) throughout the period during which the purchaser owns the Common Shares, is not resident in Canada and is a resident of the United States, (ii) holds Common Shares as capital property, (iii) deals at arm's length with the Company, (iv) does not use or hold, and is not deemed to use or hold, such Common Shares in, or in the course of, carrying on a business or providing independent personal services in Canada, and (v) does not own (or is not treated as owning) 10% or more of the outstanding voting shares of the Company (a "U.S. Holder"). Special rules, which are not addressed in this discussion, may apply to a U.S. Holder that is (i) an insurer that carries on an insurance business in Canada and elsewhere or (ii) a "financial institution" subject to special provisions of the Act applicable to income gain or loss arising from "mark to market" property.

     This discussion is based on the current provisions of the Convention, the Act and the regulations thereunder (the "Regulations"), all specific proposals to amend the Act and Regulations announced by the Minister of Finance (Canada) prior to the date of this Prospectus and counsel's understanding of the current published administrative practices of Revenue Canada. This discussion is not exhaustive of all potential Canadian tax consequences to a U.S. Holder and does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation or considerations of any province, territory or foreign jurisdiction.

     Dividends paid or credited or deemed to be paid or credited on Common Shares owned by a U.S. Holder will be subject to Canadian withholding tax under the Act at a rate of 25% on the gross amount of the dividends. The rate of withholding tax generally is reduced under the Convention to 15% where the U.S. Holder is the beneficial owner of the dividends. Under the Convention, dividends paid to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and who have complied with certain administrative procedures are exempt from this Canadian withholding tax.

     A gain realized by a U.S. Holder on a disposition or deemed disposition of Common Shares generally will not be subject to tax under the Act unless such Common Shares constitute taxable Canadian property within the meaning of the Act at the time of disposition or deemed disposition. Common Shares generally will not be taxable Canadian property provided the Common Shares are listed on a prescribed stock exchange and at no time within the five-year period immediately preceding the disposition did the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, or the U.S. Holder together with such persons, own 25% or more of the issued shares (and in the view of Revenue Canada, taking into account any interest therein or options in respect thereof that belonged to the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, or the U.S. Holder and such persons) of any class or series of the Company's shares. A deemed disposition of Common Shares will arise on the death of a U.S. Holder. If the Common Shares are taxable Canadian property to a U.S. Holder, any capital gain realized on a disposition or deemed disposition of such shares will generally be exempt from tax under the Act by virtue of the Convention if the value of the Common Shares at the time of the disposition or deemed disposition is not derived principally from real property situated in Canada (as defined by the Convention).

     The Company has advised that the Common Shares do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of Common Shares must be made at the time of that disposition or deemed disposition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following sets forth the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to the Company, as to the material United States federal income tax consequences of an investment in the Common Shares generally applicable to the following persons who invest in and hold such Common Shares as capital assets ("United States Shareholders"): (i) citizens or residents (as defined for United States federal income tax purposes) of the United States,
(ii) corporations or partnerships created or organized in the United States or under the laws of the United States or of any state or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, (iv) any trust if (x) a United States court is unable to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust, and (v) certain trusts in existence on August 20, 1996 which were treated as United States persons under the law in effect immediately prior to such date and which make a valid election to be treated as a "United States Person" under the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a United States Shareholder's decision to acquire Common Shares. In particular, this discussion does not address (a) the tax treatment of special classes of United States Shareholders, such as banks, insurance companies, tax-exempt organizations or dealers in securities, (b) the tax treatment of United States Shareholders that own (directly or indirectly by attribution) 10 percent or more of the voting shares of the Company, or (c) any aspect of state, local or non-United States tax laws.

     This discussion is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, changes to any of which after the date of this Prospectus could have retroactive effect. Additionally, the implementation of certain aspects of the PFIC rules (discussed below) and other matters discussed herein requires the issuance of Treasury regulations which have not yet been promulgated and which may have retroactive effect.

     Prospective investors should consult their tax advisors as to the tax consequences of an investment in the Common Shares in light of their particular circumstances, including the effect of any foreign, United States state or local tax laws.

     TAXATION OF CAPITAL GAINS

     Gain or loss, if any, recognized by a United States Shareholder on the sale or other disposition of Common Shares will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the United States Shareholder's adjusted tax basis in the Common Shares and the amount realized on the disposition. Any such gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on whether the United States Shareholder's holding period with respect to the Common Shares is longer than one year. In general, long-term capital gains with respect to Common Shares held for more than 18 months are subject to a maximum tax rate of 20% and long-term capital gains with respect to Common Shares held for more than 12 months but not more than 18 months are subject to a maximum tax rate of 28%.

     A holder of Common Shares who is not a United States Shareholder (a "Non United States Shareholder") generally will not be subject to United States federal income tax or withholding tax in respect of gain recognized on a disposition of Common Shares unless such gain is effectively connected with a trade or business of the Non United States Shareholder in the United States, or in the case of an individual Non United States Shareholder, such Non United States Shareholder is present in the United States for 183 or more days in the calendar year in which such disposition of Common Shares takes place and such Non United States Shareholder either (i) has a tax home (as defined in the Code) in the United States, or (ii) such gain is attributable to an office or other fixed place of business in the United States.

     DIVIDENDS ON COMMON SHARES

     The gross amount of any distribution by the Company (including any Canadian taxes withheld therefrom) with respect to Common Shares generally will be includible in the gross income of a United States Shareholder as foreign source dividend income to the extent paid out of current or accumulated earnings and profits of the Corporation, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Company's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the United States Shareholder's adjusted tax basis in the Common Shares and to the extent that such distribution exceeds the United States Shareholder's adjusted tax basis in the Common Shares, will be taxed as a capital gain. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Code. If a United States Shareholder receives a dividend in Canadian dollars, the amount of the dividend for United States federal income tax purposes will be the U.S. dollar value of the dividend (determined at the spot rate on the date of such payment) regardless of whether the payment is later converted into U.S. dollars. In such case, the United States Shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date on which the dividend is paid and the date the dividend amount is converted into U.S. dollars.

     A Non United States Shareholder generally will not be subject to United States federal income or withholding tax on dividends received on Common Shares, unless such income is effectively connected with the conduct of a trade or business of such Non United States Shareholder in the United States.

     Credit for Foreign Taxes Withheld. Subject to the limitations set forth in Sections 901 and 904 of the Code (including certain holding period requirements), the foreign tax withheld or paid with respect to dividends on the Common Shares generally will be eligible for credit against a United States Shareholder's federal income tax liability. Alternatively, a United States Shareholder may claim a deduction for such amount of withheld foreign taxes, but generally only for a year for which such United States Shareholder elects to do so with respect to all foreign income taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

     PASSIVE FOREIGN INVESTMENT COMPANY DISCUSSION

     The foregoing discussion assumes that the Company is not currently, and will not be in the future, classified as a "passive foreign investment company" ("PFIC") within the meaning of the Code. Based on its current and projected income, assets and activities, the Company does not believe it will be classified as a PFIC for its current or any succeeding taxable year. However, if during any taxable year of the Company, 75% or more of the Company's gross income consists of certain types of "passive" income, or if the average value during a taxable year of the Company's "passive assets" (generally assets that generate passive income) is 50% or more of the average value of all assets held by the Company, the Company will be classified as a PFIC for such year and in succeeding years. If the Company is classified as a PFIC, a United States Shareholder holding Common Shares will be subject to increased tax liability in respect of gain realized on the sale of the Common Shares or upon the receipt of certain dividends, unless such person makes an election to be taxed currently on its pro rata portion of the Company's income, whether or not such income is distributed in the form of dividends or otherwise.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the U.S. Underwriting Agreement (the "U.S. Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "U.S. Representatives"), has severally agreed to purchase from the Company the number of Common Shares set forth opposite its name below:

                             U.S. UNDERWRITERS                             NUMBER OF SHARES
    --------------------------------------------------------------------   ----------------
    Salomon Brothers Inc ...............................................
    Merrill Lynch, Pierce, Fenner & Smith
                Incorporated............................................
                                                                                --------
           Total........................................................
                                                                                ========

     In the U.S. Underwriting Agreement, the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Common Shares offered in the U.S. Offering if any such Common Shares are purchased. In the event of a default by any U.S. Underwriter, the

U.S. Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated. The U.S. Underwriters have agreed to purchase such Common Shares from the Company at the public offering price set forth on the cover page of this Prospectus and the Company has agreed to pay the U.S. Underwriters the underwriting commission set forth on the cover page of this Prospectus for each Common Share so purchased. The Company has been advised by the U.S. Representatives that the several U.S. Underwriters propose initially to offer such Common Shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price, less
a concession not in excess of $          per Common Share. The U.S. Underwriters
may allow, and such dealers may reallow, a concession not in excess of
$          per Common Share to other dealers. After the Offerings, the public offering price and such concessions may be changed.

     The Company has also entered into an International Underwriting Agreement with the underwriters named therein (the "International Underwriters"), for whom Salomon Brothers International Limited and Merrill Lynch International Limited are acting as representatives (the "International Representatives"), providing for the concurrent offer and sale of Common Shares outside of the United States.

     The public offering price and underwriting commission per Common Share for each of the Offerings will be identical. The closing of each of the Offerings is conditioned upon the closing of the other.

     The Company has granted to the U.S. Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an
aggregate of           additional Common Shares at the same public offering
price per Common Share as set forth on the cover page of this Prospectus to cover over-allotments, if any. The Company has agreed to pay the U.S. Underwriters the underwriting commission set forth on the cover page of this Prospectus for each additional Common Share so purchased. To the extent that the U.S. Underwriters exercise such option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of such Common Shares as the number of Common Shares to be purchased and offered by such U.S. Underwriter in the above table bears to the total number of Common Shares initially offered by the U.S. Underwriters. The Company has also granted to the International Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of additional Common Shares at the same public offering price per Common Share to cover over-allotments, if any.

     The U.S. Underwriters and the International Underwriters have entered into an Agreement Between U.S. Underwriters and International Underwriters (the "Agreement Between U.S. Underwriters and International Underwriters"), pursuant to which each U.S. Underwriter has severally agreed that, as part of the distribution of the Common Shares offered by the U.S. Underwriters, (i) it is not purchasing any Common Shares for the account or benefit of anyone other than a U.S. Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Shares or distribute this Prospectus to any person outside the United States or to anyone other than a U.S. Person. Each U.S. Underwriter has also agreed that it has not offered or sold and will not offer or sell, by means of any document other than this Prospectus in final form as filed with the Commission, any Common Shares. Each International Underwriter has severally agreed that, as part of the distribution of the Common Shares by the International Underwriters, (i) it is not purchasing any Common Shares for the account or benefit of any U.S. Person, and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Shares or distribute any Prospectus relating to the International Offering to any person within the United States or to anyone who is a U.S. Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. As used herein, "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and "U.S. Person" means a resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, and certain other persons and entities, and includes any United States branch of a person other than a U.S. Person.

     Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the Underwriters of such number of Common Shares as may be mutually agreed. The price of any Common Shares so sold shall be the public offering price as set forth on the cover page to this Prospectus, less an amount not greater than the concession to securities dealers. To the extent that there are sales between U.S. Underwriters and International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Common Shares initially available for sale by U.S. Underwriters or International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus

     No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Shares or possession or distribution of a prospectus in any jurisdiction where action for that purpose is required, other than in the United States and Canada. Persons into whose possession this Prospectus comes are advised by the Company and the Underwriters to inform themselves about, and to observe any restrictions as to, the offering of the Common Shares and the distribution of this Prospectus.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Common Shares, including Common Shares initially sold in the concurrent international offering by the International Underwriters, to U.S. persons and persons located in the United States.

     In connection with the Offerings, rules of the Commission permit the Underwriters to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the Underwriters over-allot or create short positions in the Common Shares in connection with the Offerings by selling more Common Shares than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Shares in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The U.S. Underwriting Agreement and the International Underwriting Agreement each provide that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and its executive officers and directors will agree that none of them will, directly or indirectly, offer, sell, announce an intention to sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of, any Common Shares or securities convertible or exchangeable into or exercisable for any Common Shares without the prior written consent of Salomon Brothers Inc for a period of 90 days after the date of this Prospectus, except in the case of the executive officers and directors for an aggregate of 500,000 Common Shares, and subject to certain additional exceptions.

     The Underwriters and their affiliates have provided and will in the future continue to provide investment banking and other financial services for the Company in the ordinary course of business for which they have received and will receive customary compensation.

                                 LEGAL MATTERS

     Certain Canadian legal matters relating to the Common Shares offered hereby will be passed upon, on behalf of the Company, by its General Counsel and by Stikeman, Elliott (Toronto) and, on behalf of the Underwriters, by Osler, Hoskin & Harcourt (Toronto). Certain U.S. legal matters relating to the Common Shares offered hereby will be passed upon, on behalf of the Company, by Skadden, Arps, Slate, Meagher & Flom LLP (Toronto and New York) and, on behalf of the Underwriters, by Testa, Hurwitz & Thibeault, LLP (Boston).

                                    EXPERTS

     The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of earnings, retained earnings and changes in financial position for each of the three years in the period ended December 31, 1996, included in this Prospectus have been included herein in reliance on the report of Deloitte & Touche, independent auditors, as stated in their reports, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Allwaste and its subsidiaries at August 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1996 included in this Prospectus have been included herein in reliance on the report of Arthur Anderson LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined statements of income and of cash flows of Pechiney (ISW), Inc., PPC (ISW), Inc. and Intsel Southwest Limited Partnership for the nine months ended September 26, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated statements of income and cash flows of Luntz Corporation for the fiscal year ended December 31, 1995 included in this Prospectus have been included herein in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Shares offered hereby. The Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. In accordance therewith, the Company files periodic reports and other information with the Commission. The reports and other information filed by the Company, including the Registration Statement and the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission in Washington, D.C., upon payment of certain fees prescribed by the Commission and are also publicly available through the Commission's web site (http://www.sec.gov). The Common Shares are listed on the NYSE. Reports and other information described above may be inspected and copied at facilities maintained by the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                       ------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF PHILIP SERVICES CORP.
Auditors' Report to Shareholders.......................................................    F-2
Unaudited Consolidated Balance Sheets at June 30, 1997 and Audited Consolidated Balance
  Sheets at December 31, 1996 and 1995.................................................    F-3
Unaudited Consolidated Statements of Earnings for the six months ended June 30, 1997 and 1996 and Audited Consolidated Statements of Earnings for the fiscal years ended
  December 31, 1996, 1995 and 1994.....................................................    F-4
Unaudited Consolidated Statements of Retained Earnings for the six months ended June
  30, 1996 and 1997 and Audited Consolidated Statements of Retained Earnings for the
  fiscal years ended December 31, 1996, 1995 and 1994..................................    F-5
Unaudited Consolidated Statements of Changes in Financial Position for the six months ended June 30, 1997 and 1996 and Audited Consolidated Statements of Changes in
  Financial Position for the fiscal years ended December 31, 1996, 1995 and 1994.......    F-6
Notes to Consolidated Financial Statements.............................................    F-7
UNAUDITED SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA PRESENTED IN U.S. GAAP
  (IN U.S. DOLLARS)....................................................................   F-27
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF ALLWASTE, INC.
Condensed Consolidated Balance Sheets at May 31, 1997 (unaudited) and August 31,
  1996.................................................................................   F-28
Condensed Consolidated Statements of Operations for the nine and three month periods
  ended May 31, 1997 and May 31, 1996 (unaudited)......................................   F-29
Condensed Consolidated Statements of Cash Flows for the nine month periods ended May
  31, 1997 and May 31, 1996 (unaudited)................................................   F-30
Notes to Condensed Consolidated Financial Statements (unaudited).......................   F-31
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ALLWASTE, INC.
Report of Independent Public Accountants...............................................   F-35
Audited Consolidated Balance Sheets at August 31, 1996 and 1995........................   F-36
Audited Consolidated Statements of Operations for the fiscal years ended August 31,
  1996, 1995 and 1994..................................................................   F-37
Audited Consolidated Statements of Shareholders' Equity at August 31, 1996, 1995, 1994
  and 1993.............................................................................   F-38
Audited Consolidated Statements of Cash Flows for the fiscal years ended
  August 31, 1996, 1995 and 1994.......................................................   F-39
Notes to Consolidated Financial Statements.............................................   F-40
AUDITED FINANCIAL STATEMENTS OF PECHINEY (ISW), INC., PPC (ISW), INC. AND
  INTSEL SOUTHWEST LIMITED PARTNERSHIP
Report of Independent Accountants......................................................   F-58
Audited Combined Statement of Income for the nine month period ended September 26,
  1996.................................................................................   F-59
Audited Combined Statement of Cash Flows for the nine month period ended September 26,
  1996.................................................................................   F-60
Audited Notes to Combined Financial Statements.........................................   F-61
AUDITED FINANCIAL STATEMENTS OF LUNTZ CORPORATION
Report of Independent Auditors.........................................................   F-64
Unaudited Consolidated Statement of Income for the eleven month period ended November
  30, 1996 and Audited Consolidated Statement of Income for the fiscal year ended
  December 31, 1995....................................................................   F-65
Unaudited Consolidated Statement of Cash Flows for the eleven month period ended
  November 30, 1996 and Audited Consolidated Statement of Cash Flows for the fiscal
  year ended December 31, 1995.........................................................   F-66
Notes to Consolidated Statements of Income and Cash Flows..............................   F-67

                        AUDITORS' REPORT TO SHAREHOLDERS

TO THE SHAREHOLDERS OF PHILIP SERVICES CORP. (FORMERLY PHILIP ENVIRONMENTAL
INC.)

     We have audited the consolidated balance sheets of Philip Services Corp. as at December 31, 1996 and 1995, and the consolidated statements of earnings, retained earnings and changes in financial position for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1996 and 1995 and the results of its operations and the changes in its financial position for each of the years in the three year period ended December 31, 1996 in accordance with accounting principles generally accepted in Canada.

                                          Deloitte & Touche
                                          Chartered Accountants

Mississauga, Ontario
February 26, 1997
(April 22, 1997 with respect to Note 18(d))

                             PHILIP SERVICES CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                      ----------------------------
                                                                         1996             1995
                                                      JUNE 30,        -----------      -----------
                                                        1997                           (Restated)
                                                     -----------
                                                     (unaudited)
                                                          (in thousands of Canadian dollars)
ASSETS
Current assets
  Cash and equivalents............................   $    10,485      $     8,279      $   --
  Accounts receivable (net of allowance for
     doubtful accounts of $8,092; 1995 --
     $5,528)......................................       354,604          273,865          138,180
  Inventory for resale............................       330,085          248,055           99,442
  Other current assets (Note 5)...................        50,845           61,219           71,322
                                                     -----------      -----------      -----------
                                                         746,019          591,418          308,944
Fixed assets (Note 6).............................       471,026          348,065          351,849
Goodwill..........................................       368,289          329,809          292,610
Other assets (Note 7).............................       108,366           75,690           48,722
Due from an officer and director..................           737              737              787
                                                     -----------      -----------      -----------
                                                     $ 1,694,437      $ 1,345,719      $ 1,002,912
                                                      ==========       ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities........   $   208,064      $   216,580      $   126,531
  Interim financing loans payable (Note 3)........       --               --                53,000
  Current maturities of long-term debt and loans
     from related parties (Notes 8 and 17(b)).....        10,973           27,337           22,809
                                                     -----------      -----------      -----------
                                                         219,037          243,917          202,340
Long-term debt (Note 8)...........................       681,307          387,431          249,534
Loans from related parties (Note 17(b))...........       --               --                 1,128
Deferred income taxes.............................        46,503           42,777           31,430
Other liabilities (Note 10).......................        55,207           48,243           58,494
Convertible subordinated debentures (Note 11).....       --               --               147,884
Contingencies (Note 19)
Shareholders' equity (Note 12)....................       692,383          623,351          312,102
                                                     -----------      -----------      -----------
                                                     $ 1,694,437      $ 1,345,719      $ 1,002,912
                                                      ==========       ==========       ==========
                        Signed on behalf of the Board of Directors.

               HERMAN TURKSTRA                                ALLEN FRACASSI
                   Director                                      Director

   The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                SIX MONTHS ENDED JUNE 30,                YEARS ENDED DECEMBER 31,
                                               ----------------------------      -----------------------------------------
                                                  1997             1996            1996            1995            1994
                                               -----------      -----------      ---------      ----------      ----------
                                               (unaudited)      (unaudited)                     (Restated)      (Restated)
                                                  (in thousands of Canadian dollars except share and per share amounts)
Revenue...................................      $ 856,629          323,397         802,490        648,311         489,740
Operating expenses........................        701,300          251,586         615,462        489,569         366,649
Selling, general and administrative.......         63,461           33,445          78,053         66,563          51,216
Depreciation and amortization.............         24,148           15,438          33,966         25,510          21,354
                                               -----------      -----------      ---------      ----------      ----------
Income from continuing operations.........         67,720           22,928          75,009         66,669          50,521
  Interest -- short-term..................            304              570           1,180          2,089           2,355
         -- long-term.....................         18,908           14,453          23,418         26,098          19,395
  Other income and expense -- net.........         (5,522)          (2,459)         (4,782)        (3,689)         (2,122)
                                               -----------      -----------      ---------      ----------      ----------
Earnings from continuing operations before
  tax.....................................         54,030           10,364          55,193         42,171          30,893
Income taxes (Note 15)....................         16,392            2,707          15,180         12,354           8,769
                                               -----------      -----------      ---------      ----------      ----------
Earnings from continuing operations.......         37,638            7,657          40,013         29,817          22,124
Discontinued operations (net of tax) (Note
  4)......................................         --                7,234          (1,005)         2,894           2,502
                                               -----------      -----------      ---------      ----------      ----------
Net earnings..............................      $  37,638        $  14,891       $  39,008      $  32,711       $  24,626
                                               -----------      -----------      ---------      ----------      ----------
Basic earnings per share
  Continuing operations...................      $    0.53        $    0.19       $    0.79      $    0.80       $    0.61
  Discontinued operations.................         --            $    0.18       $   (0.02)     $    0.08       $    0.07
                                               -----------      -----------      ---------      ----------      ----------
                                                $    0.53        $    0.37       $    0.77      $    0.88       $    0.68
                                               ===========      ===========      =========      ==========      ==========
Fully diluted earnings per share
  Continuing operations...................      $    0.52        $    0.19       $    0.72      $    0.68       $    0.55
  Discontinued operations.................         --            $    0.18       $   (0.01)     $    0.05       $    0.05
                                               -----------      -----------      ---------      ----------      ----------
                                                $    0.52        $    0.33       $    0.71      $    0.73       $    0.60
                                               ===========      ===========      =========      ==========      ==========
Weighted average number of common shares
  outstanding (000s)......................         70,970           40,586          50,632         37,342          36,209
                                               ===========      ===========      =========      ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                SIX MONTHS ENDED JUNE 30,                YEARS ENDED DECEMBER 31,
                                               ----------------------------      -----------------------------------------
                                                  1997             1996            1996            1995            1994
                                               -----------      -----------      ---------      ----------      ----------
                                               (unaudited)      (unaudited)                     (Restated)      (Restated)
                                                                                        (in thousands of Canadian dollars)
Balance, beginning of year as previously
  reported................................      $ 145,679        $ 106,671       $ 106,671      $  73,960       $  49,803
Cumulative effect of change in accounting
  policy (Note 11)........................         --               --              --             --                (469)
                                               -----------      -----------      ---------      ----------      ----------
Balance, beginning of year as restated....        145,679          106,671         106,671         73,960          49,334
Net earnings..............................         37,638           14,891          39,008         32,711          24,626
                                               -----------      -----------      ---------      ----------      ----------
Balance, end of year......................      $ 183,317        $ 121,562       $ 145,679      $ 106,671       $  73,960
                                               ===========      ===========      =========      ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                                                     SIX MONTHS ENDED
                                                         JUNE 30,                        YEARS ENDED DECEMBER 31,
                                               ----------------------------      -----------------------------------------
                                                  1997             1996            1996            1995            1994
                                               -----------      -----------      ---------      ----------      ----------
                                               (unaudited)      (unaudited)                     (Restated)      (Restated)
                                                                                        (in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings from continuing operations...      $  37,638        $   7,657       $  40,013      $  29,817       $  22,124
Items included in earnings not affecting
  cash
  Depreciation and amortization...........         19,006           11,690          26,236         18,458          15,383
  Amortization of goodwill................          5,142            3,748           7,730          7,052           5,971
  Deferred income taxes...................          2,589           (3,941)         19,542         15,542          11,503
  Net gain on sale of assets..............         --               --              (2,241)        (1,215)         --
                                               -----------      -----------      ---------      ----------      ----------
Cash flow from continuing operations......         64,375           19,154          91,280         69,654          54,981
Change in non-cash working capital (Note
  14).....................................       (131,283)         (42,759)       (180,518)       (49,818)        (63,308)
                                               -----------      -----------      ---------      ----------      ----------
Cash provided by (used in) continuing
  operating activities....................        (66,908)         (23,605)        (89,238)        19,836          (8,327)
Cash provided by discontinued operating
  activities..............................         --               29,494          28,830         15,114          21,649
                                               -----------      -----------      ---------      ----------      ----------
Cash provided by (used in) operating
  activities..............................        (66,908)           5,889         (60,408)        34,950          13,322
                                               -----------      -----------      ---------      ----------      ----------
INVESTING ACTIVITIES
Proceeds from sale of solid waste
  operations (Notes 3 & 4)................         --               53,250         210,800         --              --
Acquisitions -- including acquired cash
  (bank indebtedness) (Note 3)............       (175,612)         (16,335)       (222,440)       (11,727)        (33,997)
Purchase of fixed assets..................        (44,539)         (22,810)        (59,847)       (37,016)        (29,910)
Other -- net..............................         (8,991)         (28,573)        (35,903)       (26,584)           (989)
                                               -----------      -----------      ---------      ----------      ----------
Cash used in continuing investing
  activities..............................       (229,142)         (14,468)       (107,390)       (75,327)        (64,896)
Cash used in investing activities of
  discontinued operations.................         --              (14,059)        (17,307)       (55,824)        (18,421)
                                               -----------      -----------      ---------      ----------      ----------
Cash used in investing activities.........       (229,142)         (28,527)       (124,697)      (131,151)        (83,317)
                                               -----------      -----------      ---------      ----------      ----------
FINANCING ACTIVITIES
Proceeds from long-term debt..............        390,317           48,164         338,704         52,643         193,177
Principal payments of long-term debt......       (120,483)        (102,613)       (255,914)       (11,927)       (108,671)
Conversion of convertible subordinated
  debentures..............................         --               --            (147,884)        --                (170)
Common shares issued......................         28,422           93,896         291,869          1,466           9,824
Other (Note 12)...........................         --               --             (20,708)        --                 (22)
                                               -----------      -----------      ---------      ----------      ----------
Cash provided by continuing financing
  activities..............................        298,256           39,447         206,067         42,182          94,138
Cash provided by (used in) financing
  activities of discontinued operations...         --              (15,980)        (12,683)        38,215          (1,903)
                                               -----------      -----------      ---------      ----------      ----------
Net cash provided by financing
  activities..............................        298,256           23,467         193,384         80,397          92,235
                                               -----------      -----------      ---------      ----------      ----------
Net change in cash for the year...........          2,206              829           8,279        (15,804)         22,240
Cash position, beginning of year..........          8,279           --              --             15,804          (6,436)
                                               -----------      -----------      ---------      ----------      ----------
Cash position, end of year................      $  10,485        $     829       $   8,279      $  --           $  15,804
                                               ===========      ===========      =========      ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                             PHILIP SERVICES CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

1.  BASIS OF PRESENTATION

     Philip Environmental Inc. (the "Company") is an integrated resource recovery and industrial services company, which provides metal recovery and processing services, by-products recovery, and industrial services to major industry sectors throughout North America. These consolidated financial statements include the accounts of the Company and all of its subsidiary companies.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in Canadian dollars using accounting principles generally accepted in Canada ("Canadian GAAP") which, except for the matters as described in note 18, conform in all material respects with accounting principles generally accepted in the United States ("US GAAP").

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the Company's estimates.

     For all periods presented, the Consolidated Financial Statements and Notes to the Consolidated Financial Statements disclose the Company's municipal and commercial solid waste business as discontinued operations, as discussed in note 4.

     Revenue recognition

     Revenue from by-products recovery operations is recognized upon receipt and acceptance of materials for processing. Treatment, transportation and disposal costs are accrued when the related revenue is recognized.

     Revenue from environmental service contracts is recorded using the percentage of completion basis for fixed rate contracts and as the related service is provided for time and material contracts.

     Revenue from the sale of recovered commodities and steel products is recognized at the time of shipment. For contracts where the Company brokers materials between two parties, only the commission on the transaction is recorded.

     Cash and equivalents

     Cash and equivalents consist of cash on deposit and term deposits in money market instruments with maturity dates of less than three months from the date they are acquired.

     Inventory

     Inventory is recorded at the lower of average purchased cost and net realizable value.

     Fixed assets

     Fixed assets are stated at cost and are depreciated over their estimated useful lives generally on the following basis: buildings 20 to 40 years straight-line; equipment 5% to 30% straight-line. Landfill sites and improvements thereto are recorded at cost and amortized over the life of the landfill site based on the estimated landfill capacity as determined by engineering studies and the landfill capacity utilized during the year is based on actual tonnage received by the site. Operating costs associated with landfill sites are charged to operations as incurred. Assets under development include the direct cost of land, buildings

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and equipment acquired for future use together with engineering, legal and other costs incurred before the assets are brought into operation.

     The Company periodically reviews the carrying value of its fixed assets to determine whether such values are recoverable. Any resulting write-downs are charged to earnings.

     Goodwill

     Goodwill represents the excess of the purchase price of businesses acquired over the fair value of the identifiable assets acquired and is amortized over periods not exceeding 40 years. At each balance sheet date management assesses the appropriateness of the goodwill balance based on the undiscounted future cash flow from operating results.

     Other Assets

     Deferred financing costs are amortized over the life of the related debt instrument. Other intangibles such as non-compete agreements are amortized over periods relating to the terms of the agreements.

     Environmental liability

     The Company accrues the estimated costs relating to the closure and post-closure monitoring of its landfill sites. The Company charges earnings with these estimated future costs based on engineering estimates over the fill rate of landfill sites. The accrued liability for environmental and closure costs is disclosed in the consolidated balance sheet under other liabilities. Amounts required to dispose of waste materials located at the Company's transfer and processing facilities are included in accounts payable and accrued liabilities.

     Interest capitalization

     The Company includes, as part of the cost of its fixed assets, all financing costs incurred prior to the asset becoming available for operation, providing the resulting capital cost of the fixed asset does not exceed the net recoverable amount of the asset.

     Foreign currency translation

     Assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Gains and losses on translation are reflected in net earnings of the period, except: (i) unrealized foreign currency gains and losses on long-term monetary assets and liabilities which are deferred and amortized over the remaining lives of the related items on a straight-line basis; (ii) unless the item has been designated as a hedge of the net investment in self-sustaining foreign operations, in which case the translation gains and losses are included in the cumulative foreign currency translation adjustment.

     The assets and liabilities denominated in a foreign currency for foreign operations, all of which are self-sustaining, are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses are accumulated in a separate component of shareholders' equity. Revenue and expense items are translated at average exchange rates prevailing during the period.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Financial instruments

     The Company's accounts receivable and long-term debt constitute financial instruments. The Company's accounts receivable approximated their fair value as at December 31, 1996 and 1995. Concentration of credit risk in accounts receivable is limited, due to the large number of customers the Company services. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer accounts receivable. The Company establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers, historical and other information.

3.  ACQUISITIONS AND DIVESTITURES (in thousands)

     During 1996, the Company acquired eleven businesses, including Intsel Southwest Limited Partnership ("Intsel") and Luntz Corporation ("Luntz"). Intsel is a distributor of a broad range of heavy carbon steel products based in Houston, Texas. Luntz, based in Canton, Ohio, provides ferrous scrap and mill services in the USA. During 1995, six businesses were acquired and during 1994, two businesses were acquired.

     All business combinations have been accounted for using the purchase method of accounting and are summarized below:

                                    JUNE 30,
                              ---------------------                                   DECEMBER 31,
                                                       --------------------------------------------------------------------------
                                1997         1996                                                            1995         1994
                              ---------    --------                                                        ---------    ---------
                                                                             1996
                                                       ------------------------------------------------
                                                        INTSEL        LUNTZ        OTHER        TOTAL
                                                       ---------    ---------    ---------    ---------
Purchase consideration
  Cash.....................   $ 131,576    $  7,377    $  84,020    $   2,473    $  62,595    $ 149,088    $   2,565    $   6,650
  Company's common
    shares.................      23,644      13,000       --           27,200       13,000       40,200        1,700        8,500
  Deferred payments and
    long-term debt.........       8,681      (4,084)      --           24,480        5,940       30,420        6,140       17,000
  Acquisition costs and
    accruals...............       1,868          43          270          791        4,202        5,263          944          116
                              ---------    --------    ---------    ---------    ---------    ---------    ---------    ---------
                              $ 165,769    $ 16,336    $  84,290    $  54,944    $  85,737    $ 224,971    $  11,349    $  32,266
                              =========    ========    =========    =========    =========    =========    =========    =========
Fair value of net assets
  acquired
  Cash (bank
    indebtedness)..........   $  (9,843)   $      1    $   2,709    $  --        $    (178)   $   2,531    $    (378)   $  (1,731)
  Long-term debt...........      (4,946)       (308)      --          (12,593)      (7,134)     (19,727)        (338)      (3,799)
  Assets, excluding cash &
    intangibles............     181,607       6,607       68,036       93,070       70,577      231,683       19,358       26,499
  Liabilities..............     (62,544)     (1,449)     (24,889)     (40,678)     (20,366)     (85,933)     (18,441)     (13,516)
  Goodwill.................      43,243       8,116       37,066       12,425       39,469       88,960       10,308       23,313
  Other intangibles........      18,252       3,369        1,368        2,720        3,369        7,457          840        1,500
                              ---------    --------    ---------    ---------    ---------    ---------    ---------    ---------
                              $ 165,769    $ 16,336    $  84,290    $  54,944    $  85,737    $ 224,971    $  11,349    $  32,266
                              =========    ========    =========    =========    =========    =========    =========    =========

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

3.  ACQUISITIONS AND DIVESTITURES (CONTINUED)
     The following table summarizes the unaudited consolidated pro-forma results of operations, assuming the 1996 acquisitions of Luntz and Intsel had occurred at the beginning of 1995. This information does not purport to be indicative of the results of the operations that actually would have resulted if the acquisitions had occurred on January 1, 1995.

                  YEARS ENDED DECEMBER 31                           1996               1995
------------------------------------------------------------     -----------        -----------
(unaudited)
Revenue.....................................................     $ 1,064,210        $ 1,028,758
Earnings from continuing operations.........................     $    47,637        $    38,191
Fully diluted earnings per share from continuing
  operations................................................     $      0.83        $      0.74

     In July 1995, the Company acquired the 30% minority interest in Intersan Inc. ("Intersan") not previously owned by the Company for $40,000.

     The Company arranged interim financing (the "Interim Financing") to acquire the 30% minority interest and to repay a $13,000 advance from the former minority shareholder. The Interim Financing bore interest at a rate of 10% per annum and was secured by the assets of Intersan.

     In November 1995, the Company reached an agreement to sell the Greater Montreal Area solid waste collection and transfer business of Intersan (the "Intersan Business") for $43,250. As part of the sale of the Intersan Business, the Company entered into a disposal services agreement with the purchaser. The initial consideration for the disposal service agreement amounted to $10,000 and was recorded as deferred revenue (note 10).

     The proceeds from the sale of the Intersan Business, and the disposal services agreement, which amounted to $53,250, were received in January 1996, and used to repay in full the Interim Financing.

     Subsequent to the year end, the Company acquired three additional businesses. RMF Global, Inc. of Toledo, Ohio provides industrial maintenance and mechanical services, remediation, cleaning and abatement services. Warrenton Resources, Inc. of Warrenton, Missouri, and Conversion Resources, Inc., of Cleveland, Ohio, two sister companies are processors of non-ferrous metals. Allied Metals Limited ("Allied") is a steel scrap processing and mill services company in the United Kingdom. The total consideration paid for these acquired businesses amounted to approximately $113,500 and was made up of $94,700 in cash, $18,400 in shares of the Company and $400 in deferred payments to the vendors. All three business combinations will be accounted for using the purchase method of accounting in 1997.

4.  DISCONTINUED OPERATIONS (in thousands)

     In August 1996, the Company sold its municipal and commercial solid waste business (the "Solid Waste Business") for a total consideration of US $115,000 to USA Waste Services, Inc. ("USA Waste"). The consideration included US $60,000 in cash, US $38,000 in unrestricted common shares of USA Waste, and US $17,000 in restricted common shares of USA Waste (in total, representing less than 2% of USA Waste's voting stock). The unrestricted common shares of USA Waste were sold in September 1996 for US $39,508, resulting in a gain before tax of US $1,508 which is included in Other income and expense -- net in the Consolidated Statements of Earnings. The restriction on the US $17,000 common shares of USA Waste ($23,290 at December 31, 1996) was removed in January 1997 and in February 1997, the Company sold these shares for US $19,800, resulting in a further gain before tax of US $2,800.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

4.  DISCONTINUED OPERATIONS (CONTINUED)
     As part of the sale of the Solid Waste Business, the Company entered into a five year disposal services agreement with the purchaser at preferential tipping rates to utilize disposal capacity at two of the landfills which were sold. No value was assigned to this agreement in the calculation of the loss which resulted on the sale of the Solid Waste Business. The value of this agreement, estimated to be US $3,000 on a discounted basis, will be recognized as a reduction in future disposal costs as capacity at the landfills is utilized.

     The sale of the Solid Waste Business in 1996 included the remaining portion of Intersan, and the disposal services agreement, as described in note 3.

     Revenue of the Solid Waste Business, net of intercompany revenue, was $51,962, $83,850 and $80,573 for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. Income from discontinued operations in the Consolidated Statements of Earnings is presented net of allocated interest expense of $5,133, $7,000 and $4,500 and net of applicable income taxes of $4,394, $2,363 and $2,218 for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. Interest was allocated based upon the ratio of the net assets of the Solid Waste Business to the Company's consolidated net assets. No general corporate overhead was allocated to the discontinued operations.

                  YEARS ENDED DECEMBER 31                         1996         1995         1994
-----------------------------------------------------------     --------      -------      -------
Loss on sale of Solid Waste Business, net of income taxes
  recoverable of $3,607....................................     $ (7,848)     $ --         $ --
Income from discontinued operations (net of tax)...........        6,843        2,894        2,502
                                                                --------      -------      -------
Discontinued operations....................................     $ (1,005)     $ 2,894      $ 2,502
                                                                ========       ======       ======

5.  OTHER CURRENT ASSETS (in thousands)

                                                                                DECEMBER 31,
                                                             JUNE 30,      ----------------------
                                                               1997          1996          1995
                                                             --------      --------      --------
Shares of USA Waste (note 4)............................     $  --         $ 23,290      $  --
Parts and supply inventory..............................       12,485        10,048         7,361
Deposits on contracts...................................       17,963        14,049         4,848
Income taxes (payable) recoverable......................       (6,058)        1,790        (1,244)
Prepaid expenses........................................        3,127         1,660         2,847
Other...................................................       23,328        10,382         4,260
Proceeds receivable from sale of the Intersan Business
  and the disposal services agreement (note 3)..........        --            --           53,250
                                                             --------      --------      --------
                                                             $ 50,845      $ 61,219      $ 71,322
                                                             ========      ========      ========

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

6.  FIXED ASSETS (in thousands)

                           JUNE 30, 1997                        DECEMBER 31, 1996                      DECEMBER 31, 1995
                -----------------------------------    -----------------------------------    -----------------------------------
                            ACCUMULATED   NET BOOK                 ACCUMULATED   NET BOOK                 ACCUMULATED   NET BOOK
                  COST      DEPRECIATION    VALUE        COST      DEPRECIATION    VALUE        COST      DEPRECIATION    VALUE
                ---------   -----------   ---------    ---------   -----------   ---------    ---------   -----------   ---------
Land..........  $  69,823    $  --        $  69,823    $  54,835    $  --        $  54,835    $  51,798    $  --        $  51,798
Landfill
  sites.......     24,947        2,219       22,728       21,279          891       20,388       95,048       12,650       82,398
Buildings.....     98,421       16,564       81,857       81,336       10,694       70,642       59,836        5,072       54,764
Equipment.....    370,174       93,254      276,920      254,841       74,102      180,739      177,928       38,728      139,200
Assets under
development...     19,698       --           19,698       21,461       --           21,461       23,689       --           23,689
                ---------   -----------   ---------    ---------   -----------   ---------    ---------   -----------   ---------
                $ 583,063    $ 112,037    $ 471,026    $ 433,752    $  85,687    $ 348,065    $ 408,299    $  56,450    $ 351,849
                =========   ===========   =========    =========   ===========   =========    =========   ===========   =========

7.  OTHER ASSETS (in thousands)

                                                                                DECEMBER 31,
                                                            JUNE 30,       ----------------------
                                                              1997           1996          1995
                                                            ---------      --------      --------
Restricted investments (a).............................     $  35,972      $ 32,420      $ 21,205
Deferred financing costs...............................        14,770        15,188         8,735
Other..................................................        57,624        28,082        18,782
                                                            ---------      --------      --------
                                                            $ 108,366      $ 75,690      $ 48,722
                                                            =========      ========      ========

(a) These restricted investments support the Company's self-insurance program and are invested and managed by the Company's wholly-owned insurance subsidiary.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

8.  LONG TERM DEBT (in thousands)

                                                                               DECEMBER 31,
                                                          JUNE 30,       ------------------------
                                                            1997           1996           1995
                                                          ---------      ---------      ---------
Bank term loan (including US $150,794 in 1996; US
  $9,950 in 1995)(a).................................     $ 630,811      $ 339,889      $ 219,846
Bank term loan (b)...................................        --             --             13,900
Loans (including US $767 in 1996; US $1,122 in 1995)
  collateralized by certain assets of subsidiaries of
  the Company having a net book value of $11,947
  bearing interest at a weighted average fixed rate
  of 5.7% (1995 -- 9.21%) maturing at various dates
  up to 2002.........................................         6,704          7,089          1,920
Loans (including US $3,608 in 1996; US $615 in 1995)
  collateralized by certain assets of subsidiaries of
  the Company having a net book value of $16,565
  bearing interest at prime plus a weighted average
  floating rate of 1.87% (1995 -- 1.14%) maturing at
  various dates up to 2002...........................         4,948          7,508          4,287
Loans (including US $25,625), unsecured, bearing
  interest at prime plus a weighted average floating
  rate of 3.37% maturing at various dates up to
  2001...............................................        25,248         35,698         --
Obligations under capital leases on equipment bearing
  interest at rates varying from 6% to 12% maturing
  at various dates to 2002...........................        22,754         19,841         16,336
Other................................................         1,815          3,611         12,111
                                                          ---------      ---------      ---------
                                                            692,280        413,636        268,400
Less current maturities of long-term debt (c)........        10,973         26,205         18,866
                                                          ---------      ---------      ---------
                                                          $ 681,307      $ 387,431      $ 249,534
                                                          =========      =========      =========

(a) In September 1996, the Company signed a new US $550 million term loan agreement with a syndicate of Canadian and US lenders which replaced the 1994 revolving term loan agreement and refinanced certain other long-term debt. The new term loan agreement expires in September of 2000, and contains certain restrictive covenants and financial covenants including the following:

     - the Company must meet interest ratio coverage tests as well as total debt and secured debt ratio coverage tests

     -  the Company must maintain a prescribed level of shareholders' equity

     - certain acquisitions by the Company must be reviewed by the lenders prior to completion

     At December 31, 1996 the Company is in compliance with all of the covenants of the credit agreement.

     Borrowings under the credit facility are guaranteed, jointly and severally by the Company's wholly owned subsidiaries and are collateralized by a fixed and floating charge on substantially all of the assets of the Company and its wholly owned subsidiaries. The facility bears interest based on a moving grid. At December 31, 1996, the Company was paying prime rate, which was 4.75%, on these borrowings.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

8.  LONG TERM DEBT (CONTINUED)
     At December 31, 1996, the Company had undrawn credit capacity under this facility of approximately $395,200, net of outstanding letters of credit which amounted to $18,400.

(b) Intersan (note 3) had a separate term loan which bore interest at rates varying from prime to prime plus 0.25% and was collateralized by substantially all of the assets of Intersan. This loan was repaid in January of 1996.

(c) The aggregate amount of payments required to meet long-term debt installments in each of the next five years is as follows:

            1997...................................................     $ 26,205
            1998...................................................        6,047
            1999...................................................        5,192
            2000...................................................      373,482
            2001...................................................        2,710

9.  FINANCIAL INSTRUMENTS (in thousands)

     Derivative financial instruments are used to fix the interest rate on a portion of the Company's floating rate debt, thereby maintaining interest rate risk at an acceptable level. This is accomplished by swapping the Company's floating rate interest obligations, on a notional amount of debt, with commercial banks having a fixed rate interest obligation. As a result the Company is reliant upon the counterparty to fulfill its obligations and provide protection from interest rate fluctuations. This credit risk exposure is controlled by dealing only with counterparties with strong public credit ratings. A summary of these interest rate swap agreements is as follows:

                                                                         1996           1995
                                                                       ---------      ---------
Notional amount...................................................     $ 260,000      $ 180,000
Weighted average term to maturity (years).........................           1.1            1.5
Average interest rate to maturity.................................         6.60%          6.72%

10. OTHER LIABILITIES (in thousands)

                                                                                DECEMBER 31
                                                             JUNE 30       ----------------------
                                                               1997          1996          1995
                                                             --------      --------      --------
Deferred payments (a)...................................       22,497      $ 16,129      $ 20,143
Accrued environmental and closure costs.................       21,604        25,819        24,107
Deferred revenue........................................        --            --           10,000
Other...................................................       11,106         6,295         4,244
                                                             --------      --------      --------
                                                             $ 55,207      $ 48,243      $ 58,494
                                                             ========      ========      ========

(a) Deferred payments relate to acquisitions (see Acquisitions and Divestitures note 3), whereby the former owners of the businesses have agreed to accept part of their payment over future periods of time. All such amounts are non-interest bearing and are unsecured.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

11. CONVERTIBLE SUBORDINATED DEBENTURES (in thousands except per share amounts)

                                                                                        1995
                                                                        1996         ----------
                                                                      ---------      (restated)
6% Convertible subordinated debentures...........................     $  --          $ 147,884

     In 1993, the Company issued US $120,000, 6% convertible subordinated debentures due October 15, 2000 unless previously redeemed, with interest payable each April 15 and October 15. The debentures were convertible at the option of the holder into common shares of the Company at any time up to October 15, 2000 at a conversion price of US$6.25 per common share. In 1994, debentures of US$125 were converted.

     During 1996, all of the remaining 6% convertible subordinated debentures outstanding were converted into common shares of the Company. Notwithstanding the conversion of these debentures, the January 1996 pronouncement from the Canadian Institute of Chartered Accountants ("CICA") referred to as Section 3860 and entitled "Financial Instruments -- Disclosure and Presentation" is applicable for the Company's year ended December 31, 1996 and, as required,
Section 3860 has been applied retroactively.

     Where a financial instrument consists of both a liability and an equity component, Section 3860 requires that each part be reported separately in accordance with guidance provided in the pronouncement. The Company has therefore restated the liability represented by the 6% convertible subordinated debentures. In addition, shareholders' equity has been restated to include the component of the 6% convertible subordinated debentures deemed to be "other paid in capital" under Section 3860 and amounting to $20,708 at December 31, 1995. Interest expense has been increased for the years ended December 31, 1996, 1995 and 1994 by $2,060, $2,630 and $2,411, respectively to disclose the restated interest expense, and net earnings have been correspondingly reduced. Basic earnings per share have been restated to reflect the reduced net earnings which result from the application of this pronouncement. Fully diluted earnings per share previously reported by the Company remain unchanged for each of the years ended December 31, 1996, 1995 and 1994 since the number of common shares represented by the 6% convertible subordinated debentures remains unchanged and the interest expense of the related liability regardless of how determined, is eliminated in the computation of fully diluted earnings per share.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

12. SHAREHOLDERS' EQUITY (in thousands except number of shares)

                                                                             DECEMBER 31,
                                                                    ------------------------------
                                                    JUNE 30,                              1995
                                                      1997              1996          ------------
                                                  ------------      ------------      (restated)
Share capital................................     $    505,193      $    476,771      $    184,901
Other paid in capital (note 11)..............          --                --                 20,708
Retained earnings............................          183,317           145,679           106,671
Cumulative foreign currency translation
  adjustment.................................            3,873               901              (178)
                                                  ------------      ------------      ------------
                                                  $    692,383      $    623,351      $    312,102
                                                  ============      ============      ============
SHARE CAPITAL CONSISTS OF:
Authorized
Unlimited number of common shares
ISSUED
Common shares and equivalents
Number.......................................       71,469,365        69,876,868        37,453,833
Dollars......................................     $    505,193      $    476,771      $    184,901

     The issued share capital of the Company is comprised of the following:

                                                                           COMMON SHARES
                                                                     --------------------------
                                                                       NUMBER          AMOUNT
                                                                     -----------      ---------
BALANCE -- DECEMBER 31, 1994....................................      37,271,522      $ 183,436
Shares issued in respect of acquisitions during 1995............         194,116          1,700
Shares cancelled................................................         (68,404)          (670)
Other...........................................................          32,985            246
Share options exercised for cash................................          23,614            189
                                                                     -----------      ---------
BALANCE -- DECEMBER 31, 1995....................................      37,453,833        184,901
Shares issued in respect of acquisitions during 1996............       3,600,102         40,200
Shares issued on conversion of convertible subordinated
  debentures....................................................      19,180,000        146,059
Other paid in capital (note 11).................................         --              20,708
Shares issued for cash..........................................       8,625,000         76,065
Share options exercised for cash................................         953,724          8,365
Other...........................................................          64,209            473
                                                                     -----------      ---------
BALANCE -- DECEMBER 31, 1996....................................      69,876,868        476,771
Shares issued in respect of acquisitions during 1997............       1,035,347         23,644
Share options exercised for cash................................         514,738          3,978
Other...........................................................          42,412            800
                                                                     -----------      ---------
BALANCE -- JUNE 30, 1997........................................      71,469,365      $ 505,193
                                                                      ==========      =========

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

12. SHAREHOLDERS' EQUITY (CONTINUED)
     STOCK OPTIONS

     Common share options issued and outstanding are as follows:

                                                                   NUMBER           $/SHARE
                                                                  ---------    ------------------
Employee stock option plans (a)
Year of grant
1992.........................................................        50,000    8.00    to  10.375
1993.........................................................       134,000    8.18    to   9.00
1994.........................................................       842,080    6.75    to   8.00
1995.........................................................       843,812    7.875   to   9.875
1996.........................................................     1,210,800    8.50    to  11.90
Issued in conjunction with the acquisition of Philip
  Environmental Corporation (c)..............................       776,386    7.05    to   8.00
Issued to a director of the Company (b)(c)...................       200,000           7.35
                                                                  ---------
Total outstanding December 31, 1996..........................     4,057,078
                                                                  =========

(a) The Company has allotted and reserved 4,257,149 common shares under its 1991 and 1994 Employee Stock Option Plans. Under the plans, options may be granted to purchase common shares of the Company at the then current market price. All options currently expire five to ten years from the date of grant. All the options outstanding were issued at the then current market price.

(b) These options were issued in 1991 at a discount to the then current market.

(c) These options expire on November 26, 2000.

13. INVESTMENT IN PHILIP UTILITIES MANAGEMENT CORPORATION (in thousands)

     In October 1996, the Company entered into an agreement with the Ontario Teachers' Pension Plan Board ("Teachers"'), whereby Teachers' acquired an equity position in Philip Utilities Management Corporation ("PUMC"), a subsidiary of the Company. Under the terms of the agreement, Teachers' invested $10 million in equity and will purchase $10 million in subordinated convertible debentures in return for a 30% voting and a 6.4% non-voting interest, respectively, in PUMC. As of December 31, 1996 Teachers' had not purchased any subordinated convertible debentures.

     Prior to divesting of its 30% ownership interest in PUMC, the Company consolidated the results of the subsidiary. The Company recorded in income only the net fees earned by PUMC for management services rendered, which were insignificant. The shareholders agreement between Teachers' and the Company provides for joint control of all economic activities of PUMC and therefore, from November 1, 1996, the Company's investment in PUMC has been recognized using the proportionate consolidation method. The disposition of the Company's 30% interest in PUMC resulted in a gain of $2,241 which is included in Other income and expense -- net in the Consolidated Statements of Earnings.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

13. INVESTMENT IN PHILIP UTILITIES MANAGEMENT CORPORATION (CONTINUED)
     At December 31, 1996, the Company's interest in the financial position of PUMC was as follows:

Current assets.................................................................     $  12,524
Long-term assets...............................................................     $  14,853
Current liabilities............................................................     $   7,831
Long-term liabilities..........................................................     $   4,388
Financial results of PUMC for the two month period ended December 31, 1996 were as follows:
Revenue........................................................................     $   1,812
Expenses.......................................................................     $   1,816
Net loss.......................................................................     $      (4)
Cash used in operating activities..............................................     $     (83)
Cash provided by financing activities..........................................     $      74
Cash used in investing activities..............................................     $  (1,493)

14. CHANGE IN NON-CASH WORKING CAPITAL (in thousands)

                                                                 YEARS ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------      ---------      ---------
Accounts receivable.................................     $  (51,135)     $ (27,078)     $ (18,472)
Inventory for resale................................        (77,316)       (33,121)       (49,424)
Other...............................................        (47,544)       (18,215)        (3,105)
Accounts payable and accrued liabilities............          1,155         20,943         12,559
Income taxes........................................         (5,678)         7,653         (4,866)
                                                         ----------      ---------      ---------
                                                         $ (180,518)     $ (49,818)     $ (63,308)
                                                         ==========      =========      =========

15. INCOME TAXES (in thousands)

     The Company's income tax provision is comprised of the following:

                                                                  YEARS ENDED DECEMBER 31
                                                           --------------------------------------
                                                             1996           1995           1994
                                                           --------       --------       --------
Income tax based on the Federal and Provincial
  effective income tax rates........................       $ 24,627       $ 18,820       $ 13,697
Increase (decrease) in income taxes resulting from:
  Lower income tax rates in the USA and other
     jurisdictions..................................         (6,236)        (5,249)        (5,484)
  Manufacturing and processing allowances...........         (5,526)        (3,394)        (1,037)
  Non-deductible expenses for income tax purposes,
     principally goodwill amortization..............          3,298          3,854          2,825
  Utilization of unrecognized loss carryforwards....          --            (1,160)         --
Other...............................................           (983)          (517)        (1,232)
                                                           --------       --------       --------
Income taxes........................................       $ 15,180       $ 12,354       $  8,769
                                                           ========       ========       ========

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

15. INCOME TAXES (CONTINUED)
     The allocation between current and deferred income taxes results primarily from the accelerated write-off of expenditures for income tax purposes and certain accounting accruals not currently deductible for income tax purposes, offset by the accounting recognition of loss carryforwards.

16. INTEREST CAPITALIZATION (in thousands)

     During the years ended December 31, 1996, 1995 and 1994 the Company included $3,040, $2,427, and $747 respectively of financing costs as part of the cost of assets under development.

17. RELATED PARTIES (in thousands)

(a) The following transactions were recorded with the directors and officers of the Company:

                                                              1996          1995           1994
                                                            --------      ---------      --------
    Advances from (repayments to) directors............     $ (3,943)     $ (18,311)     $ (3,889)
    Interest paid to directors.........................          267          1,891         2,040
    Unsecured advances to an officer and
      director-net.....................................          (50)           (50)          (37)

(b) Loans from related parties consist of:

                                                                            1996         1995
                                                                           -------      -------
    Note payable (US$826 in 1996; US$2,810 in 1995) to the former owner of an acquired company who is a director of the Company
      (i).............................................................     $ 1,132      $ 3,835
    Mortgage payable to a company owned in part by a director of the
      Company (ii)....................................................       --           1,236
                                                                           -------      -------
                                                                             1,132        5,071
    Less current maturities of loans..................................       1,132        3,943
                                                                           -------      -------
                                                                           $ --         $ 1,128
                                                                            ======       ======

     (i) The $1,132 (1995 -- $3,835) advance is unsecured and bears interest at US prime plus 2% per annum and is payable in monthly installments of $226 plus interest.

     (ii) The mortgage was secured by the property acquired and bore interest at a rate of 12.84% per annum. This mortgage was paid in full in January 1996 and therefore was included as part of current maturities at December 31, 1995.

18. CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (in thousands)

     These consolidated financial statements have been prepared in accordance with Canadian GAAP which conforms in all material respects with US GAAP except as noted below:

(a) Balance Sheets

     The Financial Accounting Standards Board SFAS No. 109 "Accounting for Income Taxes" requires pre-acquisition losses to be recognized as a reduction in goodwill rather than as a reduction in the income tax provision. Therefore, under US GAAP, the goodwill and the retained earnings disclosed in the Consolidated Balance Sheets at December 31, 1996 and 1995 would be reduced by $4,652 and $4,777 respectively.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

18. CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
     The separate reporting of the liability and equity components of a financial instrument required by the January 1996 pronouncement by the CICA referred to in note 11 to the Consolidated Financial Statements as Section 3860, is not permitted under US GAAP. Therefore, the restatement of the Company's Consolidated Financial Statements discussed in note 11 must be eliminated to reflect US GAAP. Specifically, under US GAAP, the liability represented by the 6% convertible subordinated debentures would be $163,629 at December 31, 1995, the other paid in capital at December 31, 1995 would be zero, and the share capital of the Company would be $469,853 at December 31, 1996.

     The retained earnings of the Company would be $150,875, $112,182, and $76,841 as at December 31, 1996, 1995 and 1994, respectively, after adjusting for the impact of Section 3860 as discussed above and adjusting for Luntz as described in paragraph (b) of this note.

(b) Statements of Earnings

     The statements of earnings for the years ended December 31, 1996, 1995, and 1994 have to be adjusted to eliminate the effect of the increased interest expense required under CICA Section 3860, which is not permitted under US GAAP (note 11 to the Consolidated Financial Statements).

     In addition, under US GAAP, the revenue and expenses of Luntz would not have been included in the Consolidated Statements of Earnings until such time as the Shareholders of Luntz had definitively approved the purchase and sale agreement which occurred on or about December 23, 1996. In 1994, the Company had negotiated a separate line of credit which provided the Company with flexibility if the former minority shareholder of Intersan exercised his right to require the Company to purchase his minority interest in Intersan for $30 million in common shares of the Company. The Company therefore deleted these shares from the calculation of the fully diluted earnings per share for the year ended December 31, 1994. As a result, the basic earnings per share for the year ended December 31, 1994 would not be materially different under US GAAP, but the fully diluted earnings per share for the year ended December 31, 1994 would be reduced.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

18. CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
     The consolidated statements of earnings which follow have been adjusted to disclose the above noted differences between Canadian GAAP and US GAAP.

                                            SIX MONTHS ENDED
                                                JUNE 30,                YEARS ENDED DECEMBER 31,
                                         ----------------------    -----------------------------------
                                           1997         1996         1996         1995         1994
                                         ---------    ---------    ---------    ---------    ---------
                                         (in thousands of Canadian dollars except share and per share amounts)
Revenue...............................   $ 856,629    $ 323,397    $ 742,975    $ 648,311    $ 489,740
Operating expenses....................     701,300      251,586      563,393      489,569      366,649
Selling, general and administrative...      63,461       33,445       75,674       66,563       51,216
Depreciation and amortization.........      24,148       15,438       33,006       25,510       21,354
                                         ---------    ---------    ---------    ---------    ---------
Income from continuing operations.....      67,720       22,928       70,902       66,669       50,521
Interest -- short-term................         304          570        1,180        2,089        2,355
         -- long-term.................      18,908       14,453       20,977       23,468       16,984
  Other income and expense -- net.....      (5,522)      (2,459)      (4,708)      (3,689)      (2,122)
                                         ---------    ---------    ---------    ---------    ---------
Earnings from continuing operations
  before tax..........................      54,030       10,364       53,453       44,801       33,304
Income taxes..........................      16,392        2,707       13,755       12,354        8,769
                                         ---------    ---------    ---------    ---------    ---------
Earnings from continuing operations...      37,638        7,657       39,698       32,447       24,535
Discontinued operations (net of
  tax)................................      --            7,234       (1,005)       2,894        2,502
                                         ---------    ---------    ---------    ---------    ---------
                                         $  37,638    $  14,891    $  38,693    $  35,341    $  27,037
                                         =========    =========    =========    =========    =========

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

18. CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
(c) Statements of Changes in Financial Position

     Amounts included in the Consolidated Statements of Changes in Financial Position include items which were of a non-cash transaction basis and would not be included for US GAAP reporting. The following is a summary of the changes in operating, investing and financing activities under US GAAP.

                                       SIX MONTHS ENDED JUNE
                                                30,                     YEARS ENDED DECEMBER 31,
                                      ------------------------    ------------------------------------
                                         1997          1996          1996         1995         1994
                                      ----------    ----------    ----------    ---------    ---------
                                      (in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings from continuing
  operations.......................   $   37,638    $    9,040    $   39,698    $  32,447    $  24,535
Items included in earnings not
  affecting cash...................       26,737        11,497        50,307       39,837       32,857
                                      ----------    ----------    ----------    ---------    ---------
Cash flow from continuing
  operations.......................       64,375        20,537        90,005       72,284       57,392
Change in non-cash working
  capital..........................     (154,731)      (43,034)     (154,172)     (51,286)     (71,312)
                                      ----------    ----------    ----------    ---------    ---------
Cash provided by (used in)
  continuing operating
  activities.......................      (90,356)      (22,497)      (64,167)      20,998      (13,920)
Cash provided by discontinued
  operating activities.............       --            29,495        28,830       15,114       21,649
                                      ----------    ----------    ----------    ---------    ---------
Cash provided by (used in)
  operating activities.............      (90,356)        6,998       (35,337)      36,112        7,729
                                      ----------    ----------    ----------    ---------    ---------
INVESTING ACTIVITIES
Proceeds from sale of solid waste
  operations.......................       23,448        53,250       187,510       --           --
Acquisitions -- including acquired
  cash (bank indebtedness).........     (143,149)       (7,346)     (151,821)      (3,887)      (7,997)
Purchase of fixed assets...........      (35,503)      (15,269)      (40,877)     (32,044)     (23,510)
Other -- net.......................      (19,643)      (24,289)      (44,291)     (30,800)     (11,489)
                                      ----------    ----------    ----------    ---------    ---------
Cash used in continuing investing
  activities.......................     (174,847)        6,346       (49,479)     (66,731)     (42,996)
Cash used in investing activities
  of discontinued operations.......       --           (14,059)      (17,307)     (15,237)     (18,421)
                                      ----------    ----------    ----------    ---------    ---------
Cash used in investing
  activities.......................     (174,847)       (7,713)      (66,786)     (81,968)     (61,417)
                                      ----------    ----------    ----------    ---------    ---------
FINANCING ACTIVITIES
Proceeds from borrowings of
  long-term debt...................      388,439        40,623       294,820       44,585      185,348
Principal payments of long-term
  debt.............................     (124,882)     (103,994)     (255,914)     (11,927)    (108,675)
Common shares issued...............        3,852        80,896        84,179          189          893
                                      ----------    ----------    ----------    ---------    ---------
Cash provided by continuing
  financing activities.............      267,409        17,525       123,085       32,847       77,566
Cash used in financing activities
  of discontinued operations.......       --           (15,980)      (12,683)      (2,795)      (1,638)
                                      ----------    ----------    ----------    ---------    ---------
Cash provided by financing
  activities.......................   $  267,409    $    1,545    $  110,402    $  30,052    $  75,928
                                      ----------    ----------    ----------    ---------    ---------

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

18. CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
There is no impact on the Company's cash position as a result of the variances between Canadian GAAP and US GAAP.

(d) Additional Disclosure

     The following additional disclosures would be provided under US GAAP.

                                                               1996          1995          1994
                                                             --------      --------      --------
(I) Cash paid for interest..............................     $ 26,551      $ 37,701      $ 26,459
     Cash paid for income taxes.........................     $  1,526      $  3,168      $  3,919

(II) SEGMENTED INFORMATION

                                                                                 1994
                                                                       ------------------------
                                                                        CANADA           US
    Revenue.......................................................     $ 390,768      $ 179,545
    Gross Profit..................................................     $  90,675      $  41,229
    Total Assets..................................................     $ 613,962      $ 246,621

(III) SHAREHOLDERS' EQUITY

                                                                           COMMON SHARES
                                                                     --------------------------
                                                                       NUMBER          AMOUNT
    Balance -- December 31, 1993................................      35,906,500      $ 173,612
    Shares issued in respect of acquisitions during 1994........       1,117,914          8,500
    Shares issued on conversion of subordinated debentures......          20,000            170
    Other.......................................................          47,108            470
    Share options exercised for cash............................         180,000            684
                                                                     -----------      ---------
    Balance -- December 31, 1994................................      37,271,522      $ 183,436
                                                                      ==========      =========

(IV) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     Stock Options

     SFAS No. 123 "Accounting for Stock Based Compensation", issued in October 1995, defines a fair value based method of accounting for employee stock options. Under this fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the exercise period. However, SFAS No. 123 allows an entity to continue to measure compensation cost in accordance with Accounting Principle Board Statement No. 25 ("APB 25"). The Company has elected to measure compensation costs related to stock options in accordance with ABP 25 and recognizes no compensation expense for stock options granted. Accordingly, the Company has adopted the disclosure-only provisions of SFAS No. 123.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

18. CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
     If compensation costs were measured using the fair value of the stock options on the date of grant, during 1995 and 1996, in accordance with SFAS No. 123, the Company's net earnings would be as follows:

                                                   1996                               1995
                                       -----------------------------      -----------------------------
                                       AS REPORTED                        AS REPORTED
                                       -----------      AS ADJUSTED       -----------      AS ADJUSTED
                                                        ------------                       ------------
                                                        For SFAS 123                       For SFAS 123
    Net earnings under US GAAP....      $  38,693         $ 35,634         $  35,341         $ 34,077
    Basic earnings per share......      $    0.77         $   0.71         $    0.95         $   0.91
    Fully Diluted earnings per
      share.......................      $    0.68         $   0.63         $    0.73         $   0.71

     The weighted average fair value of options granted in 1996 and 1995 were $1.98 and $1.63 respectively. The fair value of each option was determined using the Black-Scholes option valuation model with the following assumptions for 1996 and 1995: (i) risk free interest rate of 6.96 and 7.58 percent, respectively, (ii) expected volatility of 32.74 and 23.95 percent, respectively, (iii) expected option life of ranging from 5 to 10 years and
     (iv) no annualized dividend yield.

     Earnings per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share" which is effective for years ending after December 15, 1997 (fiscal 1997 for the Company). This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share ("EPS"). Basic EPS excludes the dilution effect of common stock equivalents previously included in primary EPS and is computed by dividing net earnings by the weighted-average number of common shares outstanding for the period. The calculation of diluted EPS will not change under SFAS No. 128.

     The adoption of SFAS No. 128 by the Company, will not materially change the amounts disclosed as basic EPS.

(V) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of long-term debt is estimated to approximate fair value based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     The Company's fair value obligation for all interest rate derivative contracts disclosed in Note 9 to the Consolidated Financial Statements as of December 31, 1996 and December 31, 1995 approximate the face value due to the short-term nature of these instruments.

     The fair value of the Company's convertible subordinated debentures as at December 31, 1995 was estimated to be $147.8 million based on the discounted value of the required future cash payments using an estimated current borrowing rate of a similar liability at December 31, 1995 of 8.5%.

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

18. CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
(VI) INCOME TAXES

     The following disclosure is required under the Financial Accounting Standards Board SFAS No. 109 "Accounting for income taxes":

     The net deferred tax liability consists of the following temporary differences:

                                                                         1996           1995
                                                                       ---------      ---------
    Difference in fixed assets and goodwill basis.................     $  60,998      $  41,959
    Net operating loss carryforwards..............................       (21,482)       (16,252)
    Other.........................................................         3,261          5,723
                                                                       ---------      ---------
    Net deferred tax liability....................................     $  42,777      $  31,430
                                                                       =========      =========

     The net operating loss carryforwards expire between the years 2002 and 2011. In assessing the value of the deferred tax assets, management considers whether it is more likely than not that all of the deferred tax assets be realized. Projected future income, tax planning strategies and the expected reversal of deferred tax liabilities are considered in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods which the net operating losses are deductible, it is more likely than not the Company will realize the benefits of these deferred tax assets and therefore, has recorded no valuation allowance. The amount of the deferred tax asset considered realizable, however, could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

(VII)ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                               DECEMBER 31,
                                                          JUNE 30,       ------------------------
                                                            1997           1996           1995
                                                          ---------      ---------      ---------
    Accounts payable.................................     $ 155,939      $ 152,325      $  76,204
    Accrued liabilities..............................        52,125         64,255         50,327
                                                          ---------      ---------      ---------
                                                          $ 208,064      $ 216,580      $ 126,531
                                                          =========      =========      =========

19. CONTINGENCIES (in thousands)

(a) Certain operating subsidiaries acquired by the Company have been named as a potentially responsible or liable party in respect of several US federal or state superfund sites. These proceedings are principally based on allegations that the subsidiaries (or their predecessors) disposed of hazardous substances at the sites in question. Based on its review of these claims, the Company has estimated its share of the cost to remediate these sites and has accrued $574 as at December 31, 1996 (1995 -- $1,332) to cover these costs, as disclosed in the table below.

(b) Certain of the Company's US subsidiaries' transfer, storage and disposal facilities are contaminated as a result of operating practices at the sites prior to their acquisition by the Company. Investigations of these sites have substantially characterized the nature and extent of the contamination.

     The subsidiaries, in conjunction with US federal and state environmental regulatory agencies, have developed corrective action plans for the sites and in some instances have commenced to remediate the sites in accordance with approved corrective action plans. The Company estimates the remaining liability to remediate these sites to be $26,650 and has accrued this amount in its December 31, 1996 financial statements (1995 -- $24,322).

                             PHILIP SERVICES CORP.

                 (INFORMATION AS AT JUNE 30, 1997 AND 1996 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             AND 1996 IS UNAUDITED)

19. CONTINGENCIES (CONTINUED)
     The contingent liabilities discussed under parts (a) and (b) of this note are disclosed in the Consolidated Balance Sheets as follows:

                                                                           1996          1995
                                                                         --------      --------
    Accounts payable and accrued liabilities........................     $  1,405      $  1,547
    Accrued environmental and closure costs (note 10)...............       25,819        24,107
                                                                         --------      --------
                                                                         $ 27,224      $ 25,654
                                                                         ========      ========

(c) The Company is named as a defendant in several lawsuits which have arisen in the ordinary course of its business. Management believes that none of these suits is likely to have a material adverse effect on the Company's business or financial condition and therefore has made no provision in these financial statements for the potential liability if any.

20. COMMITMENTS (in thousands)

     Future rental payments required under operating leases for premises and equipment are as follows:

            1997.....................................................     $9,850
            1998.....................................................      8,389
            1999.....................................................      5,898
            2000.....................................................      4,080
            2001 and thereafter......................................      6,248

     Letters of credit issued in relation to various supply contracts and third party insurance policies amounted to $18,400 as at December 31, 1996 (1995 -- $6,294).

21. SEGMENTED INFORMATION (in thousands)

     The Company operates in one business segment but has a significant component of US based revenues and earnings. The geographic segmentation of the Company's business is as follows:

                                                       1996                          1995
                                             ------------------------      ------------------------
                                                             UNITED                        UNITED
                                              CANADA         STATES         CANADA         STATES
                                             ---------      ---------      ---------      ---------
Revenue.................................     $ 429,037      $ 373,453      $ 434,857      $ 213,454
Gross Profit............................     $ 113,044      $  51,738      $ 100,135      $  42,895
Total assets............................     $ 782,230      $ 563,489      $ 705,709      $ 297,203

                             PHILIP SERVICES CORP.

                   UNAUDITED SELECTED HISTORICAL CONSOLIDATED
                     FINANCIAL DATA PRESENTED IN U.S. GAAP
                               (IN U.S. DOLLARS)

                                                      SIX MONTHS ENDED JUNE 30,
                                                                                          FISCAL YEARS ENDED DECEMBER 31,
                                                      --------------------------      ---------------------------------------
                                                         1997            1996           1996           1995           1994
                                                      -----------      ---------      ---------      ---------      ---------
                                                                         (in thousands of U.S. dollars --
                                                      except share and per share amounts)
U.S. GAAP
STATEMENTS OF EARNINGS DATA:
Revenue...........................................    $   623,358      $ 236,506      $ 545,344      $ 472,358      $ 358,784
Operating expenses................................        510,282        183,991        413,013        356,699        268,606
Selling, general and administrative...............         46,254         24,460         56,063         48,496         37,522
Depreciation and amortization.....................         17,590         11,291         24,225         18,587         15,644
                                                      -----------      ---------      ---------      ---------      ---------
Income from continuing operations.................         49,232         16,764         52,043         48,576         37,012
Interest -- short-term............................            221            417            866          1,522          1,725
       -- long-term...............................         13,758          9,556         15,397         17,099         12,442
Other income and expense -- net...................         (4,051)        (1,799)        (3,456)        (2,688)        (1,553)
                                                      -----------      ---------      ---------      ---------      ---------
Earnings from continuing operations before tax....         39,304          8,590         39,236         32,643         24,398
Income taxes......................................         11,923          1,979         10,098          9,001          6,424
                                                      -----------      ---------      ---------      ---------      ---------
Earnings from continuing operations...............         27,381          6,611         29,138         23,642         17,974
Discontinued operations (net of tax)..............             --          5,298           (716)         2,109          1,833
                                                      -----------      ---------      ---------      ---------      ---------
                                                      $    27,381      $  11,909      $  28,422      $  25,751      $  19,807
                                                       ==========      =========      =========      =========      =========
Primary earnings per share:
  Continuing operations...........................    $      0.39      $    0.17      $    0.58      $    0.63      $    0.50
  Discontinued operations.........................    $   --           $    0.12      $   (0.01)     $    0.06      $    0.05
                                                      -----------      ---------      ---------      ---------      ---------
                                                      $      0.39      $    0.29      $    0.57      $    0.69      $    0.55
                                                       ==========      =========      =========      =========      =========
Fully diluted earnings per share:
  Continuing operations...........................    $      0.38      $    0.14      $    0.51      $    0.49      $    0.40
  Discontinued operations.........................    $   --           $    0.10      $   (0.01)     $    0.04      $    0.02
                                                      -----------      ---------      ---------      ---------      ---------
                                                      $      0.38      $    0.24      $    0.50      $    0.53      $    0.42
                                                       ==========      =========      =========      =========      =========
Weighted average number of common shares
  outstanding (000s)..............................         70,970         40,586         50,073         37,342         36,209
                                                       ==========      =========      =========      =========      =========
BALANCE SHEET DATA (END OF PERIOD):
Working capital...................................    $   382,062      $ 114,698      $ 253,675      $  78,098      $  63,050
Fixed assets, net.................................        341,494        267,296        254,087        257,765        240,374
Total assets......................................      1,223,387        751,802        977,236        731,234        611,213
Long-term debt (excluding current portion)........        493,948        179,012        282,825        183,635        167,619
Convertible subordinated debentures...............        --             119,875         --            119,875        119,875
Shareholders' equity..............................        496,898        294,287        449,907        213,611        181,541

                        ALLWASTE, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                       AUGUST 31,
                                                                                          1996
                                                                       MAY 31,         ----------
                                                                         1997          (Audited)
                                                                     ------------
                                                                     (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.......................................    $    2,017       $    2,436
  Receivables, net................................................        86,326           75,114
  Prepaid expenses................................................         9,105            3,796
  Deferred income taxes and other assets..........................         8,208           11,170
                                                                     ------------      ----------
     Total current assets.........................................       105,656           92,516
                                                                     ------------      ----------
Investments.......................................................        16,986           11,030
Property and equipment, at cost...................................       256,344          248,280
  Less -- Accumulated depreciation................................      (130,288)        (119,307)
                                                                     ------------      ----------
                                                                         126,056          128,973
                                                                     ------------      ----------
Goodwill, net of accumulated amortization.........................        85,529           88,032
Notes receivable..................................................        11,840           13,517
Other assets......................................................         3,203            3,119
                                                                     ------------      ----------
     Total assets.................................................    $  349,270       $  337,187
                                                                      ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................    $   22,394       $   19,250
  Accrued liabilities:
     Income taxes payable.........................................           689            5,383
     Other........................................................        35,987           42,892
     Current maturities of long-term and convertible subordinated
      debt........................................................         2,447            6,249
                                                                     ------------      ----------
     Total current liabilities....................................        61,517           73,774
                                                                     ------------      ----------
Long-term debt, net of current maturities.........................       103,045           87,971
Convertible subordinated debt, net of current maturities..........        32,259           33,924
Deferred income taxes and other liabilities.......................        12,796           10,572
Commitments and contingencies
Shareholders' equity:
  Common Stock....................................................           404              398
  Additional paid-in capital......................................        62,196           55,699
  Retained earnings...............................................        91,389           84,163
                                                                     ------------      ----------
                                                                         153,989          140,260
  Less:
     Treasury Stock...............................................       (13,756)          (8,561)
     Unearned compensation related to outstanding restricted
      Common Stock................................................          (580)            (753)
                                                                     ------------      ----------
          Total shareholders' equity..............................       139,653          130,946
                                                                     ------------      ----------
          Total liabilities and shareholders' equity..............    $  349,270       $  337,187
                                                                      ==========       ==========

           See Notes to Condensed Consolidated Financial Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                     (in thousands, except per share data)

                                        FOR THE NINE MONTHS ENDED           FOR THE THREE MONTHS ENDED
                                      ------------------------------      ------------------------------
                                      MAY 31, 1997      MAY 31, 1996      MAY 31, 1997      MAY 31, 1996
                                      ------------      ------------      ------------      ------------
Revenues...........................     $295,392          $286,807          $105,374          $ 98,731
Cost of operations.................      218,690           213,901            76,236            72,237
                                      ------------      ------------      ------------      ------------
  Gross profit.....................       76,702            72,906            29,138            26,494
Selling, general and administrative
  expenses.........................       57,082            60,156            20,076            19,815
Interest expense...................       (7,282)           (7,327)           (2,522)           (2,506)
Interest income....................        1,082               773               602               280
Other income (expense), net........        1,001             1,263               158               535
                                      ------------      ------------      ------------      ------------
  Income (loss) from continuing
     operations before income tax
     benefit (provision) and
     minority interest.............       14,421             7,459             7,300             4,988
Income tax benefit (provision).....       (6,562)           (3,580)           (3,322)           (2,443)
Minority interest, net of taxes....         (117)               62               (16)               38
                                      ------------      ------------      ------------      ------------
  Income (loss) from continuing
     operations....................        7,742             3,941             3,962             2,583
  Discontinued operations
     Gain on sale of glass
       recycling operations, net of
       applicable income taxes.....       --                 3,764            --                --
                                      ------------      ------------      ------------      ------------
          Net income (loss)........     $  7,742          $  7,705          $  3,962          $  2,583
                                      ==========        ==========        ==========        ==========
Net income (loss) per common share:
  Continuing operations............     $    .21          $    .10          $    .10          $    .07
  Discontinued operations..........       --                   .10            --                --
                                      ------------      ------------      ------------      ------------
          Net income (loss) per
            common share...........     $    .21          $    .20          $    .10          $    .07
                                      ==========        ==========        ==========        ==========
Weighted average number of common
  shares outstanding...............       37,592            39,262            38,678            39,063
                                      ==========        ==========        ==========        ==========

           See Notes to Condensed Consolidated Financial Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited, in thousands)

                                                                       FOR THE NINE MONTHS ENDED
                                                                     ------------------------------
                                                                       MAY 31,           MAY 31,
                                                                         1997              1996
                                                                     ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income....................................................      $     7,742       $     7,705
  Reconciliation of net income to cash provided by operating activities:
     Depreciation...............................................           20,848            21,537
     Amortization...............................................            2,313             2,097
     Gain on sale of glass recycling operations.................          --                 (3,764)
     (Gain) loss on sale of property and equipment..............              365              (821)
     Common Stock received in lawsuit settlement................             (854)          --
     Amortization of unearned compensation -- restricted
       stock....................................................              173                95
     Change in assets and liabilities, net of effect of
       acquisitions accounted for as purchases:
       Receivables, net.........................................          (11,240)           (1,176)
       Prepaid expenses and other current assets................           (2,347)           (2,108)
       Notes receivable and other assets........................             (759)               25
       Accounts payable and accrued liabilities.................           (8,081)           (9,361)
       Deferred income taxes and other non-cash items...........            2,232             2,223
                                                                     ------------      ------------
       Cash provided by operating activities....................           10,392            16,452
                                                                     ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Proceeds from sale of glass recycling operations.........          --                 41,500
       Additions to property and equipment......................          (21,880)          (23,265)
       Purchase of long-term investment, net of debt issued.....           (5,965)           (2,619)
       Proceeds from sale of property and equipment.............            4,903             2,893
       Payments for acquisitions accounted for as purchases, net
          of cash acquired......................................          --                 (1,113)
                                                                     ------------      ------------
       Cash provided by (used in) investing activities..........          (22,942)           17,396
                                                                     ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuances of Common Stock..................            3,163               553
       Net increase (decrease) in revolving credit facility.....           15,180           (28,370)
       Net increase (decrease) in other long term borrowings....            2,052              (850)
       Purchases of convertible subordinated debentures.........              (19)           (3,264)
       Increases in Treasury Stock..............................           (7,729)           (5,482)
                                                                     ------------      ------------
     Cash provided by (used in) financing activities............           12,647           (37,413)
                                                                     ------------      ------------
EFFECT OF EXCHANGE RATE CHANGES.................................             (516)             (144)
                                                                     ------------      ------------
DECREASE IN CASH AND CASH EQUIVALENTS...........................             (419)           (3,709)
CASH AND CASH EQUIVALENTS, beginning of period..................            2,436             4,029
                                                                     ------------      ------------
CASH AND CASH EQUIVALENTS, end of period........................      $     2,017       $       320
                                                                       ==========        ==========

           See Notes to Condensed Consolidated Financial Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) SIGNIFICANT ACCOUNTING POLICIES --

     The condensed consolidated financial statements include the accounts of Allwaste, Inc. and its subsidiaries (the "Company"). There have been no significant changes in the accounting policies of the Company during the periods presented. For a description of these policies, see Note 1 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996 and the Company's Proxy Statement dated June 30, 1997, included in the Registration Statement on Form F-4 of Philip Services Corp. ("Philip"), formerly Philip Environmental Inc., filed with the SEC on April 22, 1997, in connection with the acquisition of the Company by Philip. Certain prior period amounts have been reclassified to conform with the current period presentation.

     On March 6, 1997, the Company announced that a definitive agreement had been reached to merge with Philip. The agreement is subject to stockholder approval, regulatory approvals and certain other conditions. All necessary regulatory approvals required by the agreement have been met. Upon receiving stockholder approval and the satisfaction of certain other conditions, the Company will become an indirect wholly-owned subsidiary of Philip. Under the terms of the agreement, each share of Allwaste Common Stock will be exchanged for 0.611 shares of Philip Common Stock.

(2) ACQUISITIONS AND INVESTMENTS --

     On January 31, 1997, the Company exercised warrants to purchase additional shares of the Safe Seal Company, Inc. ("Safe Seal"). Consideration for this increase in the investment from 10% to 36.5% included three subordinated notes totaling $3.3 million and cash of $0.6 million. The Company now owns 2,502,518 shares of common stock and 20,000 shares of redeemable Class A preferred stock of Safe Seal for a total investment of $6.6 million (including goodwill of $2.9 million). The Company appropriately changed its method of accounting for the investment from the cost method to the equity method. The effect of this change on the Company's financial statements for prior periods presented is immaterial and accordingly have not been restated. The Company's equity in losses (net of goodwill amortization over 40 years) for the nine and three months ended May 31, 1997 was $9 thousand. The Company also guarantees $17.8 million of indebtedness for Safe Seal and its affiliates.

(3) INCOME TAXES --

     With respect to continuing operations, income tax provisions for interim periods are estimated based on projections of the annual effective tax rates. Certain assumptions have been made in this regard in estimating the effective tax rate for fiscal 1997, the outcome of which may not be resolved until the end of the fiscal year. The effective tax rate of 46% for the nine months ended May 31, 1997 reflects the estimated U.S. federal and state income taxes and foreign taxes on the earnings of the Company's foreign subsidiaries.

                        ALLWASTE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(3) INCOME TAXES -- (CONTINUED)
     Deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities. On the accompanying Condensed Consolidated Balance Sheets, deferred tax assets and liabilities are netted within each tax jurisdiction. The following table sets forth the gross deferred tax assets (liabilities) recorded (in thousands):

                                                                        MAY 31,       AUGUST 31,
                                                                         1997            1996
                                                                       ---------      ----------
Current deferred tax assets.......................................     $   7,262      $    8,681
Non-current deferred tax assets...................................           183           3,383
Valuation allowance...............................................        (1,230)         (1,230)
                                                                       ---------       ---------
     Total deferred tax assets....................................         6,215          10,834
Non-current deferred tax liabilities..............................     $ (12,273)     $  (13,238)
                                                                       ---------       ---------
Net deferred tax liabilities......................................     $  (6,058)     $   (2,404)
                                                                       =========       =========

     The components of the net deferred tax assets (liabilities) are as follows (in thousands):

                                                                         MAY 31,      AUGUST 31,
                                                                          1997           1996
                                                                        ---------     ----------
Depreciation and amortization........................................   $ (17,766)    $  (15,753)
Financial reserves and accruals not yet deductible...................      11,708         13,349
                                                                        ---------     ----------
     Total...........................................................   $  (6,058)    $   (2,404)
                                                                        =========      =========

(4) LONG-TERM DEBT --

     The Company's long-term debt consists of a revolving credit agreement with a group of banks. The agreement, as last amended in January 1997, provides for an unsecured $160 million revolving line of credit to the Company through January 31, 1999, at which time any outstanding borrowings convert to a term loan due in equal quarterly installments through January 31, 2003. At July 10, 1997, after utilizing $33.1 million of the credit facility for letters of credit to secure certain insurance obligations and performance bonds, available borrowing capacity under this agreement was $24.1 million. Management believes that the Company was in compliance with all applicable covenants under the revolving credit agreement as of May 31, 1997. Borrowing availability is subject to the Company maintaining certain minimum financial ratios as set forth in the agreement.

(5) SIGNIFICANT NON-CASH FINANCING ACTIVITIES --

     During March 1997, the Company issued 79,904 shares of its Common Stock and 959,277 shares of treasury stock in exchange for $7.6 million of convertible subordinated note which were issued as partial consideration to former owners of certain acquired businesses. At May 31, 1997 and August 31, 1996, the Company had outstanding $1.9 million and $11.0 million, respectively, of convertible subordinated notes issued as partial consideration to acquire certain businesses.

(6) NET INCOME PER COMMON SHARE --

     Net income per common share has been computed based on the weighted average number of shares of Common Stock and Common Stock equivalents outstanding. The calculation of fully-diluted net income per common share is not materially different from the primary calculation. The following table

                        ALLWASTE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(6) NET INCOME PER COMMON SHARE -- (CONTINUED) presents the primary weighted average number of shares outstanding for the nine and three months ended May 31, 1997 and May 31, 1996 (in thousands).

                                                                  FOR THE               FOR THE
                                                             NINE MONTHS ENDED     THREE MONTHS ENDED
                                                             ------------------    ------------------
                                                             MAY 31,    MAY 31,    MAY 31,    MAY 31,
                                                              1997       1996       1997       1996
                                                             -------    -------    -------    -------
Common shares outstanding, beginning of fiscal period.....    39,799     39,609     39,799     39,609
  Weighted average number of common shares outstanding:
     Stock options, treasury stock method.................       586         73      1,321         30
     Purchased companies..................................     --            24      --            25
     Exercise of stock options............................       140         98        396        136
     Treasury stock and other, net........................    (2,933)      (542)    (2,838)      (737)
                                                             -------    -------    -------    -------
  Total weighted average common shares outstanding........    37,592     39,262     38,678     39,063
                                                              ======     ======     ======     ======

(7) INCENTIVE PLANS --

     On October 26, 1995, the Company's Board of Directors adopted a limited single-purpose incentive plan for certain key employees. Pursuant to this plan, each participating key employee that purchased shares of the Company's Common Stock, based on a designated percentage of his annual salary, was granted a number of shares of restricted Common Stock equal to two times the number of the shares purchased and an option to purchase a number of shares of Common Stock equal to four times the number of shares purchased. Shares of Common Stock issued under this incentive plan were treasury shares. At May 31, 1997, 206,826 shares of restricted Common Stock and options to purchase 423,464 shares of Common Stock had been granted in connection with this incentive plan. The Company does not contemplate that any additional restricted shares will be issued under the incentive plan or that any options to purchase shares of Common Stock will be granted in connection with the plan.

     The value of restricted shares awarded under this incentive plan through May 31, 1997 was $0.9 million. These amounts were recorded as unearned compensation related to outstanding restricted stock and are shown as a separate component of Shareholders' Equity. Unearned compensation is being amortized to expense over a four-year vesting period and amounted to $0.2 million and $0.1 million for the nine and three months ended May 31, 1997, respectively.

     Effective September 1, 1996, in connection with the implementation of the Economic Value Added ("EVA(R)") integrated management system, the Compensation Committee of the Board of Directors approved the adoption of the Allwaste EVA Incentive Compensation Plan (the "EVA Plan"). The EVA Plan governs incentive compensation available to the Company's executive officers and other key employees. Under the EVA Plan, eligible participants are entitled to receive incentive payments based on their meeting or exceeding certain thresholds as established by the Compensation Committee in the case of executive management and by executive management in the case of other participants. A portion of each fiscal years awards (generally, one-third) carry forward to the following year and are added to incentive awards earned for that succeeding fiscal year.

(8) DISCONTINUED OPERATIONS --

     In September 1995, the Company sold its glass recycling operations to Strategic Holdings, Inc. ("SHI"), a company formed by Equus II, Incorporated ("Equus"). In October 1996, the Company and Equus finalized an agreement with respect to certain post-closing issues which were unresolved on the

                        ALLWASTE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(8) DISCONTINUED OPERATIONS -- (CONTINUED) date of the sales transaction. The total consideration, as adjusted, was $56.1 million, including $41.5 million in cash, $8.0 million of redeemable Series A preferred stock redeemable beginning in 2002, and a $6.6 million subordinated note receivable due in 2002. The redeemable Series A preferred stock dividend is $.065 per share for the period prior to September 1, 1996 and $.06 per share thereafter. The subordinated note receivable interest rate is 11% for the period prior to September 1, 1996 and 10.5% thereafter. The agreement also provided that all dividends and interest due prior to August 31, 1997 will not be paid when due, but "paid in kind" in the form of two 8.036% subordinated notes issued September 30, 1996 and June 30, 1997 in the amounts of $1.3 million and $0.9 million, respectively. Principal on these two notes will be due on November 30, 2002. At May 31, 1997, the Company had accrued $0.9 million for dividends and $1.4 million for interest. For the nine months ended May 31, 1997, the Company recognized $0.6 million as interest income and $0.4 million as dividend income which is reflected in other income (expense) in the accompanying Condensed Consolidated Statements of Income. The Company also received warrants to purchase shares of SHI common stock, providing the Company the right to own up to approximately 33% of the outstanding stock of SHI. The Company may receive additional consideration in the form of an adjustment to the purchase price in the event that Equus' internal rate of return, as defined, exceeds certain predetermined targets. The amount of such additional consideration, if any, is not presently determinable. The Company recorded a gain on the sale of its glass recycling operations of $3.8 million, net of applicable income taxes of $1.6 million, in the first quarter of fiscal 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO ALLWASTE, INC.:

     We have audited the accompanying Consolidated Balance Sheets of Allwaste, Inc. (a Delaware corporation) and subsidiaries as of August 31, 1996 and 1995, and the related Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for each of the three years in the period ended August 31, 1996. These Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Consolidated Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Allwaste, Inc. and subsidiaries as of August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

Houston, Texas                                               ARTHUR ANDERSEN LLP
November 15, 1996

                        ALLWASTE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (in thousands, except shares)

                                                                              AUGUST 31,
                                                                       ------------------------
                                                                         1996           1995
                                                                       ---------      ---------
ASSETS
Current assets:
  Cash and cash equivalents.........................................   $   2,436      $   4,029
  Receivables, net of allowance for doubtful accounts...............      75,114         80,065
  Prepaid expenses..................................................       3,796          3,609
  Deferred taxes and other current assets...........................      11,170         10,216
                                                                       ---------      ---------
     Total current assets...........................................      92,516         97,919
                                                                       ---------      ---------
Investments.........................................................      11,030         --
Property and equipment, at cost.....................................     248,280        230,291
  Less -- Accumulated depreciation..................................    (119,307)       (99,193)
                                                                       ---------      ---------
                                                                         128,973        131,098
                                                                       ---------      ---------
Goodwill, net of accumulated amortization...........................      88,032         88,122
Notes receivable....................................................      13,517          4,893
Other assets........................................................       3,119          4,050
Net assets of discontinued operations...............................      --             46,151
                                                                       ---------      ---------
     Total assets...................................................   $ 337,187      $ 372,233
                                                                       =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable....................................................   $  19,250      $  28,737
Accrued liabilities:
  Payroll and related benefits......................................       9,911          8,282
  Workers' compensation insurance...................................      14,751         11,686
  Other insurance...................................................       6,381          5,550
  Income taxes and other current liabilities........................      17,232         13,368
Current maturities of long-term and convertible subordinated debt...       6,249          3,371
                                                                       ---------      ---------
     Total current liabilities......................................      73,774         70,994
                                                                       ---------      ---------
Long-term debt, net of current maturities...........................      87,971        120,535
Convertible subordinated debt, net of current maturities............      33,924         41,972
Deferred income taxes and other liabilities.........................      10,572         10,441
Commitments and contingencies
Shareholders' equity:
  Preferred Stock, 500,000 shares authorized, none issued or
     outstanding....................................................      --             --
  Common Stock, $.01 par value, 100,000,000 shares authorized,
     39,799,029 and 39,609,429 shares issued in 1996 and 1995,
     respectively...................................................         398            396
  Additional paid-in capital........................................      55,699         54,958
  Retained earnings.................................................      84,163         73,999
                                                                       ---------      ---------
                                                                         140,260        129,353
  Less:
     Treasury Stock, at cost, 1,945,805 and 250,000 shares in 1996
      and 1995, respectively........................................      (8,561)        (1,062)
     Unearned compensation related to outstanding restricted Common
      Stock.........................................................        (753)        --
                                                                       ---------      ---------
       Total shareholders' equity...................................     130,946        128,291
                                                                       ---------      ---------
       Total liabilities and shareholders' equity...................   $ 337,187      $ 372,233
                                                                       =========      =========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                              FOR THE YEARS ENDED AUGUST 31,
                                                          ---------------------------------------
                                                            1996           1995           1994
                                                          ---------      ---------      ---------
Revenues.............................................     $ 382,165      $ 344,245      $ 286,861
Cost of operations...................................       286,412        254,596        204,492
                                                          ---------      ---------      ---------
  Gross profit.......................................        95,753         89,649         82,369
Write-downs of operating equipment...................        --              6,908         --
Selling, general and administrative expenses.........        77,011         72,976         59,020
Interest expense.....................................        (9,581)        (8,785)        (5,617)
Interest income......................................         1,041            402            484
Other income (expense), net..........................         2,360         (3,499)        (1,302)
                                                          ---------      ---------      ---------
  Income (loss) from continuing operations before
     income tax provision and minority interest......        12,562         (2,117)        16,914
Income tax provision.................................        (6,030)        (2,170)        (6,725)
Minority interest, net of taxes......................            82            408            407
                                                          ---------      ---------      ---------
  Income (loss) from continuing operations...........         6,614         (3,879)        10,596
  Discontinued operations
     Income from discontinued operations,
       net of applicable income taxes................        --              2,773          2,501
     Gain on sale of glass recycling operations, net
       of applicable income taxes....................         3,764         --             --
                                                          ---------      ---------      ---------
  Net income (loss)..................................     $  10,378      $  (1,106)     $  13,097
                                                          =========      =========      =========
Net income (loss) per common share:
  Continuing operations..............................     $     .17      $    (.10)     $     .29
  Discontinued operations............................           .10            .07            .07
                                                          ---------      ---------      ---------
       Net income (loss) per common share............     $     .27      $    (.03)     $     .36
                                                          =========      =========      =========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                                          COMMON STOCK
                                       -------------------    ADDITIONAL
                                        NUMBER                 PAID-IN      RETAINED    TREASURY      UNEARNED      SHAREHOLDERS'
                                       OF SHARES    AMOUNT     CAPITAL      EARNINGS     STOCK      COMPENSATION       EQUITY
                                       ---------    ------    ----------    --------    --------    ------------    -------------
BALANCE, AUGUST 31, 1993............     36,740      $367      $ 43,097     $61,732     $ --           $--            $ 105,196
Net income..........................      --         --          --          13,097       --           --                13,097
Issuance of Common Stock for
  purchased businesses..............        934         9         4,093       --          --           --                 4,102
Issuance of Common Stock pursuant to
  stock option plans and related tax
  benefits..........................         67      --             292       --          --           --                   292
Treasury Stock acquired in lawsuit
  settlement........................      --         --          --           --         (1,062)       --                (1,062)
Change in cumulative translation
  adjustment........................      --         --          --            (407)      --           --                  (407)
                                       ---------    ------    ----------    --------    --------    ------------    -------------
BALANCE, AUGUST 31, 1994............     37,741       376        47,482      74,422      (1,062)       --               121,218
Net loss............................      --         --          --          (1,106)      --           --                (1,106)
Issuance of Common Stock for
  acquired businesses...............      1,432        15         5,079         810       --           --                 5,904
Issuance of Common Stock pursuant to
  stock option plans and related tax
  benefits..........................        436         5         2,397       --          --           --                 2,402
Change in cumulative translation
  adjustment........................      --         --          --            (127)      --           --                  (127)
                                       ---------    ------    ----------    --------    --------    ------------    -------------
BALANCE, AUGUST 31, 1995............     39,609       396        54,958      73,999      (1,062)       --               128,291
Net income..........................      --         --          --          10,378       --           --                10,378
Issuance of Common Stock for
  previously acquired business......         25      --             128       --          --           --                   128
Issuance of Common Stock pursuant to
  stock option plans and related tax
  benefits..........................        165         2           638       --          --           --                   640
Issuance of treasury shares.........      --         --             (25)      --          1,714          (925)              764
Compensation expense................      --         --          --           --          --              172               172
Purchase of Treasury Stock..........      --         --          --           --         (9,213)       --                (9,213)
Change in cumulative translation
  adjustment........................      --         --          --            (214)      --           --                  (214)
                                       ---------    ------    ----------    --------    --------    ------------    -------------
BALANCE, AUGUST 31, 1996............     39,799      $398      $ 55,699     $84,163     $(8,561)       $ (753)        $ 130,946
                                       ========     =======   =========     ========    ========    ============    ============

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 FOR THE YEARS ENDED AUGUST 31,
                                                               -----------------------------------
                                                                 1996         1995         1994
                                                               ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................................  $  10,378    $  (1,106)   $  13,097
  Reconciliation of net income (loss) to cash provided by
     operating activities:
     Depreciation............................................     28,639       25,715       20,635
     Amortization............................................      2,909        2,611        2,824
     Write-downs of operating equipment......................     --            6,908       --
     Gain on sale of glass recycling operations, net of
       taxes.................................................     (3,764)      --           --
     Allowances on notes receivable..........................     --            1,000          790
     Write-downs of investments..............................     --            1,950          950
     Amortization of unearned compensation -- restricted
       stock.................................................        172       --           --
     Gain on purchases of convertible subordinated
       debentures............................................       (153)      --           --
     Gain on sales of property and equipment.................     (1,081)        (777)        (146)
     Equity in losses of unconsolidated partnership..........     --           --            2,805
     Gain on sale of Common Stock investment.................     --           --           (2,688)
     Common Stock received in lawsuit settlement.............     --           --           (1,062)
     Change in assets and liabilities, net of effect of
       acquisitions accounted for as purchases:
       Receivables...........................................      4,545      (10,787)      (9,412)
       Prepaid expenses, deferred taxes and other current
          assets.............................................       (112)      (2,309)      (2,556)
       Notes receivable and other assets.....................     (1,602)         722       (3,310)
       Accounts payable......................................     (9,556)       8,278          (13)
       Accrued liabilities...................................      2,187        7,170       (2,067)
       Deferred income taxes and other liabilities...........        366       (1,259)       1,521
                                                               ---------    ---------    ---------
       Cash provided by operating activities.................     32,928       38,116       21,368
                                                               ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of glass recycling operations...........     41,500       --           --
  Additions to property and equipment........................    (27,541)     (47,193)     (34,145)
  Proceeds from sales of property and equipment..............      3,249        2,394        2,112
  Purchase of investments....................................     (3,030)      --           --
  Payments for acquisitions accounted for as purchases, net
     of cash acquired of $123, $1,337 and $241...............     (2,145)     (19,320)      (7,468)
  Proceeds from sale of investment in marketable security....     --           --            2,982
  Cash used in discontinued operations.......................     --           (4,233)      (7,013)
                                                               ---------    ---------    ---------
       Cash provided by (used in) investing activities.......     12,033      (68,352)     (43,532)
                                                               ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuances of Common Stock....................        665        2,279          292
  Net increase (decrease) in revolving credit facility.......    (32,309)      35,670       32,910
  Net decrease in other long term borrowings.................     (4,575)      (6,577)     (10,469)
  Purchases of convertible subordinated debentures...........       (908)      --           --
  Purchases of Treasury Stock................................     (9,213)      --           --
                                                               ---------    ---------    ---------
       Cash provided by (used in) financing activities.......    (46,340)      31,372       22,733
                                                               ---------    ---------    ---------
EFFECT OF EXCHANGE RATE CHANGES..............................       (214)        (127)        (407)
                                                               ---------    ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............     (1,593)       1,009          162
CASH AND CASH EQUIVALENTS, beginning of year.................      4,029        3,020        2,858
                                                               ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, end of year.......................  $   2,436    $   4,029    $   3,020
                                                               =========    =========    =========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

     Description of business

     Allwaste, Inc. ("Allwaste" or the "Company") provides integrated industrial and environmental services and acts as an outsourcing provider of on-site facility processes and services, primarily in the United States, Canada and Mexico. The Company, through its operating subsidiaries and affiliates, provides to its industrial and commercial customers a range of industrial and environmental services, including: on-site industrial and waste management services (including hydroblasting and gritblasting and air-moving and liquid vacuuming); waste transportation and processing; wastewater services; site remediation; maintenance services; turnaround and outage services; container cleaning and repair services; emergency spill response services; and other general plant support services.

     Principles of consolidation and basis of presentation

     The Consolidated Financial Statements include the accounts of Allwaste, Inc. and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. For all periods presented, the Consolidated Financial Statements and Notes to Consolidated Financial Statements reflect the Company's glass recycling operations as a discontinued operation, as discussed in Note 3. Additionally, certain prior year amounts have been reclassified to conform with the fiscal 1996 presentation.

     Revenue recognition

     Revenues are recorded as services are performed. Revenues derived from services provided under fixed-price contracts are recognized on a percentage-of-completion basis, using the cost-to-cost method. If it is determined that a contract may result in a loss, a provision for the loss is accrued at that time.

     Property and equipment

     Property and equipment are carried at cost and depreciated over the estimated useful life of the asset using the straight-line method. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

     Interest paid in connection with the construction of major facilities and equipment is capitalized. The capitalized interest is recorded as a part of the related asset and is depreciated over the asset's estimated useful life. Capitalized interest related primarily to expansions and improvements at container service facilities was $0.1 million, $0.3 million and $0.1 million for the years ended August 31, 1996, 1995 and 1994, respectively.

     Goodwill

     Goodwill represents the excess of the aggregate purchase price over the net tangible and identifiable intangible assets of acquired businesses accounted for under the purchase method of accounting and is amortized on a straight-line basis over a period of 40 years. Subsequent to purchase, the Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the acquired business' undiscounted future cash flows compared to the carrying value of goodwill to determine whether goodwill is deemed to be impaired. Management believes there have been no events or circumstances which warrant revision to the remaining useful life or

                        ALLWASTE, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) which affect the recoverability of the Company's recorded goodwill. Accumulated amortization of goodwill as of August 31, 1996 and 1995 was $9.1 million and $6.6 million, respectively.

     Income taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under SFAS No. 109, the Company provides deferred income taxes for the tax effects of temporary differences between the financial reporting and income tax bases of the Company's assets and liabilities.

     Environmental expenditures

     Environmental expenditures are expensed or capitalized based upon their future economic benefit. Costs which improve a property, as compared with the condition of the property when originally constructed or acquired, and costs which prevent future environmental contamination are capitalized. Costs related to environmental damage resulting from operating activities subsequent to acquisition are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

     Minority interest

     The Company owns an aggregate 60% joint venture interest in each of two companies in Mexico, and a Mexican company owns the remaining 40% interest in each entity. One of the companies performs various industrial services, including site remediation and aboveground storage tank cleaning services. The primary operations of the other company are underground storage tank testing services.

     For financial reporting purposes, the joint ventures' assets and liabilities are consolidated with those of the Company. The Mexican company's minority interests, $0.5 million and $0.4 million at August 31, 1996 and 1995, respectively, are included in the Company's Consolidated Balance Sheets in deferred income taxes and other liabilities. The joint venture experienced pretax losses of $0.3 million, $1.2 million and $0.9 million in fiscal 1996, 1995 and 1994, respectively.

     Per share amounts

     Per share amounts are calculated based on the weighted average number of common and common equivalent shares outstanding for each year (see Note 13).

     Foreign currency translation

     The Company's Canadian and Mexican subsidiaries maintain their books and records in Canadian dollars and Mexican pesos, respectively. Assets and liabilities of these operations are translated into United States ("U.S.") dollars at the exchange rate in effect at the end of each accounting period; and, income and expense accounts are translated at the average exchange rate prevailing during the respective period. Gains and losses resulting from such translation are included in retained earnings. Gains and losses from transactions in foreign currencies are credited or charged to operations currently and are not material.

     Investment activity

     In September 1995, the Company sold its glass recycling operations to Strategic Holdings, Inc. ("SHI"), a company formed by Equus II Incorporated ("Equus"). As partial consideration for the sale, the Company received $8.0 million of redeemable Series A preferred stock. The stock is redeemable by SHI beginning in 2002. This investment is recorded using the cost method and is included in investments in the accompanying Consolidated Balance Sheets (See
Note 3).

                        ALLWASTE, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     In October 1995, the Company acquired a 10% interest in The Safe Seal Company, Inc. ("Safe Seal") which specializes in valve repair and leak sealing. This $2.6 million investment consists of 20,000 shares of redeemable Class A preferred stock, 422,000 shares of common stock and warrants to purchase common shares and is recorded using the cost method.

     For most of fiscal 1994, the Company owned a 40% interest in a wastewater pretreatment facility and recorded such investment using the equity method of accounting. Prior to increasing its ownership interest in late fiscal 1994 to 100%, the Company's equity in losses of this partnership was $1.8 million for the year ended August 31, 1994 and were included in other income (expense), net in the accompanying Consolidated Statements of Operations. Additionally, in fiscal 1994, the Company recorded $1.0 million in losses relating to its investment in this facility which is recorded in other income (expense), net in the accompanying Consolidated Statements of Operations.

     The Company acquired 181,000 shares of Sanifill, Inc. ("Sanifill"), a publicly traded corporation involved in the collection and disposal of solid waste, pursuant to a private offering in 1989 at an average cost of $1.62 per share. In November 1993, the Company sold all of its shares of Sanifill. The sale resulted in a pretax gain for fiscal year 1994 of $2.7 million which is reflected in other income (expense), net in the accompanying Consolidated Statements of Operations.

     Fiscal 1995 special charges

     During fiscal 1995, the Company recorded special charges of $11.9 million. Such charges include $6.9 million of charges classified as write-downs of operating equipment in the accompanying Consolidated Statements of Operations. These write-downs related to the permanent impairment of certain operating equipment in Mexico and California, a wastewater pretreatment facility, equipment relating to two small businesses exited and various owned facilities held for sale. Included in SG&A expenses in the accompanying Consolidated Statements of Operations are $1.1 million of charges primarily representing the write-off of organizational expenses relating to the Mexico joint ventures. The Consolidated Statements of Operations also reflect $0.6 million in interest expense relating to the write-off of previously unamortized loan costs in connection with the bank amendment to the revolving credit facility completed in August 1995. Other income (expenses), net in the accompanying Consolidated Statements of Operations reflects $3.6 million in charges relating to an allowance provided for a note receivable and the write-off of the Company's remaining investment in IAM/Environmental, Inc. ("IAM") and another previously-owned business, as well as the settlement of a lawsuit related to the previously discontinued asbestos abatement business. The write-off related to IAM of $2.0 million reduced the Company's carrying value in this investment to zero. Certain of the charges relating to the Mexico joint venture are partially offset by the minority interest effect of such charges.

     Cash flow reporting

     Highly liquid debt instruments with an original maturity of three months or less are considered to be cash equivalents. Cash payments for interest during the years ended August 31, 1996, 1995 and 1994 were $9.6 million, $10.0 million and $6.3 million, respectively, and cash payments for income taxes during the years ended August 31, 1996, 1995 and 1994 were $4.9 million, $4.5 million and $8.4 million, respectively.

     New financial accounting standards

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which is effective for years beginning after December 15, 1995 (fiscal 1997 for the Company). This statement established

                        ALLWASTE, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) criteria for recognizing, measuring and disclosing impairments of long-lived assets, identifiable intangibles and goodwill. The Company will adopt SFAS No. 121 in the first quarter of fiscal year 1997; however, management does not expect that the adoption will have a material effect on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which is effective for years beginning after December 15, 1995 (fiscal 1997 for the Company). This statement allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company expects to continue accounting for employee stock options and similar equity instruments in accordance with APB Opinion No. 25. The pro forma effect for fiscal 1996 has not yet been determined.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the Company's estimates.

2.  ACQUISITIONS --

     Under the purchase method of accounting, the results of acquired businesses are included with the Company's results from their respective acquisition dates. The following table summarizes the Company's business acquisitions accounted for under the purchase method (dollars in thousands):

                   BUSINESSES         CASH AND            CONVERTIBLE          SHARES OF           TOTAL
                   PURCHASED      PROMISSORY NOTES     SUBORDINATED NOTES     COMMON STOCK     CONSIDERATION
                   ----------     ----------------     ------------------     ------------     -------------
Fiscal 1996....         4             $  2,445              -$-                   --              $ 2,445
Fiscal 1995....        13               23,231                4,985             1,426,096          36,766
Fiscal 1994....         9                7,875                  534               934,290          12,511

     The allocations of the purchase price to the fair market value of the net assets acquired in the fiscal 1996 acquisitions are based on preliminary estimates of fair market value and may be revised when additional information concerning asset and liability valuations is obtained.

     As an integral part of each of the above acquisitions, all former shareholders signed non-compete agreements and key management entered into agreements with the Company to continue managing these businesses.

     In connection with two acquisitions made prior to fiscal 1996, the Company agreed to make contingent payments to the former owners over periods up to five years based on formulas in the respective acquisition agreements. At the Company's option, these payments may be made in either cash or common stock of the Company. At August 31, 1996, the maximum aggregate amount of contingent payments was $3.2 million. In management's opinion, based on the current performance levels of the individual acquisitions involved, the ultimate settlement of these contingent payment obligations is likely to be substantially less than the $3.2 million maximum aggregate. Approximately $0.3 million in contingent payments were made during 1996. Amounts earned under the terms of these agreements are recorded as additional goodwill and amortized over the remaining amortization period.

                        ALLWASTE, INC. AND SUBSIDIARIES

3.  DISCONTINUED OPERATIONS --

     In September 1995, the Company sold its glass recycling operations to SHI, a company formed by Equus. In October 1996, the Company and Equus finalized an agreement with respect to certain post-closing issues which were unresolved on the date of the sales transaction. The total consideration, as adjusted, was $56.1 million, including $41.5 million in cash, $8.0 million of redeemable Series A preferred stock redeemable beginning in 2002, and a $6.6 million subordinated note receivable due in 2002. The redeemable Series A preferred stock dividend is $.065 per share for the period prior to September 1, 1996 and $.06 per share thereafter. The subordinated note receivable interest rate is 11% for the period prior to September 1, 1996 and 10.5% thereafter. The agreement also provided that all dividends and interest due prior to August 31, 1997 will not be paid when due, but "paid in kind" in the form of two 8.036% subordinated notes issued September 30, 1996 and June 30, 1997 in the amounts of $1.3 million and $0.9 million, respectively. Principal on these two notes will be due on November 30, 2002. At August 31, 1996, the Company had accrued $0.5 million for dividends and $0.8 million for interest which is reflected in other income (expense) in the accompanying Consolidated Statements of Operations. The Company also received warrants to purchase shares of SHI common stock, providing the Company the right to own up to approximately 33% of the outstanding stock of SHI. The Company may receive additional consideration in the form of an adjustment to the purchase price in the event that Equus' internal rate of return, as defined, exceeds certain predetermined targets. The amount of such additional consideration, if any, is not presently determinable. The Company recorded a gain on the sale of its glass recycling operations of $3.8 million, net of estimated applicable income taxes of $1.6 million, in the first quarter of fiscal 1996. Revenues of the glass recycling operations, net of intercompany sales, were $70.0 million and $63.2 million for the fiscal years ended August 31, 1995 and 1994, respectively.

     The net assets of the glass recycling operations consisted of the following as of August 31, 1995 (in thousands):

            Net working capital.....................................     $ 7,726
            Property and equipment, net.............................      21,335
            Goodwill and other assets...............................      19,264
            Long-term debt..........................................         440
            Deferred income taxes and other.........................       1,734

     Income from discontinued operations in the Consolidated Statements of Operations is presented net of allocated interest expense of $1.6 million and $1.0 million and net of applicable income taxes of $1.8 million and $1.6 million for fiscal years 1995 and 1994, respectively. The interest was allocated based upon the net assets of the glass recycling operations in relation to the Company's consolidated net assets plus general corporate debt.

4.  RECEIVABLES --

     Receivables included in current assets consisted of the following (in thousands):

                                                                               AUGUST 31,
                                                                          ---------------------
                                                                            1996         1995
                                                                          --------     --------
Trade accounts........................................................    $ 76,378     $ 80,619
Employees.............................................................         567          996
Other.................................................................         489        2,133
                                                                          --------     --------
                                                                            77,434       83,748
Less -- Allowance for doubtful accounts...............................      (2,320)      (3,683)
                                                                          --------     --------
                                                                          $ 75,114     $ 80,065
                                                                          ========     ========

                        ALLWASTE, INC. AND SUBSIDIARIES

4.  RECEIVABLES -- (CONTINUED)
     Notes receivable recorded as non-current assets consisted of the following (in thousands):

                                                                               AUGUST 31,
                                                                          ---------------------
                                                                            1996         1995
                                                                          --------     --------
Notes receivable from employees.......................................    $  2,702     $  2,483
Notes receivable from sale of discontinued asbestos abatement
  operation...........................................................       2,888        2,888
Notes receivable from sale of discontinued glass recycling operations:
     Subordinated note receivable.....................................       6,610        --
     Accrued interest and dividends...................................       1,285        --
Notes receivable from sale of other businesses........................         350          790
Other.................................................................         682          522
                                                                          --------     --------
                                                                            14,517        6,683
Less -- Loss reserves.................................................      (1,000)      (1,790)
                                                                          --------     --------
                                                                          $ 13,517     $  4,893
                                                                          ========     ========

5.  PROPERTY AND EQUIPMENT --

     The principal categories and estimated useful lives of property and equipment were as follows (dollars in thousands):

                                                                                 AUGUST 31,
                                                          ESTIMATED       ------------------------
                                                        USEFUL LIVES         1996          1995
                                                        -------------     ----------     ---------
Land.................................................                     $    6,412     $   6,226
Building and improvements............................   10 - 30 years         34,421        28,127
Service equipment and related vehicles...............    2 - 20 years        188,309       178,162
Other................................................    3 - 10 years         19,138        17,776
                                                                          ----------     ---------
                                                                             248,280       230,291
Less: accumulated depreciation.......................                       (119,307)      (99,193)
                                                                          ----------     ---------
Property and equipment, net..........................                     $  128,973     $ 131,098
                                                                          ==========     =========

6.  DEBT --

LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                                              AUGUST 31,
                                                                        -----------------------
                                                                          1996          1995
                                                                        --------      ---------
Revolving credit agreement.........................................     $ 87,770      $ 120,079
Notes payable to individuals in connection with acquisitions of businesses (see Note 2), banks and financial institutions, weighted average interest rate of 8.4% at August 31, 1996,
  payable in various installments through 1999.....................          385          1,142
                                                                        --------      ---------
                                                                          88,155        121,221
Less -- Current maturities.........................................         (184)          (686)
                                                                        --------      ---------
                                                                        $ 87,971      $ 120,535
                                                                        ========      =========

                        ALLWASTE, INC. AND SUBSIDIARIES

6.  DEBT -- (CONTINUED)
     Revolving credit agreement

     In December 1993, the Company entered into a revolving credit agreement with a group of banks. This agreement, as amended most recently in August 1996, provides an unsecured $160 million revolving credit line to the Company through January 31, 1999, at which time any outstanding borrowings convert to a term loan due in equal quarterly installments through January 31, 2003. Interest on outstanding borrowings is charged, at the Company's option, at the banks' prime rate (8 1/4% at August 31, 1996), adjusted Eurodollar Rate or the banks' reserve adjusted certificate of deposit rate (CD rate) plus 0% to 1.625% as determined by the calculation of the debt to cash flow ratio (as defined). A commitment fee of .25% is payable on the unused portion of the line. Three of the banks participating in the revolving credit agreement have also extended to the Company uncommitted, short-term lines of credit with interest rates which may be more favorable to the Company than those available under the revolving credit agreement. As of August 31, 1996, the Company had $87.8 million outstanding under the revolving credit agreement and the uncommitted lines of credit and had utilized $30.1 million of the facility for letters of credit to secure certain insurance obligations and performance bonds. Under the terms of the agreement, the Company must maintain a minimum fixed charge coverage ratio (as defined) and certain other minimum financial ratios. Borrowing availability is subject to the Company meeting minimum leverage and other ratios. Management believes it is in compliance with all applicable covenants under the revolving credit agreement as of August 31, 1996. As of November 15, 1996, available borrowing capacity, as defined under the agreement, was $39.0 million. The credit agreement prohibits the payment of cash dividends.

     Maturities of long-term debt outstanding at August 31, 1996 are as follows (in thousands):

For the year ending August 31 --
1997............................................................................     $    184
1998............................................................................          191
1999............................................................................       10,982
2000............................................................................       21,943
2001............................................................................       21,943
Thereafter......................................................................       32,912
                                                                                     --------
                                                                                     $ 88,155
                                                                                     ========

     In August 1996, the Company purchased a three year interest rate cap agreement of 7.0% on $30,000,000 from two of the banks which participate in the Company's revolving credit agreement. Quarterly payments under the agreement are based on the difference between a floating rate based on a three-month LIBOR and the cap rate. The cost was $0.3 million and is being amortized over the term of the agreement.

CONVERTIBLE SUBORDINATED DEBT

     Convertible Subordinated Debentures

     In June 1989, the Company completed a public offering of $30.0 million of 7.25% Convertible Subordinated Debentures due June 1, 2014 (the "Debentures"); net proceeds to the Company were $28.7 million. Direct offering costs related to the Debentures are included in other assets in the accompanying Consolidated Balance Sheets and are being amortized over the term of the Debentures. The Debentures are convertible by the holder, at any time, into shares of the Company's Common Stock at a price of $11.94 per share and are redeemable for cash at the option of the Company. The Debentures provide for annual mandatory sinking fund payments equal to 5% of the aggregate principal

                        ALLWASTE, INC. AND SUBSIDIARIES

6.  DEBT -- (CONTINUED)
amount of the Debentures issued, commencing June 1, 1999. Interest is payable semi-annually, on June 1 and December 1. In fiscal 1996, the Company repurchased $1.1 million of these Debentures at 85% of face value. The related gain of $0.2 million was included in interest expense in the accompanying Consolidated Statements of Operations.

     In October 1994, the Company entered into an interest rate swap agreement through June 1997 to potentially lower the overall cost of borrowings. The agreement modified the $30.0 million of 7.25% fixed rate debt to LIBOR plus .24% debt, which was reset quarterly. On May 31, 1995, the Company terminated the agreement and is amortizing the $0.5 million received as a reduction of interest expense on a straight-line basis over the remaining term of the original swap.

     Convertible Subordinated Notes

     At August 31, 1996, the Company had outstanding $11.1 million of convertible subordinated notes to former owners of certain acquired businesses (the "Notes") which were issued as partial consideration of the acquisition purchase price. The Notes bear interest, payable quarterly, at a weighted average rate of 6.2% and are convertible by the holder into shares of the Company's Common Stock at a weighted average price of $7.24 per share. The Notes are redeemable for cash or the Company's Common Stock at the option of the Company at any time after one year of issuance.

     Maturities of the Notes outstanding at August 31, 1996 are as follows (in thousands):

For the year ending August 31 --
1997............................................................................     $ 6,065
1998............................................................................       4,985
                                                                                     -------
                                                                                     $11,050
                                                                                     ========

7.  INCOME TAXES --

     The Company and its U.S. subsidiaries file a consolidated federal income tax return. Acquired entities file appropriate tax returns through their respective acquisition dates (absent certain administrative elections) and, thereafter, are included in the Company's consolidated return. Foreign income taxes consist primarily of Canadian federal and provincial taxes attributable to the Company's Canadian subsidiaries.

     Foreign pretax book income (loss) net of certain intercompany interest expense and other items was $0.5 million (consisting of a Mexican loss of $0.2 million and Canadian income of $0.7 million,) ($0.4 million) and $1.2 million for the years ended August 31, 1996, 1995 and 1994, respectively.

                        ALLWASTE, INC. AND SUBSIDIARIES

7.  INCOME TAXES -- (CONTINUED)
     Federal, state and foreign income tax provisions (benefits) are as follows (in thousands):

                                                                FOR THE YEARS ENDED AUGUST 31,
                                                             ------------------------------------
                                                              1996           1995          1994
                                                             -------       --------       -------
Federal --
  Current...............................................     $ 4,941       $  6,536       $ 1,327
  Deferred..............................................         706         (6,260)        3,819
                                                             -------       --------       -------
                                                               5,647            276         5,146
                                                             -------       --------       -------
State --
  Current...............................................       1,034          1,494           584
  Deferred..............................................        (448)          (430)          179
                                                             -------       --------       -------
                                                                 586          1,064           763
                                                             -------       --------       -------
Foreign --
  Current...............................................         290            667           840
  Deferred..............................................        (493)           163           (24)
                                                             -------       --------       -------
                                                                (203)           830           816
                                                             -------       --------       -------
                                                             $ 6,030       $  2,170       $ 6,725
                                                              ======       ========        ======

     The differences in the income taxes provided and the amount determined by applying the U.S. federal statutory rate to income before income taxes are summarized as follows:

                                                                         FOR THE YEARS ENDED
                                                                             AUGUST 31,
                                                                      -------------------------
                                                                      1996      1995       1994
                                                                      ----      -----      ----
Federal income tax at statutory rate.............................      35%         35%      35%
Effect of valuation allowance....................................       1         (55)     --
State income taxes, net of benefit for federal deduction.........       3         (33)       3
Effect of meals and entertainment limitation.....................       4         (21)     --
Effect of other nondeductible amortization of goodwill...........       4         (16)       2
Effect of other nondeductible expenses...........................       1          (7)     --
Foreign income taxes at higher rates.............................     --           (3)       1
Other............................................................     --           (3)      (1)
                                                                      ----      -----      ----
                                                                       48%       (103)%     40%
                                                                      =====     =====      =====

                        ALLWASTE, INC. AND SUBSIDIARIES

7.  INCOME TAXES -- (CONTINUED)
     Deferred income tax expense results principally from the use of different capital recovery and revenue and expense recognition methods for tax and financial accounting purposes. The sources of these temporary differences and related tax effect were as follows (in thousands):

                                                                  FOR THE YEARS ENDED AUGUST 31,
                                                                ----------------------------------
                                                                 1996          1995         1994
                                                                -------      --------      -------
Depreciation and amortization..............................     $ 2,417      $    901      $ 1,361
Accruals and reserves not deductible until paid............       1,031        (5,186)       1,926
Write-downs of assets......................................       --           (1,580)       --
Sale of certain leasing operations.........................        (141)         (305)        (222)
Sale of glass recycling operations.........................      (2,932)        --           --
Other, net.................................................        (610)         (357)         909
                                                                -------      --------      -------
Total deferred income tax provision (benefit)..............     $  (235)     $ (6,527)     $ 3,974
                                                                 ======      ========       ======

     Deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities. On the accompanying Consolidated Balance Sheets, current and non-current deferred tax assets and liabilities are netted within each tax jurisdiction. The following table sets forth the gross deferred tax assets (liabilities) recorded as of August 31 (in thousands):

                                                                         1996           1995
                                                                       ---------      ---------
Current deferred tax assets.......................................     $   8,681      $   8,512
Non-current deferred tax assets...................................         3,383          5,003
Valuation allowance...............................................        (1,230)        (1,156)
                                                                       ---------      ---------
Total deferred tax assets.........................................        10,834         12,359
Non-current deferred tax liabilities..............................       (13,238)       (14,998)
                                                                       ---------      ---------
Net deferred tax liabilities......................................     $  (2,404)     $  (2,639)
                                                                       =========      =========

     The Company is required to record valuation allowances for deferred tax assets which management believes it is more likely than not that the tax asset will not be realized. Accordingly, the Company established valuation allowances against certain deferred tax assets: primarily those attributable to the Company's net operating losses of its joint ventures in Mexico.

     Prepaid income taxes of $0.7 and $1.2 million are included in prepaid expenses at August 31, 1996 and 1995, respectively.

8.  SHAREHOLDERS' EQUITY --

     Preferred Stock

     The Company can issue up to 500,000 shares of Preferred Stock, none of which are issued or outstanding. The Board of Directors is authorized to provide for the issuance of the Preferred Stock in series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, any voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. No holder of Preferred Stock will have preemptive rights.

                        ALLWASTE, INC. AND SUBSIDIARIES

8.  SHAREHOLDERS' EQUITY -- (CONTINUED)
     Stock option plans

     In January 1995, the Company's stockholders approved the Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan (the "Plan"), which increased the number of shares issuable under the Plan from 3,000,000 shares to 4,500,000 shares. Under the Plan and notwithstanding certain restrictions placed upon grants of options to persons subject to Section 16(a) of the Securities Exchange Act of 1934, through August 31, 1999, all forfeited, expired and exercised options automatically become available for grants of new options under the Plan; therefore, the number of granted option shares plus those remaining available for grant shall remain constant at 4,500,000 through such date. Stock options are granted under the Plan at an exercise price which equals the fair market value of the Common Stock on the date of grant or on the date which marks the occurrence of the event pursuant to which the options are granted.

     In July 1996, the compensation committee of the Board of Directors approved a stock option exchange offer program (the "Exchange Program"), pursuant to which all holders of stock options under the Plan were offered the opportunity to exchange existing outstanding option grants for new option grants with a new exercise price of $4.81 per share, a new eight-year term and a new four-year vesting schedule. Options to purchase an aggregate of 2,251,961 shares of Common Stock (of which, options to purchase an aggregate of 287,526 shares were initially granted during fiscal 1996) were exchanged under the Exchange Program.

     At August 31, 1996, options to purchase 3,419,878 shares were outstanding under the Plan at prices ranging from $3.88 to $6.75 per share, of which options to purchase 404,568 shares were exercisable. Subsequent to August 31, 1996, options to purchase an additional 949,950 shares were granted under the Plan at the per share exercise price of $4.25.

     In October 1992, the Company's Board of Directors adopted a supplemental option plan ("Supplemental Plan") to enable the Company to fulfill obligations to former employees. A total of 1,500,000 shares are issuable under the amended Supplemental Plan. At August 31, 1996, options to purchase 1,018,812 shares were outstanding under the Supplemental Plan at prices ranging from $4.00 to $10.88 per share, of which options to purchase 689,818 shares were exercisable. Subsequent to August 31, 1996, there were no options granted under the Supplemental Plan.

     The following table summarizes aggregate stock option activity of both the Company's stock option plans for each of the three years ended August 31:

                                                  1996               1995               1994
                                              -------------      -------------      -------------
Options outstanding, beginning of year...        4,220,271         3,422,925          3,153,791
  Granted................................        2,440,601         1,895,400            871,740
  Exercised..............................         (164,600)         (430,526)           (66,377)
  Forfeited and canceled.................       (2,057,587)         (667,528)          (536,229)
                                              -------------      -------------      -------------
Options outstanding, end of year.........        4,438,685         4,220,271          3,422,925
                                              =============      =============      =============
Option prices per share:
  Granted................................     $4.00 -  6.50      $4.00 -  6.25      $4.00 -  6.75
  Exercised..............................     $0.50 -  4.25      $4.00 -  5.88      $4.00 -  5.63
  Forfeited and canceled.................     $4.00 - 10.88      $4.00 - 12.19      $4.00 - 12.19

                        ALLWASTE, INC. AND SUBSIDIARIES

8.  SHAREHOLDERS' EQUITY -- (CONTINUED)
     Treasury Stock

     In July 1995, the Board of Directors of the Company approved a Stock Repurchase Plan which authorizes management of the Company to repurchase up to 5,000,000 shares of Common Stock, either on the open market or in privately negotiated transactions, at prevailing market prices over a two year period. As of August 31, 1996, 2,075,900 shares of Common Stock had been repurchased under the plan at an average price of $4.44 per share. During fiscal 1996, the Company used 380,095 of these treasury shares for incentive plans, employment agreements and various other uses. Subsequent to August 31, 1996, the Company has repurchased 1,029,400 additional shares of its Common Stock at an average cost of $4.67 per share. Future repurchases of the Company's Common Stock will be dependent on prevailing market conditions and other investment opportunities.

     In October 1993, the Company reached a settlement of a lawsuit with a former owner of an acquired business and other parties. In exchange for a full and complete release of all claims against the parties, the Company received $1.0 million in cash and 250,000 shares of the Company's Common Stock. This transaction resulted in a gain of $1.4 million, net of related fiscal 1994 legal expenses, which is reflected in other income (expense), net in the Consolidated Statements of Operations.

     Stockholder Rights Plan

     The Company's Stockholder Rights Plan (the "Rights Plan"), adopted in August 1996, is designed to deter coercive or unfair takeover tactics and to prevent a person or group from gaining control of the Company without offering a fair price to all stockholders.

     All stockholders of record on August 15, 1996 were issued, for each share of Common Stock held, one "right" entitling them to purchase from the Company one-thousandth of a share of Series One Junior Participating Preferred Stock of the Company at an exercise price of $20 (the "Rights"). The Rights are distributable on the earlier of: 10 days (the "Shares Acquisition Date") after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock (an "Acquiring Person") or 10 business days after a person or group commences a tender or exchange offer upon consummation of which such person or group would, if successful, beneficially own 20% or more of the Company's outstanding Common Stock.

     The Company will generally be entitled to redeem the Rights in full, at $.01 per Right, at any time until close of business up to 10 days following the Shares Acquisition Date. The Rights will expire on August 5, 2006, unless redeemed earlier by the Company's Board of Directors.

     If a person (and its affiliates) becomes the beneficial owner of 20% or more of the outstanding shares of the Common Stock (a "Flip-In Triggering Event"), each Right (other than those Rights held by an Acquiring Person or its transferees, which Rights are void) becomes exercisable for shares of the Company's Common Stock having a value of twice the exercise price of such Rights. Alternatively, in the event the Company is involved in a merger or other business combination in which the Company would not be the surviving corporation or its Common Stock is changed or converted, or it sells 50% or more of its assets or earning power to another person or group, each Right would entitle the holder to purchase, at the Right's then current exercise price, common shares of such other person or group having a value of twice the exercise price of the Right.

                        ALLWASTE, INC. AND SUBSIDIARIES

9.  COMMITMENTS AND CONTINGENCIES --

     Lease commitments

     The Company has entered into various operating lease agreements, primarily for office space, service facilities and service equipment utilized for operations. Minimum annual rental payments under noncancellable operating leases as of August 31, 1996 were as follows (in thousands):

For the year ending August 31 --
1997............................................................................     $ 5,324
1998............................................................................       4,528
1999............................................................................       3,385
2000............................................................................       2,268
2001............................................................................       1,400
Thereafter......................................................................       4,444
                                                                                     -------
                                                                                     $21,349
                                                                                     ========

     Rental expense under operating leases was $16.0 million, $15.1 million and $11.8 million for the years ended August 31, 1996, 1995 and 1994, respectively. These amounts include a service facility leased from the Company's Chairman of the Board of Directors, for which rental expense was $0.1 million for each of the years ended August 31, 1996, 1995 and 1994.

     Legal matters

     In the normal course of its operations, the Company can become involved in a variety of legal disputes. Currently, the Company is a defendant in several legal proceedings, including workers' compensation matters and minor business disputes, the majority of which are being handled or are expected to be handled by the Company's insurance carriers. As a company that handles and transports hazardous waste, the Company is involved in various administrative and court proceedings under environmental laws and regulations relating to permit applications, operating authorities and alleged liabilities related to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. Management of the Company believes that a decision adverse to the Company in any one or in all of these proceedings would not have a material effect on the financial position or the results of operations of the Company.

     Insurance

     The Company maintains workers' compensation insurance for its employees and other coverages for normal business risks. A substantial portion of the Company's current and prior year insurance coverages are "high deductible" or retrospective policies in which the Company, in many cases, is responsible for the payment of incurred claims up to specified individual and aggregate limits, over which a third party insurer is contractually liable for any additional payment of such claims. Accordingly, the Company bears significant economic risks related to these coverages. On a continual basis, and as of each balance sheet date, the Company records an accrual equal to the estimated costs expected to result from incurred claims plus an estimate of claims incurred but not reported as of such date based on the best available information at such date. However, the nature of these claims is such that actual development of the claims may vary significantly from the estimated accruals. All changes in the accrual estimates are accounted for on a prospective basis and can have a significant impact on the Company's financial position or results of operations.

     Insurance for environmental accidents and pollution has historically been expensive and difficult to obtain. The Company currently maintains insurance for environmental accidents and pollution relating to the performance of services at certain customer locations. To date, the Company has not incurred

                        ALLWASTE, INC. AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) material fines, penalties or liabilities for pollution, environmental damage or toxic torts. However, in the event a claim is successful against the Company for pollution or toxic tort liability for which the Company is only partially insured or completely uninsured, there could be a material adverse effect on the Company's financial position or results of operations.

     Environmental Proceedings

     In November 1996, the West Virginia Department of Environmental Protection (the "West Virginia DEP") issued a draft consent order against one of the Company's subsidiaries, which order seeks to impose an aggregate of approximately $229,000 in fines against the Company relating to a transportation-related spill in West Virginia in November 1995. The Company voluntarily remediated this spill in December 1995. The draft consent order alleges that in remediating the spill, the Company did not comply with certain technical West Virginia DEP remediation regulations relating to recordkeeping and generator requirements. The Company believes that the West Virginia DEP remediation regulations cited by the West Virginia DEP as the basis of this draft consent order are not relevant in the context of an emergency spill response. Therefore, the Company believes that it may be able to successfully negotiate the imposition by the West Virginia DEP of significantly lower penalties in the final consent order. The Company is actively negotiating the draft consent order with the West Virginia DEP and does not believe that the final consent order will have a material adverse effect on the Company's results of operations or financial position.

     Other matters

     In August 1995, the Company entered into an agreement with Resource Recovery Techniques of Arizona, Inc. ("RRT"), a start-up operation that was in the process of constructing a wastewater treatment facility located in Phoenix, Arizona (the "Facility"). As part of the agreement, the Company caused the issuance of a Letter of Credit in the amount of $4.2 million for the benefit of holders of tax exempt bonds (the "Bonds") issued to finance the construction of the Facility. The Letter of Credit is subject to draw under the terms of a certain Trust Indenture and Reimbursement Agreement executed in connection with the issuance of the Bonds. As consideration, the Company was issued warrants, with 10 year terms, to purchase 10% of the common stock of RRT and upon the occurrence of certain conditions, an additional 15% of the common stock of RRT.

10. RETIREMENT PLANS --

     Effective October 1, 1990, the Company established a defined contribution employee benefit plan, the Allwaste Retirement Savings Plan, which covered substantially all full-time non-union U.S. employees having at least one year of service. On July 1, 1995, the Company adopted the Allwaste Employee Retirement Plan (the "Retirement Plan"), which amended and restated the Allwaste Retirement Savings Plan. Eligible employees may contribute up to 15% of their compensation, subject to certain Internal Revenue Code limitations. The Company matches 50% of each participant's contributions up to 3% of eligible compensation. Retirement Plan participants may select among six investment options, one of which is the Company's Common Stock. At August 31, 1996, the Retirement Plan held 626,723 shares of the Company's Common Stock (market value of $2.6 million) which represented 24.3% of the Retirement Plan's assets. In addition to the Plan, the Company maintains three other defined contribution employee benefit plans which cover a small group of union employees. Defined contribution expense related to all plans for the Company was $0.8 million, $0.6 million and $0.5 million for fiscal years 1996, 1995 and 1994, respectively.

                        ALLWASTE, INC. AND SUBSIDIARIES

11. INCENTIVE PLANS --

     On October 26, 1995, the Company's Board of Directors adopted a limited single-purpose incentive plan (the "Incentive Plan") for certain key employees ("Participants") of the Company. Under this plan, each Participant that purchased shares of the Company's Common Stock, based on a designated percentage of the Participant's annual salary (the "Qualifying Shares"), was granted a number of shares of restricted Common Stock equal to two times the number of Qualifying Shares purchased by the Participant. On completion of the purchases by a Participant, the Compensation Committee, in exercise of its discretion and under the Company's Amended and Restated 1989 Replacement Non-qualified Stock Option Plan, granted to such Participant an option to purchase a number of shares of Common Stock equal to four times the number of Qualifying Shares purchased by the Participant. Shares of Common Stock issued under this Incentive Plan are treasury shares. At August 31, 1996, 203,366 shares of restricted Common Stock and options to purchase 423,464 shares of Common Stock have been granted to Participants. Additionally, 3,460 shares of restricted Common Stock were earned and not yet issued. The Company does not contemplate that any additional restricted shares will be issued under the Incentive Plan or that any options to purchase shares of Common Stock will be granted under the Plan in relation to purchases of Qualifying Shares pursuant to the Incentive Plan.

     The value of restricted shares awarded under this Incentive Plan during fiscal 1996 was $0.9 million. These amounts were recorded as unearned compensation related to outstanding restricted stock and are shown as a separate component of Shareholders' Equity. Unearned compensation is being amortized to expense over a predominately four year vesting period and amounted to $0.2 million for the year ended August 31, 1996.

     During fiscal 1996, the Company adopted an Interim Management Bonus Plan ("Interim Plan") for eligible personnel, as defined. Under this Interim Plan, eligible personnel may receive bonus payments contingent upon the Company meeting or exceeding certain predetermined earnings levels, as determined by the Compensation Committee of the Board of Directors, and individual performance. At August 31, 1996, compensation earned and recorded in operating expense was $1.0 million.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS --

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to do so.

     The Company's notes receivable are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Long-term investments are based on the carrying value of the asset.

     The Company's long-term debt and convertible subordinated debt are estimated based on quotations obtained from broker-dealers who make markets in these and similar securities. The bank credit facilities are based on floating interest rates and, as such, the carrying amount is a reasonable estimate of fair value.

     Letters of credit are based on the face amount of the related obligations and performance bonds.

     Interest rate cap agreements are based on quotes from the market makers of these instruments and represent the amounts that the Company would expect to receive to terminate the agreements.

                        ALLWASTE, INC. AND SUBSIDIARIES

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                                      AUGUST 31,
                                                   -------------------------------------------------
                                                           1996                       1995
                                                   ---------------------     -----------------------
                                                   CARRYING       FAIR       CARRYING        FAIR
                                                    AMOUNT       VALUE        AMOUNT         VALUE
                                                   --------     --------     ---------     ---------
Notes receivable...............................    $ 13,517     $ 13,120     $   4,893     $   4,428
Long-term investments..........................      11,030       11,030        --            --
Long-term debt and convertible subordinated
  debentures...................................     128,144      123,064       165,878       162,126
Letters of credit..............................       --          30,090        --            25,072
Interest Rate Cap Agreement....................         270          377        --            --

13. NET INCOME (LOSS) PER COMMON SHARE --

     Net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of Common Stock and equivalents outstanding during the year as shown below (in thousands, except per share data):

                                                                FOR THE YEARS ENDED AUGUST 31,
                                                             ------------------------------------
                                                               1996          1995          1994
                                                             --------      --------      --------
Income (loss) from continuing operations, net of income
  taxes.................................................     $  6,614      $ (3,879)     $ 10,596
Discontinued Operations
  Income from discontinued operations, net of applicable
     income taxes.......................................        --            2,773         2,501
  Gain on sale of glass recycling operations, net of
     applicable income taxes............................        3,764         --            --
                                                             --------      --------      --------
Net income (loss).......................................     $ 10,378      $ (1,106)     $ 13,097
                                                             ========      ========      ========
Shares outstanding, beginning of year...................       39,609        37,741        36,740
Weighted average number of common shares outstanding:
     Stock options, treasury stock method...............           63           290           188
     Purchased companies, including earnouts............           25           816           132
     Exercise of stock options..........................          113           208             4
     Treasury stock and other, net......................         (755)         (250)         (212)
                                                             --------      --------      --------
Total weighted average common shares outstanding........       39,055        38,805        36,852
                                                             ========      ========      ========
Net income (loss) per common share:
  Continuing operations.................................     $    .17      $   (.10)     $    .29
  Discontinued operations...............................          .10           .07           .07
                                                             --------      --------      --------
Net income (loss) per common share......................     $    .27      $   (.03)     $    .36
                                                             ========      ========      ========

     Fully diluted net income per common share is not presented for any period as it is not materially different from the above primary calculations.

     Common stock equivalents include stock options to purchase Common Stock. The convertible subordinated debt is not a common stock equivalent and does not have a material dilutive effect on net income (loss) per common share for any of the three years presented.

                        ALLWASTE, INC. AND SUBSIDIARIES

14. BUSINESS OPERATIONS AND GEOGRAPHIC INFORMATION --

     The primary business of the Company involves the provision of on-site industrial cleaning and waste management services (including hydroblasting and gritblasting and air moving and liquid vacuuming), waste transportation and processing, wastewater services, site remediation, maintenance services, turnaround and outage services, container cleaning and repair services, emergency spill response services and other general plant support services to the industrial customer. The Company's operations are located in the United States, Canada and Mexico, as summarized below (in thousands):

                                                  UNITED
                                                  STATES        CANADA        MEXICO         TOTAL
                                                 ---------     ---------     ---------     ---------
1996 --
  Revenues...................................    $ 347,484     $  32,952     $   1,729     $ 382,165
  Operating income (loss)....................       16,978         2,120          (356)       18,742
  Total assets...............................      320,222        16,522           443       337,187
1995 --
  Revenues...................................    $ 322,644     $  20,484     $   1,117     $ 344,245
  Operating income (loss)....................       11,253         1,375        (2,863)        9,765
  Total assets...............................      359,507        12,257           469       372,233
1994 --
  Revenues...................................    $ 263,210     $  22,611     $   1,040     $ 286,861
  Operating income (loss)....................       22,165         2,690        (1,506)       23,349
  Total assets...............................      297,063         9,578         2,622       309,263

                        ALLWASTE, INC. AND SUBSIDIARIES

15. QUARTERLY FINANCIAL DATA (UNAUDITED) --

     The table below sets forth consolidated operating results by fiscal quarter for the years ended August 31, 1996 and 1995, excluding the Company's discontinued glass recycling operations (in thousands, except per share data):

                                                  FIRST         SECOND        THIRD         FOURTH
                                                 QUARTER       QUARTER       QUARTER        QUARTER
                                                 --------      --------      --------      ---------
1996 --
  Revenues..................................     $ 99,798      $ 88,278      $ 98,731      $  95,358
  Gross profit..............................       26,744        18,659        25,621         24,729
  Net income (loss)
     Continuing operations..................        2,715        (1,357)        2,583          2,673
     Discontinued operations................        3,764         --            --            --
                                                 --------      --------      --------      ---------
                                                 $  6,479      $ (1,357)     $  2,583      $   2,673
                                                 ========      ========      ========      =========
  Net income (loss) per common share
     Continuing operations..................     $    .07      $   (.03)     $    .07      $     .07
     Discontinued operations................          .09         --            --            --
                                                 --------      --------      --------      ---------
                                                 $    .16      $   (.03)     $    .07      $     .07
                                                 ========      ========      ========      =========
1995 --
  Revenues..................................     $ 82,591      $ 78,433      $ 86,638      $  96,583
  Gross profit..............................       22,846        20,903        23,384         22,516
  Net income (loss)
     Continuing operations..................        2,926         1,507         2,170        (10,482)
     Discontinued operations................          794           825           872            282
                                                 --------      --------      --------      ---------
                                                 $3,720...     $  2,332      $  3,042      $ (10,200)
                                                 ========      ========      ========      =========
  Net income (loss) per common share
     Continuing operations..................     $    .08      $    .04      $    .06      $    (.27)
     Discontinued operations................          .02           .02           .02            .01
                                                 --------      --------      --------      ---------
                                                 $.10.....     $    .06      $    .08      $    (.26)
                                                 ========      ========      ========      =========

     Due to changes in weighted average common shares outstanding, the sum of the quarterly per share amounts for fiscal 1996 and 1995 do not equal earnings
(loss) per share for the respective years.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors of
  PECHINEY (ISW), INC., PPC (ISW), INC., and INTSEL SOUTHWEST LIMITED
PARTNERSHIP

     We have audited the accompanying combined statements of income and of cash flows for the nine months ended September 26, 1996 of Pechiney (ISW), Inc., PPC
(ISW), Inc. and Intsel Southwest Limited Partnership (collectively, the Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements audited by us present fairly, in all material respects, the combined results of operations and cash flows of Pechiney (ISW), Inc., PPC (ISW), Inc., and Intsel Southwest Limited Partnership for the nine months ended September 26, 1996, in conformity with accounting principles generally accepted in the United States of America.

PRICE WATERHOUSE LLP
Houston, Texas
April 7, 1997

                   PECHINEY (ISW), INC., PPC (ISW), INC. AND
                      INTSEL SOUTHWEST LIMITED PARTNERSHIP

                          COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 26, 1996
                         (in thousands of U.S. dollars)

Revenue.........................................................................     $ 99,014
Cost of sales...................................................................       84,369
                                                                                     --------
Gross profit....................................................................       14,645
                                                                                     --------
Operating expenses:
  Selling, general and administrative...........................................        5,485
  Depreciation expense..........................................................          699
                                                                                     --------
          Total operating expenses..............................................        6,184
                                                                                     --------
Operating income................................................................        8,461
                                                                                     --------
Other expenses:
  Management fees...............................................................          182
  Net interest expense..........................................................          150
                                                                                     --------
          Total other expenses..................................................          332
                                                                                     --------
Income before income taxes......................................................        8,129
Provision for income taxes......................................................        2,800
                                                                                     --------
Net income......................................................................     $  5,329
                                                                                     ========

         The accompanying notes are an integral part of this statement.

                   PECHINEY (ISW), INC., PPC (ISW), INC. AND
                      INTSEL SOUTHWEST LIMITED PARTNERSHIP

                        COMBINED STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 26, 1996
                         (in thousands of U.S. dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income......................................................................     $  5,329
Adjustments to reconcile net income to net cash used by operating activities:
  Depreciation and amortization.................................................          699
  Gains on sale of assets.......................................................          (81)
  Deferred income taxes.........................................................          565
  Changes in assets and liabilities:
     Decrease in accounts receivable............................................        1,267
     Increase in inventories....................................................       (4,783)
     Increase in prepaid expenses...............................................          (94)
     Increase in receivable from a related party................................       (5,761)
     Decrease in deposits.......................................................            8
     Decrease in accounts payable and accrued expenses..........................         (743)
     Decrease in accounts payable to a related party............................          (72)
     Increase in income taxes payable...........................................        2,235
     Increase in accrued pension liability......................................            3
     Increase in accrued post-retirement benefits...............................          134
                                                                                      -------
       Net cash used by operating activities....................................       (1,294)
                                                                                      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets........................................................         (315)
                                                                                      -------
Proceeds from sale of assets....................................................           96
                                                                                      -------
  Net cash used by investing activities.........................................         (219)
                                                                                      -------
Net decrease in cash and cash equivalents.......................................       (1,513)
Cash and cash equivalents at December 27, 1995..................................        1,513
                                                                                      -------
Cash and cash equivalents at September 26, 1996.................................     $  --
                                                                                      =======

         The accompanying notes are an integral part of this statement.

                   PECHINEY (ISW), INC., PPC (ISW), INC. AND
                      INTSEL SOUTHWEST LIMITED PARTNERSHIP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION:

     Effective September 27, 1996, Philip Metals, Inc. and PEN Metals, Inc. (subsidiaries of Philip Environmental Inc.) purchased their respective 100% ownership interests in Pechiney (ISW), Inc. and PPC (ISW), Inc. from Pechiney North America, Inc. (Pechiney) for $614,000 and $60,782,000, respectively.

     Pechiney (ISW), Inc. owns a one-percent interest in, and is the general partner of, Intsel Southwest Limited Partnership (Intsel).

     PPC (ISW), Inc. owns a 99-percent interest in, and is the sole limited partner of, Intsel.

     Intsel is a distributor of heavy carbon steel products throughout the Southwestern and Southeastern regions of the United States.

     The combined financial statements include the accounts of Pechiney (ISW), Inc., PPC (ISW), Inc. and Intsel (collectively referred to as the Company or the Partnership). All significant intercompany transactions have been eliminated in combination.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

     The combined financial statements have been prepared on the accrual basis using accounting principles generally accepted in the United States of America.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of revenue and expenses at the date of the financial statements. Actual results could differ from those estimates.

Revenue recognition

     Revenue from the distribution of heavy carbon steel products is recognized at the time of shipment.

Cash and cash equivalents

     Cash and cash equivalents consist of demand deposits and term deposits in money market instruments with original maturity dates of three months or less. Fair market value approximates cost for cash and cash equivalents.

Inventory

     Inventory is recorded at the lower of average cost or net realizable value.

Fixed assets

     Fixed assets are depreciated over their estimated useful lives using the straight-line method. Assets are depreciated beginning the month they are placed in service. Repair and maintenance costs associated with assets are charged to operations as incurred. The estimated useful lives of each asset class are as follows:

                                                                           YEARS
                                                                           -----
            Buildings.................................................     5-20
            Production machinery......................................     2-10
            Vehicles..................................................     2-10
            Furniture, fixtures and equipment.........................      2-7
            Leasehold improvements....................................        3

                   PECHINEY (ISW), INC., PPC (ISW), INC. AND
                      INTSEL SOUTHWEST LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), which requires accounting for impairment of long-lived assets and certain identifiable intangibles held for sale based on an analysis of future net cash flows for those assets. The adoption of SFAS 121 did not have a material effect on the Company's financial position or results of operations.

Income taxes

     The Company accounts for deferred income taxes using the liability method which provides for the recognition of deferred tax assets and liabilities based upon temporary differences between the tax basis of assets and liabilities and their carrying value for financial reporting purposes. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

NOTE 3 -- POST-RETIREMENT BENEFITS:

     The Company participates in the post-retirement benefit plan of Pechiney World Trade (USA). The defined benefit post-retirement plan provides certain health care and life insurance benefits for retired employees. Substantially all employees become eligible for these benefits if they have met certain age and service requirements at retirement. The Partnership had fully accrued the accumulated benefit obligation in accordance with the provisions of SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions", which requires accrual of these benefits during the years an employee provides service.

     Net periodic post-retirement benefit cost for the nine months ended September 26, 1996 was comprised of the following elements (in thousands of U.S. dollars):

            Current year service cost...................................     $ 64
            Interest accrued on post-retirement benefit obligations.....       34
                                                                             ----
            Net periodic post-retirement benefit cost...................     $ 98
                                                                             ====

     The assumed healthcare cost trend rate used in measuring the benefit obligation is 11% pre-age 65 in 1996 and 9% post-age 65 in 1996, declining at a rate of 1% per year to an ultimate rate of 6% in the year 2001 pre-age 65 and 5% post-age 65. A one percent increase in this rate in each year would increase the aggregate service and interest cost for 1996 by $51,000. The weighted average discount rates used in determining the benefit obligation at December 31, 1996 is 8%.

                   PECHINEY (ISW), INC., PPC (ISW), INC. AND
                      INTSEL SOUTHWEST LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- INCOME TAXES:

     The provision for income taxes (which is primarily federal) for the nine months ended September 26, 1996 consists of the following (in thousands of U.S. dollars):

            Current..................................................     $ 2,235
            Deferred.................................................         565
                                                                          -------
                                                                          $ 2,800
                                                                           ======

     The difference between income taxes at the statutory federal and effective income tax rates for the nine months ended September 26, 1996 is as follows (in thousands of U.S. dollars):

            Taxes computed by applying federal statutory rate........     $ 2,845
            Other....................................................         (45)
                                                                          -------
                                                                          $ 2,800
                                                                           ======

NOTE 5 -- RELATED PARTIES:

     During the nine months ended September 26, 1996, Pechiney funded the Company's cash requirements in excess of operating cash flows or borrowed the excess operating cash flow from the Company on a daily basis. The resulting liability/receivable accrued interest at 5.656% to 6.088% during the nine months ended September 26, 1996. During the nine months ended September 26, 1996, the Company paid $166,000 of interest expense to Pechiney and received $16,000 of interest income. These amounts have been netted for financial statement purposes.

     The Partnership obtains certain insurance coverages through its parent companies. Total allocation of insurance expense for the nine months ended September 26, 1996 was approximately $282,000. During the nine months ended September 26, 1996, the Company incurred $182,000 of management fees to Pechiney.

     During the nine months ended September 26, 1996, eligible employees of the Company participated in the pension plans provided by Pechiney. The Company recorded pension expense of $200,000 and contributed $191,000 to the Pechiney pension plans during the nine months ended September 26, 1996.

NOTE 6 -- COMMITMENTS:

     Future lease payments required under operating leases for premises, equipment and vehicles are as follows (in thousands of U.S. dollars):

            1997.......................................................     $ 246
            1998.......................................................       162
            1999.......................................................        38

     The Company incurred $255,000 in lease expense during the nine months ended September 26, 1996.

NOTE 7 -- CONTINGENCIES:

     The Company is named as a defendant in a lawsuit which has arisen in the ordinary course of its business. Management believes that this suit is not likely to have a material adverse effect on the Company's business or financial condition.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  LUNTZ CORPORATION

     We have audited the accompanying consolidated statements of income and cash flows of Luntz Corporation and subsidiary for the year ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated statements of income and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Luntz Corporation and subsidiary for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

Canton, Ohio                                                   Ernst & Young LLP
February 19, 1996

                        LUNTZ CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                          (in thousands of US dollars)

                                                                                   ELEVEN MONTHS
                                                                  YEAR ENDED           ENDED
                                                                  DECEMBER 31       NOVEMBER 30
                                                                     1995              1996
                                                                  -----------      -------------
                                                                                    (Unaudited)
Revenue:
  Net sales..................................................      $ 149,988         $ 123,541
Expenses:
  Cost of sales..............................................        135,588           110,301
  Office and administrative expenses.........................          7,281             8,649
  Interest expense...........................................            617               711
  Other (income) -- net......................................           (439)             (435)
                                                                  -----------      -------------
                                                                     143,047           119,226
                                                                  -----------      -------------
Income before income taxes...................................          6,941             4,315
Provision for income taxes...................................          2,617             1,796
                                                                  -----------      -------------
Net income...................................................      $   4,324         $   2,519
                                                                  ==========       ============

                            See accompanying notes.

                        LUNTZ CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (in thousands of US dollars)

                                                                                   ELEVEN MONTHS
                                                                  YEAR ENDED           ENDED
                                                                  DECEMBER 31       NOVEMBER 30
                                                                     1995              1996
                                                                  -----------      -------------
                                                                                    (Unaudited)
OPERATING ACTIVITIES
Net income...................................................       $ 4,324           $ 2,519
Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  Depreciation and amortization..............................         2,665             2,860
  Deferred income taxes......................................        (1,382)              234
  Gain on sale of equipment..................................           (12)              (21)
  Changes in operating assets and liabilities:
     Accounts receivable.....................................        (3,076)           (3,393)
     Inventories.............................................         2,909            (2,389)
     Prepaid expenses and other assets.......................          (264)             (132)
     Accounts payable........................................        (2,904)              (35)
     Accrued expenses and other liabilities..................         6,536                56
                                                                  -----------      -------------
Net cash provided (used) by operating activities.............         8,796              (301)
INVESTING ACTIVITIES
Purchases of property, plant and equipment...................        (8,834)           (4,153)
Proceeds from sale of equipment..............................           199                97
Change in short-term investments.............................           (19)              (64)
                                                                  -----------      -------------
Net cash used in investing activities........................        (8,654)           (4,120)
FINANCING ACTIVITIES
Change in notes payable to banks -- net......................            --             6,200
Proceeds from long-term borrowings...........................         4,299                35
Principal payments on long-term debt.........................          (661)             (889)
Principal payments on long-term obligations..................          (384)             (284)
Dividends paid...............................................           (97)             (180)
Purchase of treasury stock...................................            --              (171)
                                                                  -----------      -------------
Net cash provided by financing activities....................         3,157             4,711
                                                                  -----------      -------------
Increase in cash and cash equivalents........................         3,299               290
Cash and cash equivalents at beginning of period.............         1,575             4,874
                                                                  -----------      -------------
Cash and cash equivalents at end of period...................       $ 4,874           $ 5,164
                                                                  ==========       ============

                            See accompanying notes.

                        LUNTZ CORPORATION AND SUBSIDIARY

           NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND CASH FLOWS
                               DECEMBER 31, 1995

1.  ACCOUNTING POLICIES

     Description of Business

     The Corporation sells scrap metal, ferrous and non-ferrous, to industrial steel producers located principally in Ohio, Pennsylvania and the surrounding states. The financial statements of the Corporation are presented in U.S. dollars and are prepared in accordance with U.S. generally accepted accounting principles.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary. Significant intercompany accounts and transactions have been eliminated upon consolidation.

     Cash Equivalents

     The Corporation considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Concentration of Credit Risk

     Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. Credit terms are consistent with the industry and losses from credit sales are provided for in the financial statements.

     Inventories

     Inventories are valued at the lower of cost or market principally by the last-in, first-out (LIFO) method. In 1995, inventory quantities were reduced, resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the current costs. The effect of this liquidation was to increase 1995 net income by approximately $400,000.

     Property, Plant and Equipment

     Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Useful lives range from 5 to 40 years for buildings and improvements, 5 to 20 years for machinery and equipment and 5 to 10 years for furniture and fixtures.

     Intangible Assets

     Amortization is computed using the straight-line method over the estimated useful life of the intangible assets -- 4 to 15 years.

     Revenue Recognition

     Revenue from the sale/brokerage of ferrous and non-ferrous scrap metal is recognized at the time of shipment.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                        LUNTZ CORPORATION AND SUBSIDIARY

1.  ACCOUNTING POLICIES (CONTINUED)
     Interim Financial Information

     The accompanying unaudited consolidated statements of income and cash flows for the eleven months ended November 30, 1996, have been prepared by the Corporation in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of the interim period have been included.

2.  INCOME TAXES

     The provision for income taxes consists of the following for the year ended December 31, 1995:

            Current:
              Federal............................................     $3,238,000
              State and local....................................        761,000
                                                                      ----------
                                                                       3,999,000
            Deferred (credit)....................................     (1,382,000)
                                                                      ----------
                                                                      $2,617,000
                                                                      ==========

     The effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                            1995
                                                                           ------
            Statutory federal income tax rate.........................       34.0%
            Adjustments:
              State and local taxes, net of federal tax benefit.......        7.2
              Other items.............................................       (3.5)
                                                                           ------
            Effective income tax rate.................................       37.7%
                                                                           ======

3.  RETIREMENT PLANS

     The Corporation sponsors noncontributory trusteed retirement plans which cover certain hourly employees. These plans provide defined benefits based on years of credited service. The Corporation's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus additional amounts as the Corporation may determine to be appropriate.

     Assumptions used in accounting for defined benefit retirement plans for the year ended December 31, 1995 are as follows:

            Expected long-term rate of return on assets................     8.0%
            Discount rate..............................................     7.5%

                        LUNTZ CORPORATION AND SUBSIDIARY

3.  RETIREMENT PLANS (CONTINUED)
     The periodic pension expense for these plans for the year ended December 31, 1995 include the following:

            Service cost -- benefits earned during the period.....     $  81,000
            Interest cost on projected benefit obligation.........       173,000
            Actual return on plan assets..........................      (677,000)
            Net amortization and deferral.........................       424,000
                                                                       ---------
            Total pension expense.................................     $   1,000
                                                                       ==========

     At December 31, 1995, approximately 95 percent of the plans' assets were invested in listed stocks and bonds.

     The Corporation also sponsors a defined contribution 401(k) plan and a profit-sharing plan for its salaried employees. The 401(k) plan allows participants to make contributions, by salary reduction, pursuant to Section 401(k) of the Internal Revenue Code. The Corporation currently contributes 3% of an employee's compensation and also matches employees' contributions, limited to the lesser of 6% of total compensation or the statutory limit, at a rate of 50%. Employees vest immediately in their contributions and over a seven year period for the Corporation's contribution. The Corporation's contribution to the plan was $227,000 in 1995. The profit-sharing plan provides for an annual contribution of profits, at the discretion of the Board Directors, subject to the limitations of the plan. The Corporation expensed $250,000 in 1995 related to the profit-sharing plan.

4.  DEFERRED COMPENSATION AGREEMENTS

     The Corporation has provided deferred compensation agreements to certain retired executives. A liability equal to the present value of expected future payments has been accrued relating to these agreements. Office and administrative expenses included approximately $259,000 for 1995 relating to the deferred compensation agreements.

5.  RELATED PARTY TRANSACTIONS

     Rental expense amounted to approximately $359,000 in 1995, which included $261,000, paid to affiliates under short-term leases for facilities.

6.  COMMITMENTS AND CONTINGENCIES

     The Corporation is subject to legal proceedings and claims which arise in the ordinary course of their business. The Corporation is also involved in environmental claims relating to cleanup costs with environmental protection agencies with respect to certain sites.

     The Corporation, together with other parties, has been designated a potentially responsible party (PRP) under federal and state environmental protection laws for the remediation of alleged hazardous materials at third-party sites and one corporate owned site. Also, third parties have sought to have the Corporation designated as a PRP for certain other sites. In general, environmental protection laws provide that PRPs may be held jointly and severally liable for investigation and remediation costs regardless of fault. The Corporation has been aggressive in its continued pursuit of claims for reimbursement against the parties responsible for such environmental liabilities pursuant to the federal and state environmental laws that also allow such third-party claims and has aggressively defended itself against the above referenced environmental claims. Further, the Corporation has pursued claims against third-parties that are responsible for either causing such damages or paying for such claims, or both. Accordingly, the Corporation believes that any liabilities which may result from the resolution of these matters, will not have a material adverse effect on the financial condition, liquidity or cash flow of the Corporation.

                               INSIDE BACK COVER

        Photograph:     Heat exchanger bundle being removed by an extractor unit at a refinery.
           Caption:     Philip is a North American leader in providing "turnaround", or scheduled maintenance services, to the petrochemical industry.
        Photograph:     Man dressed in complete protection suit gritblasting the inside of a tank.
           Caption:     Philip provides gritblasting services to clean surfaces on electrostatic precipitators and boilers.
        Photograph:     Man painting blue truck in assembly plant.
           Caption:     Philip's EPOC paint overspray recovery process eliminates the landfilling of paint sludge, a significant waste stream generated in automobile production.
        Photograph:     Mill scale being transported by grab hook at steel mill.
           Caption:     Mill scale, a high iron-bearing by-product of steel manufacturing, is processed by Philip for reuse as a raw material in steel production.
        Photograph:     Liquid aluminum pouring from furnace and cast into ingots.
           Caption:     Philip is a large processor of aluminum dross, a by-product of aluminum smelting, and recovers aluminum for reuse by refiners.

  [DESCRIPTION OF BACKGROUND: CLOSE UP PHOTO OF ALUMINUM DEOXIDIZING PRODUCTS,
                WHICH ARE CONE SHAPED AND GOLD TONED IN COLOR.]

                                                                   [PHILIP LOGO]

NO DEALER, SALES PERSON, OR ANY
OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN
                                            20,000,000 SHARES
THOSE CONTAINED IN THIS PROSPECTUS
IN CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS, AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR ANY OF THE
UNDERWRITERS. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNPHILIP SERVICES CORP.
DER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE THE DATE AS OF
WHICH INFORMATION IS GIVEN IN THIS
PROSPECTUS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR SOLICITATION
BY ANYONE IN ANY JURISDICTION IN
WHICH SUCH OFFER OR SOLICITATION IS
                                            COMMON SHARES
NOT AUTHORIZED OR IN WHICH THE
PERSON MAKING
                                            (NO PAR VALUE)
SUCH OFFER OR SOLICITATION IS NOT
QUALIFIED TO DO SO OR TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH
SOLICITATION.

--------------------------------------------------------------

         TABLE OF CONTENTS

                                        PAGE
                                       ------
Enforceability of Certain Civil
  Liabilities..........................      5
Forward-Looking Statements.............      5
Presentation of Financial
  Information..........................      5
Exchange Rate Information..............      6
Prospectus Summary.....................      7

                                            [LOGO]

Risk Factors...........................     14
Use of Proceeds........................     18
Dividend Policy and Record.............     18
Price Range and Trading Volume of the
  Common Shares........................     19
Consolidated Capitalization............     20
Unaudited Pro Forma Consolidated
  Financial Information................     21
Selected Consolidated Historical
  Financial Data.......................     31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     33

                                            SALOMON BROTHERS INC

Business...............................     40
Recent Acquisitions....................     60

                                            MERRILL LYNCH & CO.

Management.............................     62
Certain Transactions...................     66
Security Ownership of Certain
  Beneficial Owners and Management.....     66
Share Capital of the Company...........     68
Description of Certain Indebtedness....     68
Material Income Tax Considerations.....     69
Underwriting...........................     72
Legal Matters..........................     74

                                            PROSPECTUS

Experts................................     75
Available Information..................     75

                                            DATED                     , 1997

Index to Financial Statements..........    F-1

I,2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Securities and Exchange Commission registration fee..................     $   134,446
    NASD fee.............................................................          30,500
    *NYSE, TSE and ME listing fees.......................................         140,000
    *Printing and engraving expenses.....................................         350,000
    *Legal fees and expenses.............................................       1,200,000
    *Accounting fees and expenses........................................         450,000
    *Transfer agent fees and expenses....................................          20,000
    *Miscellaneous.......................................................         175,054
                                                                                 --------
    Total................................................................     $ 2,500,000
                                                                                 ========

---------------

* Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant's request as a director or officer of another company of which the Registrant is or was a stockholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of such position, and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may, with the approval of the court, be made in connection with the procuring of a judgment in favor of the Registrant or such other company if the conditions set forth above have been fulfilled. A director or officer is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

     In accordance with the Business Corporations Act (Ontario), the By-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a company in which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he was made a part by reason of his being or having been a director or officer of the Registrant or such other company, if he acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The By-laws also provide that the Registrant shall indemnify the above described persons in such other circumstances as the Business Corporations Act (Ontario) permits or requires. The By-laws do not limit the right of a person entitled to indemnity to claim indemnity apart from the provisions of the By-laws.

     The Registrant has the benefit of an insurance policy for itself and its directors and officers against liability incurred by them in the performance of their duties as directors or officers of the Registrant. The aggregate amount of coverage under the policy is Cdn$25 million per policy year.

     The form of Underwriting Agreements governing the offering registered under this Registration Statement contains provisions by which the underwriters agree to indemnify the Registrant, each person who controls the Registrant within the meaning of the Securities Act of 1933, as amended

(the "Securities Act"), and each officer and director of the Registrant, with respect to information furnished by the underwriters for use in this Registration Statement.

     Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

(a) Securities Issued Pursuant to Acquisitions:

     (i) On September 11, 1997, the Registrant issued 354,430 Common Shares in connection with the acquisition of certain assets of A-C-I Holdings Inc., a Canadian corporation. The transactions were exempt under Regulation S under the Securities Act.

     (ii) On August 11, 1997, the Registrant issued 2,684,371 Common Shares to shareholders of Intermetco Limited outside the United States in connection with the acquisition of Intermetco. The transactions were exempt under Regulation S under the Securities Act.

     (iii) On July 31, 1997, the Registrant issued 286,418 Common Shares in connection with the acquisition of the stock of D&L, Inc. The transaction was exempt under Section 4(2) of the Securities Act.

     (iv) On July 3, 1997, the Registrant issued 422,331 Common Shares in connection with the acquisition of the stock of Roth Bros. Smelting Corp. The transaction was exempt under Section 4(2) of the Securities Act.

     (v) On June 2, 1997, the Registrant issued 42,412 Common Shares in connection with the acquisition of Uniflo Utilities Management Corp., a Canadian company. The transaction was exempt under Regulation S under the Securities Act.

     (vi) On May 2, 1997, the Registrant issued 256,792 Common Shares in connection with the acquisition of Lynx Environmental Services Limited, a Canadian corporation. The transaction was exempt under Regulation S under the Securities Act.

     (vii) On February 12, 1997, the Registrant issued 556,390 Common Shares in connection with the acquisitions of Conversion Resources, Inc. and Warrenton Resources, Inc. The transactions were exempt under Section 4(2) of the Securities Act.

     (viii) On February 7, 1997, the Registrant issued 222,165 Common Shares in connection with the acquisition of RMF Global, Inc. The transaction was exempt under Section 4(2) of the Securities Act.

     (ix) On January 7, 1997, the Registrant issued 2,222,222 Common Shares in connection with the acquisition of Luntz Corporation. The transaction was exempt under Section 4(2) of the Securities Act.

     (x) On June 3, 1996, the Registrant issued 720,850 Common Shares in connection with the acquisition of Delsan Environmental Group Inc., a Canadian corporation. The transaction was exempt under Regulation S under the Securities Act.

     (xi) On February 15, 1996, the Registrant issued 64,209 Common Shares in connection with the acquisition of Citadel Environmental Services, a Canadian corporation. The transaction was exempt under Regulation S under the Securities Act.

     (xii) On September 28, 1995, the Registrant issued 79,293 Common Shares in connection with the acquisition of Thorburn-Penny Limited, a Canadian corporation. The transaction was exempt under Regulation S under the Securities Act.

     (xiii) On May 26, 1995, the Registrant issued 114,823 Common Shares in connection with the acquisition of Thomas Environmental Management Inc., a Canadian corporation. The transaction was exempt under Regulation S under the Securities Act.

     (xiv) On March 31, 1995, the Registrant issued 1,174,566 Common Shares in connection with the acquisition of Nortru, Inc. The transaction was exempt under Section 4(2) of the Securities Act.

     (xv) On January 5, 1995, the Registrant issued 32,985 Common Shares in connection with the acquisition of 836750 Ontario Inc., a Canadian corporation. The transaction was exempt under Regulation S under the Securities Act.

     (xvi) On November 10, 1994, the Registrant issued 919,842 Common Shares in connection with the acquisition of Entreprises Delcapitale Limitee Ontario Inc., a Canadian corporation. The transaction was exempt under Regulation S under the Securities Act.

(b) Securities issued pursuant to the exercise of stock options:

     (i) For the fiscal year ended December 31, 1995, the Registrant issued 23,614 Common Shares in connection with exercise of employee stock options by officers and employees in Canada. The transactions were exempt under Regulation S under the Securities Act.

     (ii) Between September 1, 1994 and December 31, 1994, the Registrant issued 180,000 Common Shares in connection with exercise of employee stock options by officers and employees in Canada. The transactions were exempt under Regulation S under the Securities Act.

(c) Other securities issued:

     (i) On November 10, 1994, the Registrant issued 13,326 Common Shares as settlement for an account payable to a Canadian person. The transaction was exempt under Regulation S under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.  EXHIBITS

     The following exhibits are attached hereto:

    EXHIBIT
    NUMBER                                          TITLE
    ------      -----------------------------------------------------------------------------
       *1.1     Form of U.S. Underwriting Agreement
        3.1     Articles of Amalgamation of Lincoln Waste Management Inc. (previous name of the Registrant), dated April 15, 1991 (filed as Exhibit 1.2 to the
                Registration Statement on Form 20-F of the Registrant dated January 14, 1993
                (File No. 0-20854) and incorporated herein by reference)
        3.2     By-Laws of Lincoln Waste Management Inc. (previous name of the Registrant), dated August 16, 1990 (filed as Exhibit 1.3 to the Registration Statement on
                Form 20-F of the Registrant dated January 14, 1993 (File No. 0-20854) and incorporated herein by reference)
       *5.1     Opinion of Stikeman, Elliott as to certain Canadian tax matters and the legality of the securities offered hereby
        8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S.
                Federal tax matters
       10.1     Stock Purchase Agreement dated December 20, 1996 among Pechiney North
                America, Inc., Philip Metals (Delaware), Inc. and PEN Metals (Delaware), Inc.
                relating to the acquisition of Instel Southwest Limited Partnership (filed as
                Exhibit 10.1 to the Registration Statement on Form F-4 of the Registrant
                (File No. 333-6834) and incorporated herein by reference)
       10.2     Agreement and Plan of Reorganization dated December 30, 1996 among Philip
                Environmental Inc., Philip Environmental Delaware Acquisition Corp. and Luntz
                Corporation (filed as Exhibit 10.2 to the Registration Statement on Form F-4
                of the Registrant (File No. 333-6834) and incorporated herein by reference)
       10.3     Agreement and Plan of Merger, dated as of March 5, 1997, by and among Philip
                Environmental Inc., Taro Aggregates Ltd., an Ontario corporation and a wholly owned subsidiary of the Registrant ("Taro"), Philip/Atlas Merger Corp., a
                Delaware corporation and a wholly owned subsidiary of Taro, and Allwaste,
                Inc., a Delaware corporation (attached as Annex A to the Proxy
                Statement/Prospectus included in the Registration Statement on Form F-4 of the Registrant (File No. 332-6272) and incorporated herein by reference)
       10.4     Agreement and Plan of Merger dated March 5, 1997, among Philip Environmental
                Inc., Taro Aggregates Ltd., ST Acquisition Corporation and Serv-Tech, Inc.
                (included as Appendix A to the Proxy Statement/Prospectus in Part I of the
                Registration Statement on Form F-4 of the Registrant (File No. 333-6834) and
                incorporated herein by reference)
       10.5     Credit Agreement, dated as of August 11, 1997, among Philip Services Corp.,
                Philip Environmental (Delaware), Inc., Canadian Imperial Bank of Commerce,
                Bankers Trust Company, Dresdner Bank of Canada, Dresdner Bank AG/New York
                Branch), Royal Bank of Canada and the various persons from time to time subject to the Credit Agreement as Lenders
       21.1     Subsidiaries of the Registrant
      *23.1     Consent of Stikeman, Elliott (included in Exhibit 5.1)
       23.2     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
       23.3     Consent of Deloitte & Touche with respect to the financial statements of the
                Registrant
       23.4     Consent of Arthur Andersen LLP with respect to the financial statements of
                Allwaste
       23.5     Consent of Price Waterhouse LLP with respect to the combined statements of income and of cash flows of Pechiney (ISW), Inc., PPC (ISW), Inc. and Intsel
                Southwest Limited Partnership for the nine months ended September 26, 1996

    EXHIBIT
    NUMBER                                          TITLE
    ------      -----------------------------------------------------------------------------
       23.6     Consent of Ernst & Young LLP with respect to the financial statements of
                Luntz
       24.1     Powers of Attorney (contained on the signature pages of this Registration
                Statement)

---------------

* To be supplied by amendment.

B.  FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules of the Registrant are filed herewith:

     SCHEDULES

     II.   Valuation and Qualifying Accounts

     III.   Valuation and Qualifying Accounts

     IV.   Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes that:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Province of Ontario, Canada, on September 29, 1997


                                            PHILIP SERVICES CORP.

                                            By:     /s/ ALLEN FRACASSI

                                              ----------------------------------
                                              ALLEN FRACASSI
                                              President and Chief Executive
                                                Officer

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Philip Services Corp. whose signature appears below constitutes and appoints Allen Fracassi and Marvin Boughton, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any or all amendments, including post-effective amendments, and supplements to this Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on September 29, 1997


                   SIGNATURE                                          TITLE
-----------------------------------------------     ------------------------------------------
              /s/ ALLEN FRACASSI
-----------------------------------------------
                ALLEN FRACASSI                      President, Chief Executive Officer and
                                                    Director (Principal Executive Officer)

              /s/ MARVIN BOUGHTON
-----------------------------------------------
                MARVIN BOUGHTON                     Executive Vice-President and Chief
                                                    Financial Officer (Principal Financial
                                                    Officer and Principal Accounting Officer)

              /s/ HOWARD L. BECK
-----------------------------------------------
                HOWARD L. BECK                      Director

                /s/ ROY CAIRNS
-----------------------------------------------
                  ROY CAIRNS                        Director

              /s/ PHILIP FRACASSI
-----------------------------------------------
                PHILIP FRACASSI                     Director

-----------------------------------------------
                 NORMAN FOSTER                      Director

             /s/ WILLIAM E. HAYNES
-----------------------------------------------
               WILLIAM E. HAYNES                    Director

             /s/ ROBERT L. KNAUSS
-----------------------------------------------
               ROBERT L. KNAUSS                     Director

-----------------------------------------------
                  FELIX PARDO                       Director

               /s/ DERRICK ROLFE
-----------------------------------------------
                 DERRICK ROLFE                      Director


                   SIGNATURE                                          TITLE
-----------------------------------------------     ------------------------------------------
              /s/ HERMAN TURKSTRA
-----------------------------------------------
                HERMAN TURKSTRA                     Director

               /s/ ROBERT WAXMAN
-----------------------------------------------
                 ROBERT WAXMAN                      Director

                           AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Philip Services Corp. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Province of Ontario, Canada on September 29, 1997


                                          Philip Environmental (New York) Inc.
                                          (Authorized United States
                                          Representative)

                                          By:      /s/ COLIN H. SOULE


                                            Name: COLIN H. SOULE
                                            Title:  Secretary

                AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of
  PHILIP SERVICES CORP.:

     We have audited the consolidated balance sheets of Philip Services Corp. as at December 31, 1996 and 1995, and the consolidated statements of earnings, retained earnings, and changes in financial position for each of the years in the three year period ended December 31, 1996, and have issued our report thereon; such consolidated financial statements and our report thereon are included elsewhere herein. Our examination also comprehended the Schedule of Additional Disclosures Required Under Regulation 210.12-09 of Regulation S-X of the Securities Exchange Act of 1934 as at December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996. In our opinion, this schedule, when considered in relation to the basic consolidated financial statements as at and for each of the years in the three year period ended December 31, 1996 referred to above, presents fairly, in all material respects, the information shown therein.

Deloitte & Touche
Chartered Accountants

Mississauga, Ontario
September 24, 1997

                             PHILIP SERVICES CORP.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                    COLUMN B                  COLUMN C -- ADDITIONS                                COLUMN E
  COLUMN A      -----------------    ---------------------------------------      COLUMN D       -------------
-------------      BALANCE AT            CHARGED TO           CHARGED TO        -------------     BALANCE AT
 DESCRIPTION    DECEMBER 31, 1996    COSTS AND EXPENSES    OTHER ACCOUNTS(1)    DEDUCTIONS(2)    JUNE 30, 1997
-------------   -----------------    ------------------    -----------------    -------------    -------------
Allowance for
  Doubtful
  Accounts...       (8,091,568)           (2,100,566)          (1,128,768)          290,587        (11,130,315)

---------------

(1) Opening balances in companies acquired during the six months ended June 30, 1997.

(2) Write-off of uncollectible accounts.

                             PHILIP SERVICES CORP.

               SCHEDULE III -- VALUATION AND QUALIFYING ACCOUNTS

                          COLUMN B                  COLUMN C -- ADDITIONS                                  COLUMN E
     COLUMN A         -----------------    ---------------------------------------      COLUMN D       -----------------
-------------------      BALANCE AT            CHARGED TO           CHARGED TO        -------------       BALANCE AT
    DESCRIPTION       DECEMBER 31, 1995    COSTS AND EXPENSES    OTHER ACCOUNTS(1)    DEDUCTIONS(2)    DECEMBER 31, 1996
-------------------   -----------------    ------------------    -----------------    -------------    -----------------
Allowance for
  Doubtful
  Accounts.........       (5,528,041)          (2,667,425)            (998,369)         1,102,267          (8,091,568)

---------------

(1) Opening balances in companies acquired during the year.

(2) Write-off of uncollectible accounts.

                             PHILIP SERVICES CORP.

                SCHEDULE IV -- VALUATION AND QUALIFYING ACCOUNTS

                            COLUMN B                COLUMN C -- ADDITIONS                                 COLUMN E
      COLUMN A          -----------------    ------------------------------------      COLUMN D       -----------------
---------------------      BALANCE AT            CHARGED TO          CHARGED TO      -------------       BALANCE AT
     DESCRIPTION        DECEMBER 31, 1994    COSTS AND EXPENSES    OTHER ACCOUNTS    DEDUCTIONS(1)    DECEMBER 31, 1995
---------------------   -----------------    ------------------    --------------    -------------    -----------------
Allowance for
  Doubtful
  Accounts...........       (4,969,903)          (1,866,299)          --               1,308,161          (5,528,041)

---------------

(1) Write-off of uncollectible accounts.

    EXHIBIT
    NUMBER                                  DESCRIPTION                                PAGE NO.
    ------      --------------------------------------------------------------------   --------
       *1.1     Form of U.S. Underwriting Agreement.................................
        3.1     Articles of Amalgamation of Lincoln Waste Management Inc. (previous name of the Registrant), dated April 15, 1991 (filed as Exhibit 1.2 to the Registration Statement on Form 20-F of the Registrant dated
                January 14, 1993 (File No. 0-20854) and incorporated herein by reference)..........................................................
        3.2     By-Laws of Lincoln Waste Management Inc. (previous name of the
                Registrant), dated August 16, 1990 (filed as Exhibit 1.3 to the
                Registration Statement on Form 20-F of the Registrant dated January
                14, 1993 (File No. 0-20854) and incorporated herein by reference)...
       *5.1     Opinion of Stikeman, Elliott as to certain Canadian tax matters and the legality of the securities offered hereby.......................
        8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain
                U.S. Federal tax matters............................................
       10.1     Stock Purchase Agreement dated December 20, 1996 among Pechiney
                North America, Inc., Philip Metals (Delaware), Inc. and PEN Metals
                (Delaware), Inc. relating to the acquisition of Instel Southwest
                Limited Partnership (filed as Exhibit 10.1 to the Registration
                Statement on Form F-4 of the Registrant (File No. 333-6834) and
                incorporated herein by reference)...................................
       10.2     Agreement and Plan of Reorganization dated December 30, 1996 among
                Philip Environmental Inc., Philip Environmental Delaware Acquisition
                Corp. and Luntz Corporation (filed as Exhibit 10.2 to the
                Registration Statement on Form F-4 of the Registrant (File No.
                333-6834) and incorporated herein by reference).....................
       10.3     Agreement and Plan of Merger, dated as of March 5, 1997, by and among Philip Environmental Inc., Taro Aggregates Ltd., an Ontario
                corporation and a wholly owned subsidiary of the Registrant
                ("Taro"), Philip/Atlas Merger Corp., a Delaware corporation and a wholly owned subsidiary of Taro, and Allwaste, Inc., a Delaware corporation (attached as Annex A to the Proxy Statement/Prospectus included in the Registration Statement on Form F-4 of the Registrant
                (File No. 332-6272) and incorporated herein by reference)...........
       10.4     Agreement and Plan of Merger dated March 5, 1997,among Philip
                Environmental Inc., Taro Aggregates Ltd., ST Acquisition Corporation
                and Serv-Tech, Inc. (included as Appendix A to the Proxy
                Statement/Prospectus in Part I of the Registration Statement on Form
                F-4 of the Registrant (File No. 333-6834) and incorporated herein by reference)..........................................................
       10.5     Credit Agreement, dated as of August 11, 1997, among Philip Services
                Corp., Philip Environmental (Delaware), Inc., Canadian Imperial Bank
                of Commerce, Bankers Trust Company, Dresdner Bank of Canada,
                Dresdner Bank AG/New York Branch), Royal Bank of Canada and the
                various persons from time to time subject to the Credit Agreement as
                Lenders.............................................................
       21.1     Subsidiaries of the Registrant......................................
      *23.1     Consent of Stikeman, Elliott (included in Exhibit 5.1)..............
       23.2     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
                Exhibit 8.1)........................................................
       23.3     Consent of Deloitte & Touche with respect to the financial statements of the Registrant........................................
       23.4     Consent of Arthur Andersen LLP with respect to the financial statements of Allwaste..............................................
       23.5     Consent of Price Waterhouse LLP with respect to the combined statements of income and of cash flows of Pechiney (ISW), Inc., PPC
                (ISW), Inc. and Intsel Southwest Limited Partnership for the nine months ended September 26, 1996.....................................

    EXHIBIT
    NUMBER                                  DESCRIPTION                                PAGE NO.
    ------      --------------------------------------------------------------------   --------
       23.6     Consent of Ernst & Young LLP with respect to the financial statements of Luntz.................................................
       24.1     Powers of Attorney (contained on the signature pages of this
                Registration Statement).............................................

---------------

* To be supplied by amendment.